UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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Dover Corporation

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Notice Of Annual Meeting Of Shareholders

March 24, 2009

Dear Fellow Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders at Embassy Suites Palm Desert, 74-700 Highway 111, Palm Desert, California 92260, on May 7, 2009, at 1:00 p.m. local time, to be held for the following purposes:

1.	To elect twelve directors;

2.	To approve amendments to the 2005 Equity and Cash Incentive Plan;

3.	To approve amendments to the Executive Officer Annual Incentive Plan;

4.	To act upon a shareholder proposal regarding a climate change report; and

5.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009.

All holders of record at the close of business on March 10, 2009 are entitled to vote at the meeting or any adjournments thereof. We urge you to vote your shares as soon as possible.

By authority of the board of directors,

Joseph W. Schmidt
Secretary

PROXY STATEMENT

www.dovercorporation.com
280 Park Avenue
New York, New York 10017
PROXY STATEMENT
GENERAL INFORMATION ABOUT THE ANNUAL MEETING

We are providing this proxy statement to our shareholders in connection with the solicitation of proxies by the board of directors for use at our 2009 Annual Meeting of Shareholders (the “Meeting”).

Record Date

As of the close of business on March 10, 2009, the record date for determining shareholders eligible to vote at the Meeting, we had outstanding 186,013,418 shares of common stock. Each share of common stock is entitled to one vote on each matter.

Electronic Delivery of Proxy Materials

We have made available to you over the Internet or delivered paper copies of our proxy statement, a proxy card and our Annual Report (of which our 2008 Annual Report on Form 10-K is a part) in connection with the Meeting. This year, we are pleased to be using the SEC’s rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our shareholders a notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials. All shareholders receiving the notice will have the ability to access the proxy materials over the Internet and to request a paper copy by mail by following the instructions in the notice. In addition, the notice contains instructions for electing to receive proxy materials over the Internet or by mail in future years.

Proxy Voting; Items of Business

The shares covered by your proxy will be voted in accordance with your voting instructions. If you vote by proxy card and sign the card without giving specific instructions, the shares covered by your proxy will be voted as follows:

•	for the election of the twelve nominees for director;

•	for approval of amendments to the 2005 Equity and Cash Incentive Plan (the “2005 plan”);

•	for approval of amendments to the Executive Officer Annual Incentive Plan (the “annual bonus plan”);

•	against the shareholder proposal for a climate change report; and

•	for ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for 2009.

Quorum; Abstentions and Broker Non-Votes; Vote Required

For purposes of the Meeting, there will be a quorum if the holders of a majority of the outstanding shares of our common stock are present in person or by proxy. Abstentions and broker non-votes will be included in determining whether a quorum exists. A majority of the votes cast at the Meeting is required to elect directors. This means that the number of votes cast “FOR” a director must exceed the number of votes cast “AGAINST” that director in order for that director to be elected. Abstentions and broker non-votes will not count as a vote cast with respect to that director and will have no effect on the outcome of the vote. Proposals 2, 3, 4 and 5 will require the affirmative vote of a majority of shares present in person or by proxy and entitled to vote at the Meeting. For Proposals 2, 3, 4 and 5, abstentions and broker non-votes will have the same effect as a vote against the proposal. Our organizational documents do not provide for cumulative voting.

Voting Procedures; Revoking Your Proxy

You may vote over the Internet, by telephone, or by mail by following the instructions provided in the notice or the printed copy of the proxy materials. If you hold your shares in “street name” through a broker or other nominee, you must follow the instructions provided by your broker or nominee to vote your shares. If you are a shareholder of record, whether you give your proxy over the Internet, by telephone or by mail, you may revoke it at any time before it is exercised. You may enter a new vote by using the Internet or the telephone or by mailing a new proxy card bearing a later date so it is received prior to the Meeting.

Shareholders Sharing the Same Address

SEC rules permit us to deliver only one copy of the proxy statement or the notice of internet availability of the proxy statement to multiple shareholders of record who share the same address and have the same last name, unless we have received contrary instructions from one or more of the shareholders. This delivery method, called “householding”, reduces our printing and mailing costs. Shareholders who participate in householding will continue to receive or have internet access to separate proxy cards.

If you are a shareholder of record and wish to receive a separate copy of the proxy statement, now or in the future, at the same address, or you are currently receiving multiple copies of the proxy statement at the same address and wish to receive a single copy, please write to or call the Corporate Secretary, Dover Corporation, 280 Park Avenue, 34W, New York, NY 10017, telephone: (212) 922-1640.

Beneficial owners sharing an address who are currently receiving multiple copies of the proxy materials or notice of internet availability of the proxy materials and wish to receive a single copy in the future, or who currently receive a single copy and wish to receive separate copies in the future, should contact their bank, broker or other holder of record to request that only a single copy or separate copies, as the case may be, be delivered to all shareholders at the shared address in the future.

Proxy Solicitation Costs

We will pay the reasonable and actual costs of printing, mailing and soliciting proxies, but we will not pay a fee to any of our officers or employees or to officers or employees of any of our subsidiaries as compensation for soliciting proxies. We have retained Morrow & Co. to solicit brokerage houses and other custodians, nominees or fiduciaries, and to send proxies and proxy materials to the beneficial owners of such shares, for a fee of $9,000 plus expenses.

ITEMS TO BE VOTED UPON

Proposal 1 — Election of Directors

There are twelve nominees for election to our board at this meeting. If any nominee for election becomes unavailable to serve as a director before the meeting, an event which we do not anticipate, the persons named as proxies will vote for a substitute nominee or nominees as may be designated by our board of directors. Directors will be elected by a majority of the votes cast for and against them. All of the nominees for director for election at the Meeting currently serve on our board and are being proposed by our board. Each director elected at the Meeting will serve until the election and qualification of his or her successor.

David H. Benson

Senior Advisor, Fleming Family & Partners (since September 2001; investment management company); Director of Murray International Investment Trust, F. F. and P. Alternative Strategies Income Fund and F.F. and P. Managed Portfolio Funds (investment management companies); formerly Vice Chairman of The Kleinwort Benson Group plc (financial services company), Chairman of The COIF Charities Fund (investment and cash management for charities), Director of BG Group plc (gas exploration and production) and The Rouse Company (real estate development). Age 71

Director since 1995

Robert W. Cremin

Chairman (since 2001), President (since 1997) and Chief Executive Officer (since 1999), Esterline Technologies Corporation (manufacturer of aerospace and defense products); Director of British-American Business Council of the Pacific Northwest; British Honorary Consul in Seattle. Age 68

Director since 2005

Thomas J. Derosa

Private Investor; formerly Vice Chairman and Chief Financial Officer (until November 2004), The Rouse Company (real estate development) and Global Co-Head, Health Care Investment Banking Group, Deutsche Bank AG (from 1999 to 2002); Director of Health Care REIT, Inc. (REIT with investments in health care facilities) (since 2004); Director of Value Retail PLC (luxury outlet shopping development) (since July 2005). Age 51

Director since 2007

Jean-Pierre M. Ergas

Chairman of the Board (since January 2000), Chief Executive Officer (from 2000 to 2007) and Director (since 1995), BWAY Corporation (steel and plastic container manufacturer); Director of Plastic Omnium (manufacturer of automotive components and plastic products). Age 69

Director since 1994

Peter T. Francis

President and Chief Executive Officer (since 1994) and Chairman of the Board of Directors (from 1993 to 2008), J. M. Huber Corporation (privately held diversified company focused on engineered materials, natural resources and technology-based services). Age 56

Director since 2007
Kristiane C. Graham Private Investor. Age 51
Director since 1999

James L. Koley

Chairman (since May 2008) and Lead Director (since March 2008) of the Board of Directors of Dover. Director (until April 2006) and Chairman (until February 2002) of Art’s-Way Manufacturing Co., Inc. (agricultural manufacturer). Age 78

Director since 1989

Robert A. Livingston

President and Chief Executive Officer of Dover (since December 1, 2008); President and Chief Operating Officer of Dover (from July 2008 to December 2008); Vice President of Dover, President and Chief Executive Officer of Dover Engineered Systems (from August 2007 to July 2008); President and Chief Executive Officer of Dover Electronics, Inc. (from October 2004 to July 2007); President of Vectron International (from January 2004 to October 2004). Age 56

Director since 2008
Richard K. Lochridge President, Lochridge & Company, Inc. (management consulting firm); Director of The Lowe’s Company, Inc. (home improvement retailer) and PETsMART (pet supplies retailer). Age 65
Director since 1999

Bernard G. Rethore

Chairman of the Board Emeritus, Flowserve Corporation (fluid transfer and control equipment and services); previously Chairman (from July 1997 to April 2000), Chief Executive Officer (from July 1997 to December 1999) and President (from October 1998 to July 1999), Flowserve Corporation; Director of Mueller Water Products, Inc. (fire hydrants, valves and ductile iron pipes), Belden, Inc. (signal transmission solutions) and Walter Industries, Inc. (energy and natural resources). Age 67

Director since 2001
Michael B. Stubbs Private Investor; Director of Moore-Handley, Inc. (wholesale hardware distributor). Age 60
Director since 1999

Mary A. Winston

Senior Vice President and Chief Financial Officer, Giant Eagle Inc. (grocery and fuel retailer) (since September 2008); formerly, President, Winsco Financial LLC (financial and strategic consulting firm) (from July 2007 to September 2008); Executive Vice President and Chief Financial Officer, Scholastic Corporation (children’s publishing and media company) (from February 2004 to January 2007); Director of Plexus Corporation (electronics manufacturing services company). Age 47

Director since 2005

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES.

Board of Directors and Committees

Our board of directors met eight times during 2008. Our board has three standing committees — the audit committee, the compensation committee and the governance and nominating committee. Each of these committees has a written charter which is available on our website at www.dovercorporation.com. In 2008, each director attended at least 75% of the meetings of our board of directors and the standing committees of which he or she was a member.

Audit Committee

The audit committee is currently composed of four directors. All of its members satisfy all the criteria for being “independent” members of our board and the audit committee established by the SEC and the New York Stock Exchange Listing Standards (“NYSE Listing Standards”) and also our standards for classification as an independent director (the “Dover Independence Standards”) which are available on our website at www.dovercorporation.com. In addition, our board of directors has determined that all members of the audit committee qualify as “audit committee financial experts” as defined in SEC rules. The primary functions of the audit committee consist of:

•	selecting and engaging our independent registered public accounting firm (“independent auditors”); overseeing the work of our independent auditors and our director of internal audit;

•	approving in advance all services to be provided by, and all fees to be paid to, our independent auditors, who report directly to the committee;

•	reviewing with management and the independent auditors the audit plan and results of the auditing engagement; and

•	reviewing with management and our independent auditors the quality and adequacy of our internal accounting controls.

The audit committee’s responsibilities, authority and resources are described in greater detail in its written charter. In 2008, the audit committee held eight meetings. The members of the audit committee are Mary A. Winston (Chair), Thomas J. Derosa, Bernard G. Rethore and Michael B. Stubbs. See “Items to be Voted Upon — Proposal 5 — Ratification of Appointment of Independent Registered Public Accounting Firm — Audit Committee Report” elsewhere in this proxy statement.

Compensation Committee

The compensation committee is composed of five directors. All of its members satisfy all the criteria for being “independent” members of our board established by the SEC and the NYSE

Listing Standards, as well as the Dover Independence Standards. The compensation committee, together with our other independent directors, approves compensation for our chief executive officer. The compensation committee also:

•	approves compensation for executive officers who report directly to the CEO (together with the CEO, “senior executive officers”);

•	grants awards and approves payouts under our 2005 plan and our annual bonus plan;

•	approves changes to the compensation plans; and

•	supervises the administration of the compensation plans.

As noted above, the compensation committee annually reviews the performance of our chief executive officer and recommends his compensation for review and revision or approval by our independent directors acting as a group. The compensation of the executive officers who report directly to the chief executive officer is recommended by the chief executive officer to the committee, which reviews and revises or approves the recommendations as the committee deems appropriate. In making its executive compensation decisions, the committee utilizes tally sheets prepared by its benefits consultant, detailing all compensation payable to each senior executive officer, including potential post-termination benefits.

The compensation committee has the authority and discretion to retain external compensation consultants as it deems appropriate. The compensation committee has retained Mercer (US) Inc. (“Mercer”) to serve as its compensation consultant to provide information and analyses regarding executive compensation. The Mercer consultant who performs these services reports directly to the committee chair and follows Mercer guidelines to assure objectivity. The compensation committee generally does not ask its consultants to develop recommendations for the compensation of individual executive officers. Rather, the compensation committee looks to its consultant to periodically review and advise regarding the adequacy and appropriateness of our overall executive compensation plans, programs and practices and, from time to time, to answer specific questions raised by the committee or management. Compensation decisions are made by, and are the responsibility of, the compensation committee and our board, and may reflect factors and considerations other than the information and recommendations provided by the committee’s consultants. The compensation committee’s compensation consultant performs substantially no other services for us.

The compensation committee’s responsibilities, authority and resources are described in greater detail in its written charter. In 2008, the compensation committee held six meetings. The members of the compensation committee are Richard K. Lochridge (Chair), Robert W. Cremin, Jean-Pierre M. Ergas, Peter T. Francis and Kristiane C. Graham. See “Executive Compensation — Compensation Committee Report” elsewhere in this proxy statement.

Governance and Nominating Committee

The governance and nominating committee is composed of four directors. All of its members satisfy all the criteria for being “independent” members of the board established by the SEC and the NYSE Listing Standards, as well as the Dover Independence Standards. The governance and nominating committee develops and recommends corporate governance principles to our board. In addition, the governance and nominating committee identifies and recommends to our board candidates for election as directors and any changes it believes desirable in the size and composition of our board. For a discussion of the committee’s procedures for selecting nominees to our board, see “Items to be Voted Upon — Proposal 1 — Election of Directors — Qualifications and Nominations of Directors” elsewhere in this proxy statement. It also makes recommendations to our board concerning the structure and membership of our board’s committees. The governance and nominating committee’s responsibilities, authority and resources are described in greater detail in its written charter. The governance and nominating committee held four meetings in 2008. The members of the governance and nominating committee are Robert W. Cremin (Chair), David H. Benson, Kristiane C. Graham and James L. Koley.

Corporate Governance

We are committed to conducting our business in accordance with the highest level of ethical and corporate governance standards. Our board periodically reviews Dover’s corporate governance practices and takes other actions to address changes in regulatory requirements, developments in governance best practices and matters raised by shareholders. The following describes some of the actions taken to help ensure that our conduct earns the respect and trust of shareholders, customers, business partners, employees and the communities in which we live and work.

Governance Guidelines and Codes

Our board of directors has adopted written corporate governance guidelines that set forth the responsibilities of our board and the qualifications and independence of its members and the members of its standing committees. In addition, our board has adopted a code of business conduct and ethics setting forth standards applicable to all of our companies and their employees, a code of ethics for our chief executive officer and senior financial officers, and charters for each of its standing committees. All of these documents (referred to collectively as governance materials) are available on our website at www.dovercorporation.com and in print to any shareholder who requests them. Requests should be directed to the Corporate Secretary at Dover Corporation, 280 Park Avenue, New York, NY 10017. Each of our segments and operating companies has a written code of conduct that meets or exceeds the standards of our code of business conduct and ethics.

Advance Notice Provisions for Shareholder Proposals and Nominations of Directors

Our bylaws require advance notice of shareholder proposals and nominations of directors. In 2008, our board reduced the period in advance of a shareholder meeting by which the shareholder must notify us of proposals or nominations the shareholder intends to present at the meeting. Our shareholders must now notify us of such proposals or board nominations not earlier than 120 days and not later than 90 days (reduced from 150 days and 120 days) prior to the date of the first anniversary of the prior year’s meeting. If a shareholder wants to have a proposal included in our proxy statement for a meeting, the shareholder must comply with the requirements, including deadlines, of the SEC’s proxy rules.

Majority Standard for Election of Directors

In 2007, our board amended our by-laws and corporate governance guidelines to change the voting standard in director elections from a plurality to a majority of the votes cast. Under the majority standard, a director must receive more votes in favor of his or her election than votes against his or her election. Abstentions and broker non-votes do not count as votes cast with respect to a director’s election. In contested director elections (where there are more nominees than available seats on the board), the plurality standard will continue to apply.

For an incumbent director to be nominated for re-election, he or she must submit an irrevocable, contingent resignation letter. The resignation will be contingent on the nominee not receiving a majority of the votes cast in an uncontested election and on the board’s acceptance of the resignation. If an incumbent director fails to receive a majority of the votes cast in an uncontested election, the governance and nominating committee will make a recommendation to our board concerning the resignation. Our board will act on the resignation within ninety days following certification of the election results, taking into account the committee’s recommendation. It will publicly announce its decision and, if the resignation is rejected, the rationale for its decision.

Director Attendance at Shareholders Meetings

In 2008, our board of directors implemented a policy that directors are expected to attend the annual shareholders meeting. All but one of the directors attended the Annual Meeting of Shareholders held on May 1, 2008.

Director Stock Ownership

Our board has adopted a policy that directors are expected to hold at any time an amount of shares at least equal to the aggregate number of shares they received as the stock portion of their annual retainer during the past five years, net of an assumed 30% tax rate.

Director Independence

Our board has determined that at least two-thirds of its members and all of the members of its audit, compensation and governance and nominating committees shall be independent from management and shall meet all of the applicable criteria for independence established by the NYSE, the SEC and Dover. Our board makes an annual determination of the independence of each nominee for director prior to his or her nomination for (re)election. No director may be deemed independent unless the board determines that he or she has no material relationship with Dover, directly or as an officer, shareholder or partner of an organization that has a material relationship with Dover.

Our board has determined that each of the current members of the board, except for Robert A. Livingston, who is the current management representative on our board, has no material relationship with Dover and meets the independence requirements in the NYSE Listing Standards and the independence requirements of the SEC. In addition, all members of our board, except for Mr. Livingston, meet the Dover Independence Standards, which are available on our website.

Directors’ Meetings; Self-evaluations

Our directors meet at regularly scheduled executive sessions without management representatives. Mr. Koley, as Chairman of the Board of Directors, has presided and will preside at these sessions. Our board and its committees conduct annual self-evaluations of their performance. Many independent directors periodically attend meetings of our segment boards and company presidents. At least one independent director serves as an advisory (non-voting) director of each of the four segments, and at least one independent director usually attends the segments’ regular board and company presidents’ meetings.

Audit Committee Procedures; Disclosure Controls and Procedures Committee

The audit committee meets eight times each year. It holds regular quarterly meetings at which it meets with each of our independent registered public accounting firm, PwC, the director of internal audit, management and the general counsel separately to assess certain matters, including the status of the independent audit process and management’s assessment of the effectiveness of internal controls over financial reporting. In addition, the audit committee as a whole reviews and meets to discuss the contents of each Form 10-Q and Form 10-K (including the financial statements) prior to its filing with the SEC. Management has a disclosure controls and procedures committee, which includes among its members our chief financial officer, our controller, our director of internal audit and our general counsel, as well as the chief financial officers of our segments. This management committee meets at least quarterly to review the company’s earnings release and its quarterly or annual report, as the case may be, for the prior quarter and our disclosure controls and procedures. The chair of the audit committee or her designee and representatives of PwC participate in these meetings.

Complaints “Hotline”; Communication with Directors

In accordance with the Sarbanes-Oxley Act of 2002 (the “Sarbox Act”), the audit committee has established procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters (“accounting matters”), and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting matters. Such complaints or concerns may be submitted to us care of the corporate secretary, or through the communications coordinator, an external service provider, by mail, fax, telephone or via the internet as published on our website. The communications coordinator forwards such communications to the chair of the audit committee and, in most circumstances, to Dover’s general counsel, in each case without disclosing the identity of the sender if anonymity is requested. Shareholders and other interested persons may also communicate with our board and the non-management directors in any of these same manners. Such communications are forwarded to the chair of the governance and nominating committee and our general counsel.

Procedures for Approval of Related Person Transactions

We generally do not engage in transactions in which our senior executive officers or directors, any of their immediate family members or any of our 5% shareholders have a material interest. Should a proposed transaction or series of similar transactions involve any such persons and an amount that exceeds $120,000, it would be subject to review and approval by the governance and nominating committee in accordance with a written policy and the following procedures adopted by our board:

•	Management is responsible for determining whether a proposed transaction requires review under the policy and, if so, will present such transaction to the governance and nominating committee;

•	The governance and nominating committee will review the relevant facts and circumstances of the transaction, including the amount involved; the related person involved and his or her relationship to Dover and interest and role in the transaction; the benefits to Dover of the transaction; whether Dover has available to it alternative means or transactions to reap such benefits; the terms of the transaction, whether they are fair to Dover and whether they are comparable to the terms that would exist in a similar transaction with an unaffiliated third party; and any other factors that the committee deems relevant;

•	If it is impractical or undesirable to defer consummation of a related person transaction until the committee meets to review and approve the transaction, the chair of the committee will decide whether to approve the transaction and will report the transaction to the committee at its next meeting;

•	No director may participate in the review of any transaction in which he or she is a related person; and

•	If a proposed transaction involves our chief executive officer or enough members of the committee such that the committee cannot have a quorum to approve or reject the transaction, the disinterested members of the committee will review the transaction and make a recommendation to the board and the board will approve or reject the transaction.

The written policy and procedures adopted by the board for related person transactions is available with the governance materials on our website. There were no related party transactions in or since 2008.

Qualifications and Nominations of Directors

The governance and nominating committee considers and recommends to the board of directors nominees for election to, or for filling any vacancy on, our board in accordance with our by-laws and the committee’s charter. The committee annually reviews the requisite skills and characteristics of board members as well as the size, composition, functioning and needs of our board as a whole. To be considered for board membership, a nominee for director must be an individual who has the highest personal and professional integrity, who has demonstrated exceptional ability and judgment, and who will be most effective, in conjunction with the other nominees to our board, in collectively serving the long-term interests of our shareholders. The committee also considers members’ qualifications as independent (the board requires that at least two-thirds of its members be independent), the financial literacy of members of the audit committee, the qualification of audit committee members as “audit committee financial experts”, and the diversity, skills, background and experiences of board members in the context of the needs of the board.

The governance and nominating committee may also consider such other factors as it may deem to be in the best interests of Dover and its shareholders. Our board believes it appropriate and important that at least one key member of the company’s management participate as a member of our board. In appropriate circumstances, this number may be increased to two.

Whenever the committee concludes, based on the reviews or considerations described above or due to a vacancy, that a new nominee to our board is required or advisable, it will consider recommendations from directors, management, shareholders and, if it deems appropriate, consultants retained for that purpose. In such circumstances, it will evaluate individuals recommended by shareholders in the same manner as nominees recommended from other sources. Shareholders who wish to recommend an individual for nomination should send that person’s name and supporting information to the committee, care of the corporate secretary or through our communications coordinator. Shareholders who wish to directly nominate an individual for election as a director, without going through the governance and nominating committee or using our proxy material, must comply with the procedures in our by-laws.

Directors’ Compensation

Under our 1996 Non-Employee Directors’ Stock Compensation Plan (the “directors’ plan”), non-employee directors receive annual compensation in an amount our board sets from time to time. The directors’ annual compensation is payable partly in cash and partly in common stock in an allocation our board may adjust from time to time. If any director serves for less than a full calendar year, the compensation to be paid to that director for the year will be pro-rated as deemed appropriate by the compensation committee.

Non-employee director compensation for 2008 consisted of the following components:

•	Annual retainer of $140,000 under the directors plan, payable 40% in cash ($56,000) and 60% in common stock (2,934 shares, determined by dividing the dollar amount of the director’s annual compensation to be paid in shares by our closing price on the NYSE on the date of grant);

•	An additional $50,000 (paid by the issuance of 1,746 shares of common stock) to Messrs. Ergas, Francis, Koley and Lochridge for services on a temporary board committee formed to study the composition and role of the board, strategic planning and management succession;

•	Audit committee chair annual cash retainer of $15,000;

•	Compensation committee chair and nominating and governance committee chair annual cash retainers of $7,500;

•	Board chairman annual cash retainer of $80,000 which was paid to Mr. Reece who was Chairman through May 1, 2008 (pro-rated for partial year service), which annual cash retainer was increased to $110,000 in May 2008; and

•	Advisory director segment board annual cash retainer of $15,000 (directors serving on two or more segment boards receive an additional annual cash retainer of $10,000).

The table below sets forth the compensation paid to our directors (other than Messrs. Hoffman and Livingston) for services in 2008.

	Fees
	Earned or
	Paid in	Stock	All Other
	Cash	Awards	Compensation
Name	($)(1)	($)(2)	($)(3)	Total($)

David H. Benson	56,000	84,000	15,000	155,000
Robert W. Cremin	61,000	84,000	0	145,000
Thomas J. Derosa	56,000	84,000	0	140,000
Jean-Pierre M. Ergas	56,000	134,000	15,000	205,000
Peter T. Francis	56,000	134,000	0	190,000
Kristiane C. Graham	56,000	84,000	15,000	155,000
James L. Koley	131,833	134,000	5,000	270,833
Richard K. Lochridge	63,500	134,000	0	197,500
Thomas L. Reece (4)	29,334	44,000	0	73,334
Bernard G. Rethore	56,000	84,000	15,000	155,000
Michael B. Stubbs	61,000	84,000	15,000	160,000
Mary A. Winston	66,000	84,000	19,375	169,375

(1)	Amounts include the standard annual cash retainer, the chairman’s additional cash retainer and the annual cash retainer for committee chairmanships, in each case pro-rated for any partial year service. Messrs. Ronald L. Hoffman and Robert A. Livingston do not appear on this table because they were formerly or are currently management directors and do not receive any additional compensation for their service as a director. For discussion of Mr. Hoffman’s and Mr. Livingston’s compensation for 2008, see “Executive Compensation — Compensation Discussion and Analysis — Compensation of the Chief Executive Officer” and “Executive Compensation — Summary Compensation Table” elsewhere in this proxy statement.

(2)	Amounts represent the face value (which is the aggregate grant date fair value calculated in accordance with Statement of Financial Accounting Standard No. 123(R)) of the stock awards granted on November 17, 2008 to independent directors for the year 2008 under the directors’ plan and, for Messrs. Ergas, Francis, Koley and Lochridge, amounts include $50,000 paid by issuance of additional shares of common stock on November 17, 2008 for services on a temporary board committee formed to study the composition and role of the board, strategic planning and management succession.

(3)	Amounts represent the annual retainer for service as a segment advisory director, pro-rated for partial year service in the case of Mr. Koley. For Ms. Winston, amount includes $4,375 paid in 2008 for partial-year segment advisory director service in 2007.

(4)	Mr. Reece retired from the board as of May 1, 2008, the date of the 2008 Annual Meeting of Shareholders. His compensation reflects pro-ration for partial year service.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership, as of March 10, 2009 (except as otherwise stated), of our common stock by:

•	each director and each of our executive officers named in “Executive Compensation — Summary Compensation Table” (“NEOs”);

•	all of the directors and executive officers as a group, including the NEOs; and

•	each person known to us to own beneficially more than 5% of our outstanding common stock.

The beneficial ownership set forth in the table is determined in accordance with the rules of the SEC. The percentage of beneficial ownership is based on 186,013,418 shares of common stock outstanding on March 10, 2009. In computing the number of shares beneficially owned by any shareholder and the percentage ownership of such shareholder, shares of common stock subject to options or stock settled stock appreciation rights (“SSARs”) held by that person that are currently exercisable or exercisable within 60 days of the record date are deemed to have been exercised and to be outstanding. Such shares, however, are not deemed to have been issued and to be outstanding for purposes of computing the percentage ownership of any other person. Shares held in the Dover Corporation Retirement Savings Plan (the “401(k) plan”) are reported as of March 10, 2009.

Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power as to all shares beneficially owned. Unless otherwise indicated, the business address for all directors and executive officers is c/o Dover Corporation, 280 Park Avenue, New York, NY 10017.

Name of Beneficial Owner	Number of Shares		Percentage

David H. Benson	25,299	(1)	*
Robert W. Cremin	8,960		*
Thomas J. Derosa	2,578		*
Jean-Pierre M. Ergas	34,596		*
Peter T. Francis	27,329		*
Kristiane C. Graham	884,723	(2)	*
Ronald L. Hoffman	614,831	(3)	*
James L. Koley	27,796	(4)	*
Robert G. Kuhbach	312,361	(5)	*
Robert A. Livingston	248,239	(6)	*
Richard K. Lochridge	13,352	(7)	*
Bernard G. Rethore	12,109	(8)	*
David J. Ropp	221,305	(9)	*
William W. Spurgeon, Jr.	132,026	(10)	*
Michael B. Stubbs	597,469	(11)	*
David R. Van Loan	153,042	(12)	*
Mary A. Winston	5,947		*
Directors and executive officers as a group (24 persons)	3,245,070	(13)	1.7
Barclays Global Investors, N.A. 400 Howard Street San Francisco, CA 94105	14,404,958	(14)	7.7

*	Less than one percent.

(1)	Includes 1,000 shares held by Mr. Benson’s spouse as to which Mr. Benson disclaims any beneficial ownership.

(2)	Includes 267,722 shares pledged to a bank as collateral for a line of credit, 409,830 shares held by foundations of which Ms. Graham is a director and in which she disclaims any beneficial ownership, 67,708 shares held in various trusts of which she is a co-trustee sharing voting and investment powers and in which she disclaims any beneficial ownership and 2,460 shares held by her minor children.

(3)	Includes 31,586 shares held by a revocable trust of which Mr. Hoffman is the sole trustee, 580,738 shares in respect of options and SSARS held by Mr. Hoffman that are exercisable within 60 days of the record date but which have an exercise or base price higher than our closing price on the NYSE on March 10, 2009 and 2,507 shares owned by Mr. Hoffman in our 401(k) plan.

(4)	Includes 5,900 shares that are subject to a margin account.

(5)	Includes 24,580 shares held by Mr. Kuhbach’s spouse, 226,425 shares in respect of options and SSARs held by Mr. Kuhbach that are exercisable within 60 days of the record date but which have an exercise or base price higher than our closing price on the NYSE on March 10, 2009 and 7,900 shares owned by Mr. Kuhbach in our 401(k) plan.

(6)	Includes 193,281 shares in respect of options and SSARs held by Mr. Livingston that are exercisable within 60 days of the record date but which have an exercise or base price higher than our closing price on the NYSE on March 10, 2009 and 12,501 shares held in our 401(k) plan.

(7)	Represents shares held by a trust of which Mr. Lochridge is the trustee.

(8)	Represents shares held by a trust of which Mr. Rethore is the trustee.

(9)	Includes 11,013 shares that are subject to a margin account, 208,014 shares in respect of options and SSARs held by Mr. Ropp that are exercisable within 60 days of the record date but which have an exercise or base price higher than our closing price on the NYSE on March 10, 2009 and 2,278 shares held in our 401(k) plan.

(10)	Includes 4,229 shares held by his spouse, 121,490 shares in respect of options and SSARs held by Mr. Spurgeon that are exercisable within 60 days of the record date but which have an exercise or base price higher than our closing price on the NYSE on March 10, 2009 and 6,307 shares held in our 401(k) plan.

(11)	Includes 500 shares held by his spouse as to which Mr. Stubbs disclaims beneficial ownership, 54,972 shares held by a trust of which Mr. Stubbs is a co-trustee and various members of his immediate family are beneficiaries and 539,097 shares held in grantor-retained annuity trusts. Excludes 1,755,878 shares held by trusts of which Mr. Stubbs is a beneficiary.

(12)	Includes 139,796 shares in respect of options and SSARs held by Mr. Van Loan that are exercisable within 60 days of the record date but which have an exercise or base price higher than our closing price on the NYSE on March 10, 2009 and 370 shares held in our 401(k) plan.

(13)	Includes 44,008 shares that are owned by officers in our 401(k) plan and 1,855,152 shares in respect of options and SSARs held by executive officers that are exercisable within 60 days of the record date but which have an exercise or base price higher than our closing price on the NYSE on March 10, 2009.

(14)	Based on information contained in a Schedule 13G filed with the SEC on February 5, 2009 by Barclays Global Investors, NA (“BGI”), Barclays Global Fund Advisors (“BGF”), Barclays Global Investors, Ltd. (“BGIL”), Barclays Global Investors Japan Limited (“BGIJ”), Barclays Global Investors Canada Limited (“BGIC”), Barclays Global Investors Australia Limited (“BGIA”) and Barclays Global Investors (Deutschland) AG. BGI reported sole voting and/or dispositive power with respect to 10,040,909 shares. BGF reported sole voting and/or dispositive power with respect to 2,118,694 shares. BGIL, BGIJ, BGIC and BGIA reported sole voting and/or dispositive power with respect to 1,154,692, 793,623, 274,739 and 22,301 shares respectively.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our directors and certain of our officers file reports of ownership and changes of ownership of our common stock with the SEC and the NYSE. Based solely on copies of such reports provided to us, we believe that all directors and officers filed on a timely basis all such reports required of them with respect to stock ownership and changes in ownership during 2008 except that Mr. Ralph Coppola was late in reporting an open market sale of shares and Ms. Kristiane C. Graham was late in reporting sales by one trust of which she is a beneficiary.

Proposal 2 — Proposal to Approve Amendments to the 2005 Equity and Cash Incentive Plan

Our board of directors has unanimously approved, subject to shareholder approval, amendments to our 2005 plan. If approved by our shareholders, the amendments to the plan would:

•	add performance shares as a type of equity award that may be granted under the plan conditional upon the satisfaction of three-year performance targets; and

•	add additional performance criteria for the payout of cash performance awards, performance share awards and other awards under the plan.

If the shareholders do not approve the amendments to the plan, the current terms of the 2005 plan will remain in effect.

The full text of the 2005 plan, as amended by this proposal, is attached to this proxy statement as Appendix A. The material features of the 2005 plan are summarized below, but this summary is qualified in its entirety by reference to the full text of the 2005 plan.

Purpose of the Plan and the Proposed Amendments

The purpose of the 2005 plan is to promote our long-term success by providing long-term incentives that will assist in retaining and motivating our officers and other key employees of Dover and our subsidiaries who are in a position to affect materially our profitability and growth and on whom major responsibility rests for our present and future success.

The compensation committee intends grants and awards under the 2005 plan to incentivize behavior that will produce the greatest increase in value for shareholders over a performance period of three or more years. The proposed amendments are intended to enhance the compensation committee’s flexibility to select the best award structure to improve shareholder return and to increase the extent to which our executive compensation is performance-based. The amendments will also allow the compensation committee to structure awards based on our performance relative to that of our peers. The structure of the compensation committee’s proposed awards for 2009 and the performance targets relating to those awards are discussed in “Executive Compensation — Compensation Discussion and Analysis.”

Duration and Modification

The 2005 plan has a predetermined term of 10 years and will terminate on January 31, 2015. The compensation committee may make grants and awards at any time or from time to time before January 31, 2015, provided that no incentive stock options (“ISOs”) may be granted after February 11, 2014.

Our board may amend or terminate the 2005 plan as it deems advisable, except that approval of our shareholders is required for any amendment that would increase the maximum number of shares covered by the plan or change the class of employees eligible to receive awards; reduce the exercise price of any option or base price of any SSAR below its fair market value at the time of grant; extend to more than 10 years the maximum period from the date of option or SSAR grant to the date of exercise; or make any other amendment or modification to the 2005 plan which requires shareholder approval pursuant to any applicable law or regulation or rule of the New York Stock Exchange.

Administration

The compensation committee, which currently consists of five independent members of the board who are also “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code, administers the plan.

Eligibility

Officers and other key employees of Dover and our subsidiaries, as selected by the compensation committee, are eligible to participate in the 2005 plan.

Description of Awards

Types of Awards

The 2005 plan provides for stock options and SSAR grants, restricted stock awards, cash performance awards and, subject to shareholder approval, performance share awards. A maximum of 20,000,000 shares of common stock may be issued under the 2005 plan, of which 12,832,804 currently remain available for grants, and of which only 10% (i.e. 2,000,000 shares) may be granted as restricted shares or performance shares. The maximum aggregate number of shares issuable under the plan is subject to adjustments resulting from stock dividends, stock splits, recapitalizations, reorganizations and other similar changes. The total original number of shares granted under any award under the 2005 plan that is exercised, vests or held until payment continues to count against the aggregate maximum number of shares available under the 2005 plan, even if such an award is settled in whole or in part in any way other than by the delivery of our common stock to a participant (including any netting or withholding of any shares to satisfy tax withholding obligations).

Stock Options and Stock-Settled Stock Appreciation Rights.  The compensation committee may grant SSARs and options under the 2005 plan. Grants of options under the plan may be ISOs or non-qualified stock options and permit the participant to acquire shares of common stock at an exercise price fixed on the date of grant during the life of the award. SSARs granted under the plan are “freestanding,” meaning they are granted separately from options and the exercise of SSARs is not linked in any way to the exercise of options. A SSAR allows the plan participant to receive the increase, if any, in the fair market value of the number of shares of common stock underlying the award during the life of the award over a base price set on the date of grant. The amount payable upon the exercise of the SSAR will be paid to the plan participant in shares of common stock.

The compensation committee determines the exercise price for options and the base price of SSARs, which may not be less than the closing price of our common stock on the NYSE on the date of grant. The compensation committee may not grant a single recipient options and SSARs covering more than 600,000 shares in any year.

The compensation committee determines any conditions to the exercisability of options and SSARs, including requirements of a period of continuous service by the participant (time vesting) or performance or other criteria. Options and SSARs may not generally be exercised prior to the third anniversary of the date of grant. The committee also determines the term of each award, provided that the maximum term of any option or SSAR is ten years from the date of grant. All options and SSARs granted under the 2005 plan have a 10-year term and are not exercisable for the first three years of that term.

A plan participant may pay the exercise price of an option in cash or by transfer of shares of our common stock owned by the participant or by a combination of these methods.

Stock options and SSARs are not transferable except by bequest or by inheritance, except that non-qualified options may be transferred to members of the holder’s immediate family (or a trust for the benefit of one or more of such family members), but any such transferred options cannot be further transferred by the transferee during the transferee’s lifetime.

Restricted Stock.  The compensation committee may make restricted stock awards to employees under the 2005 plan. The compensation committee may not grant a single recipient more than 600,000 shares of restricted stock in any year.

The compensation committee determines the vesting period, of not less than one year or more than five years, with respect to a restricted stock award and whether other restrictions, including the satisfaction of any performance targets, are applicable to the restricted stock award. The compensation committee also determines whether a holder of restricted stock is entitled to exercise voting rights with respect to such restricted stock during the restriction period and whether dividends payable with respect to restricted stock will be reinvested in additional shares of restricted stock for the account of the holder or distributed in cash to the holder of such stock.

Shares of restricted stock are not transferable, and may not be sold, assigned, transferred, pledged or otherwise encumbered, except as otherwise provided in the applicable award agreement.

Cash Performance Awards.  Under the 2005 plan, the compensation committee may grant a participant the opportunity to earn a cash performance award conditional upon the satisfaction, over a performance period of not less than three years, of certain pre-established objective performance targets based on specified performance criteria.

The compensation committee establishes a percentage of the value created at the relevant business unit (or our company as a whole) during the performance period that the maximum total payout for that business unit (or our company as a whole) may not exceed. The compensation committee determines such percentages and dollar amounts annually when the performance targets are established for the performance period beginning with that year. A cash performance payout for a performance period to a single recipient may not exceed $5 million for the relevant period.

Performance Share Awards.  Subject to shareholder approval of this Proposal 2, the compensation committee may grant performance share awards to employees that will become payable in shares of our common stock upon the achievement of objective pre-established performance targets based on specified performance criteria over a performance period of not less than three years. Awards may set a specific number of performance shares that may be earned, or a range of performance shares that may be earned depending on the degree of achievement of the pre-established performance targets. Shares of common stock in payment of performance shares will be issued only if the compensation committee has certified after the end of the performance period that the required performance targets have been met and the amount of the award. The maximum number of shares of our common stock that may be paid to a single participant in respect of performance shares for any performance period may not exceed 600,000.

Performance Criteria

Performance share awards will be, and other awards may be, made subject to performance criteria. The compensation committee establishes performance targets based on the plan’s performance criteria that include objective formulas or standards for determining the amount of the performance award that may be payable to a participant when the targets are satisfied. The performance targets do not need to be the same for all participants.

The 2005 plan, prior to the amendments, included the performance criteria of earnings per share, operating earnings, return on equity and return on investment, which criteria applied only to CP awards. The amendments add additional performance criteria and provide a uniform set of performance criteria from which the compensation committee may select for any performance-based awards under the plan. The performance criteria under the plan, as amended by this proposal, consist of the following: earnings before interest, taxes, depreciation and amortization (“EBITDA”); cash flow; earnings per share; operating earnings; return on equity; return on investment; total shareholder return (“TSR”) or internal total shareholder return (“iTSR”); sales or revenues; expense targets; targets with respect to the value of our common stock; margins; pre-tax or after-tax net income; market penetration; geographic goals; business expansion goals; or goals based on operational efficiency. Performance targets will be set each year by the compensation committee for that year’s awards (payable three years later) based on one or more of the performance criteria for our company as a whole, or for a subsidiary, division or business unit.

The compensation committee has the discretion to decrease the amount payable under any award upon attainment of the performance target, provided that a decrease for one participant does not result in an increase in the amount payable to a “covered employee” under Section 162(m) of the Internal Revenue Code. The compensation committee may not increase the amount payable to a participant in the case of a payment intended to constitute qualified performance-based compensation within the meaning of Section 162(m). To the extent permitted by Section 162(m), the compensation committee may take into account the effect of any unusual, non-recurring circumstance.

The compensation committee has the discretion to approve proportional or adjusted awards to address situations where participants are hired, transfer or are promoted within our organization during a performance period, but only to the extent that such discretion would not cause an award intended to meet the requirements of Section 162(m) to fail to so qualify.

The compensation committee may elect to make a discretionary payment to a permanently disabled participant or to the participant’s estate in the case of death or upon a change in control without regard to actual attainment of the performance targets and whether or not payment of such award would be deductible under Section 162(m) of the Internal Revenue Code.

Effect of Termination, Death, Disability or Change in Control on Awards

For a discussion of the treatment of awards granted under the 2005 plan upon a participant’s termination of employment, death or disability or upon a change in control of our company, see “Executive Compensation — Potential Payments upon Termination or Change in Control” elsewhere in this proxy statement.

Federal Income Tax Consequences of the 2005 Plan

The following is a summary of the principal U.S. federal income tax consequences to participants and us with respect to awards under the 2005 plan. It is for general informational purposes only and does not describe all federal income tax consequences under the 2005 plan, nor does it discuss state, local, or foreign tax consequences. In addition, the information is based upon current federal income tax rules and therefore is subject to change when those rules change.

Tax Consequences to the Participants

Nonqualified Stock Options and Incentive Stock Options.  The grant of a stock option will not result in any income tax consequences for a U.S. participant at the time of grant. The participant will have no taxable income for regular income tax purposes upon exercising an ISO, although the participant may incur alternative minimum tax liability in the year of exercise. Upon exercising a non-qualified stock option, the participant will recognize ordinary income in the amount by which the fair market value of our common stock on the date of exercise exceeds the option exercise price. The treatment to a participant of a disposition of shares acquired through the exercise of an option is dependent upon the length of time the shares have been held and on whether such shares were acquired by exercising an ISO or a non-qualified stock option. In the event a participant’s employment terminates other than by reason of death, any ISOs held by the participant may be taxed as non-qualified stock options upon exercise if exercised more than three months (one year in the case of disability) following such termination of employment.

Stock Appreciation Rights and Performance Share Awards.  The grant of an SSAR or a performance share award will not result in income tax consequences for the participant at the time of grant. The value of shares received in payment of SSARs or performance share awards is taxable to the participant as ordinary income at the time such shares are transferred to the participant.

Restricted Stock.  The award of shares of restricted stock generally will not result in income tax consequences to the participant at the time of the award so long as such shares are not transferable and are subject to a substantial risk of forfeiture. Dividends paid with respect to restricted stock prior to the lapse of forfeiture restrictions applicable to such stock will be taxable as compensation to the participant if such dividends are payable in cash to the participant or the participant otherwise has the right to receive such dividends. Generally, a participant will recognize ordinary income at the first time restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of our common stock on the date the forfeiture restrictions lapse. A participant, however, may elect within 30 days of the date that restricted stock is granted to recognize ordinary income upon the date the restricted stock was awarded (instead of on the date the forfeiture restrictions lapse) based on the fair market value of our common stock on the date of grant. In addition, dividends paid with respect to restricted stock as to which such an election has been made will be treated as dividend income, rather than compensation income, the participant will not recognize additional taxable income when the forfeiture restrictions applicable to his or her restricted stock award lapse, and the dividends paid during the restriction period will not be deductible by us.

Cash Performance Awards.  A grant to a participant under the cash incentive portion of the 2005 plan, consisting of contingent future rights to cash after the completion of the performance period, will not result in taxable income to the participant at the time of the initial grant. At the time we pay a cash award, the amount of the cash will constitute compensation taxable to the individual as ordinary income.

Tax Consequences to Dover

To the extent that a recipient of an award under the 2005 plan recognizes ordinary income as described above, we generally will be entitled to a corresponding federal income tax deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, is not disallowed by the $1 million deduction limitation on certain executive compensation under Section 162(m) of the Internal Revenue Code, and we have met certain income tax withholding and reporting requirements with respect to such award. Generally, amounts taxable to a participant as ordinary income will subject the participant and us to social security and Medicare tax in the year taxable, subject to statutory limitations.

Plan Benefits

Because the compensation committee may grant awards under the 2005 plan through January 31, 2015, it is not possible to determine at this time all the awards which may be granted under the 2005 plan. The following table sets forth the aggregate dollar value of cash performance award potentials and the numbers of options and SSARs granted under the 2005 plan from 2005 through December 31, 2008 for each of the NEOs, the NEOs and our other current executive officers as a group and our non-executive officer employees as a group:

	Dollar Value of Cash
	Performance Award Potentials	Number of Options/SSARS
Name and Position	($)	(#)

Robert A. Livingston	2,012,850	183,028
President and Chief Executive Officer
Ronald L. Hoffman	2,019,600	721,536
Former President and Chief Executive Officer
Robert G. Kuhbach	524,400	187,441
Vice President and Chief Financial Officer
David J. Ropp	2,349,000	214,113
Vice President of Dover, President and Chief Executive Officer of Dover Industrial Products Inc.
William W. Spurgeon, Jr.	1,915,650	174,748
Vice President of Dover, President and Chief Executive Officer of Dover Fluid Management, Inc.
David Van Loan	1,915,425	165,139
Vice President of Dover, President and Chief Executive Officer of Dover Electronics Technologies, Inc.
Executive Officers as a Group	13,894,712	1,982,133
Non-Executive Officer Employees as a Group	91,014,039	6,209,118

Equity Compensation Plans

The table below provides information about our equity compensation plans at December 31, 2008:

Number of Securities
Remaining Available for
	Number of Securities to		Future Issuance Under
	be Issued Upon Exercise	Weighted-Average Exercise Price	Equity Compensation Plans
	of Outstanding Options,	of Outstanding Options,	(Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Plan Category	(#)(a)	($)(b)	(#)(c)

Equity compensation plans approved by shareholders	11,183,421	40.60	12,832,804
Equity compensation plans not approved by shareholders	—	—	—

Total	11,183,421	40.60	12,832,804

We have three compensation plans under which our equity securities have been authorized for issuance and have been issued to employees and to non-employee directors. These are the 1995 Incentive Stock Option Plan and 1995 Cash Performance Program (the “1995 plan”), the 2005 plan and the 1996 Non-Employee Directors’ Stock Compensation Plan (the “directors’ plan”). The table above does not reflect shares eligible for issuance under the directors’ plan, which does not specify a maximum number of shares issuable under it. For a discussion of the directors’ plan, see “Items to be Voted Upon — Proposal 1 — Election of Directors — Directors’ Compensation” elsewhere in this proxy statement.

Information on the 2005 plan appears on the preceding pages. The 1995 plan was adopted in 1995 (replacing its predecessor plan which expired in January 1995) and provided for stock options, restricted stock awards and cash performance awards. The 1995 plan expired in January 2005, but column (a) of the table above includes options that remain outstanding under it.

Options granted under the 1995 plan were all designated as non-qualified stock options. The exercise price of options granted under the 1995 plan is the fair market value on the date of grant as determined in good faith by the compensation committee. Options granted under the 1995 plan may not be sold, transferred, hypothecated, pledged or otherwise disposed of by any of the holders except by will or by the laws of descent and distribution, except that a holder may transfer options to members of the holder’s immediate family, or to one or more trusts for the benefit of such family members, provided that the holder does not receive any consideration for the transfer.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENTS TO THE 2005 EQUITY AND CASH INCENTIVE PLAN.

Proposal 3 —	Proposal to Approve Amendments to the Executive Officer Annual Incentive Plan

Our executive compensation program includes annual cash bonuses to executive officers based upon satisfaction of performance targets under our Executive Officer Annual Incentive Plan (“annual bonus plan”). Our board of directors has approved, subject to shareholder approval, additional performance criteria under the plan. The performance criteria that the compensation committee can choose from under the plan currently are net income, earnings per share, operating earnings and return on investment or equity. This Proposal 3 would add additional performance criteria, including earnings before interest, taxes, depreciation and amortization; cash flow; TSR and iTSR; sales and revenues, expenses targets, margins and other operational criteria. As with the proposed amendments to the 2005 plan, the proposed amendments to the annual bonus plan are intended to give the compensation committee greater flexibility in selecting the best performance targets to drive creation of shareholder value.

Section 162(m) of the Internal Revenue Code limits our ability to take an income tax deduction for annual compensation paid to each of our chief executive officer and certain other highly-compensated officers in any year in excess of $1 million unless the material terms under which the compensation is paid, including the performance goals, are disclosed to and approved by shareholders and, before payment of such compensation, a committee of independent directors certifies that pre-established objective performance goals and other material terms were satisfied. In order for compensation to be exempt from the $1 million annual deductibility limit under Section 162(m), our shareholders must re-approve the plan’s performance criteria at least every five years, and approve any changes to such performance criteria. Our shareholders most recently re-approved the performance criteria at last year’s annual shareholders’ meeting. The board of directors is seeking shareholder approval to amend the plan to provide for additional performance criteria as summarized above.

If our shareholders do not approve the amendments to the plan, the current terms of the annual bonus plan will remain in effect. The full text of the annual bonus plan, as amended by this proposal, is attached to this proxy statement as Appendix B. The material features of the annual bonus plan, as amended by this proposal, are summarized below.

Purpose of the Plan

Dover established the annual bonus plan to make annual bonus amounts paid to certain senior executive officers fully deductible by Dover for federal income tax purposes as qualified performance-based compensation under Section 162(m). The plan provides for the payment of annual bonuses to senior executive officers who are in a position to make material contributions to our success and who are selected each year by the compensation committee. These annual bonuses are intended to motivate participants and reward the achievement of annual performance targets established each year by the committee, as described in “Executive Compensation — Compensation Discussion and Analysis” elsewhere in this proxy statement.

Duration and Modification

The annual bonus plan does not have a predetermined term. Our board may at any time suspend or terminate the plan, or make modifications to it for future performance periods as it may deem advisable. However, the board may not make any amendments which are expected to materially increase amounts payable under the plan unless appropriate measures have been taken to cause the increased benefits to meet the requirements for qualified performance-based compensation under Section 162(m). In addition, the board may not add additional performance criteria without shareholder approval.

Administration

The compensation committee, which currently consists of five members of the board who are “outside directors” within the meaning of Section 162(m), administers the plan. These five directors are also independent under the standards of the SEC, the NYSE Listing Standards and the Dover Independence Standards.

Eligibility

The compensation committee in its sole discretion determines the executive officers eligible to participate in the annual bonus plan each year. For this purpose, executive officer means our chief executive officer, our chief operating officer, if any, each other executive who reports directly to either our chief executive officer or our chief operating officer, if any, any other of our executives or executives of our affiliates selected by the compensation committee, or any person who is an executive officer of ours under applicable SEC definitions. For 2008, each of the NEOs participated in the annual bonus plan.

Plan Features

Performance Period and Performance Goals

An executive officer designated to participate in the annual bonus plan may earn an annual cash bonus conditioned upon the attainment of pre-established performance targets measured over each calendar year. The performance target must be established in writing by the compensation committee within the first 90 days of each year on the basis of one or more of the performance criteria specified under the plan. The performance criteria under the plan, as amended by this proposal, consist of the following, as applied to Dover as a whole, or to a subsidiary, a division or a business unit: EBITDA; cash flow; earnings per share; operating earnings; return on equity; return on investment; TSR or iTSR; net earnings; sales or revenues; expense targets; targets with respect to the value of our common stock; margins; pre-tax or after-tax net income; market penetration; geographic goals; business expansion goals; or goals based on operational efficiency.

Certain Adjustments

The compensation committee has the discretion to reduce or eliminate any amounts otherwise payable under the plan. However, the committee may not authorize payments under the plan in excess of the amounts determined in accordance with the plan’s provisions.

Payment of Incentive Compensation

The compensation committee makes the determination of whether any amount is payable under the plan. The compensation committee will certify, in writing and before any amount under the plan is paid, the amount that is payable with respect to each participant for performance during the prior calendar year. All payments are made in cash within two and one half months after the close of the year. The maximum annual cash bonus payable under the plan to any covered individual with respect to any performance period may not in any circumstances exceed $5 million.

Future Plan Benefits

Because amounts payable under the annual bonus plan are based on performance goals each year determined at the discretion of the compensation committee, it cannot be determined at this time what benefits or amounts, if any, will be received by or allocated to any person or group of persons under the plan. For a discussion of the performance targets and payouts for 2008 for the NEOs, see “Executive Compensation — Compensation Discussion and Analysis” elsewhere in this proxy statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENTS TO THE EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN.

Proposal 4 — Shareholder Proposal for Climate Change Report

Dover has been notified by Calvert Asset Management Company, Inc., 4550 Montgomery Avenue, Bethesda, Maryland 20814, that on behalf of various of its funds it intends to present the following proposal for consideration at the Annual Meeting. The Board of Directors unanimously recommends a vote against this proposal for the reasons stated after the proposal.

Report On Climate Change Resolution

Whereas in 2007, the Intergovernmental Panel on Climate Change’s Fourth Assessment Report stated it is “very likely” that anthropogenic greenhouse gas emissions have heavily contributed to global warming. Furthermore, “there is substantial economic potential for the mitigation of global greenhouse gas emissions over the coming decades, that could offset the projected growth of global emissions or reduce emissions below current levels.”

Whereas, the 2006 Stern Review on the Economics of Climate Change, led by the former chief economist at the World Bank, “... estimates that if we don’t act, the overall costs and risks of climate change will be equivalent to losing at least 5% of global GDP each year, now and forever.” Yet, investment of 1% global GDP each year is enough for appropriate mitigation.

Whereas, increasingly investors believe that there is an intersection between climate change and corporate financial performance. According to a February, 2007 report by Lehman Brothers, The Business of Climate Change, “companies which are aware of the impact their business practices have on the overall environment, including climate change, and proactively take actions to mitigate any unfavorable impact, may create a significant competitive advantage compared with companies which, through a lack of awareness, become blindsided by regulations.”

Whereas, information from corporations on their greenhouse gas emissions and climate change policy is essential to investors as they assess the strengths of corporate securities in the context of climate change and the need for greenhouse gas emissions reductions.

Whereas, the Carbon Disclosure Project (CDP) representing 385 institutional investors with trillions of dollars in assets under management requested corporations to disclose their greenhouse gas emissions in 2007 and 2008.

Whereas, in 2007 and 2008, Dover Corporation did not respond to the CDP and disclose investment-relevant information concerning its greenhouse gas emissions and climate change.

Whereas, more than 250 S&P 500 companies responded to the CDP, including other manufacturers such as 3M, Ingersoll Rand, and Eaton.

Whereas, leading companies such as Johnson Controls, DuPont, and UPS have recognized the advantages a forward-looking approach to climate change may provide and have disclosed strategies such as carbon sequestration, alternative fuel use, efficient product distribution, and process efficiency improvements, to save energy and reduce emissions.

Whereas, companies such as General Electric and Baxter International have described the opportunity of addressing climate change in a responsible manner, as resulting in new product development, external recognition, rewards and energy savings.

Resolved:

Shareholders request that within 6 months of the 2009 annual meeting, the Board of Directors provide a report to shareholders, prepared at reasonable cost and omitting proprietary information, describing how Dover is assessing the impact of climate change on the corporation, and the corporation’s plans to disclose this assessment to shareholders.

Board Recommendation

The Board of Directors recommends a vote “AGAINST” the proposal for the following reasons:

The impact of climate change on Dover’s businesses and Dover’s impact on the environment are matters taken seriously within Dover. In 2007 and 2008, Dover reported in its proxy statements on numerous sustainability initiatives undertaken by its operating companies that protect the long term well-being of the environment while assisting its customers in similar efforts and creating competitive advantages which resulted in economic value for Dover’s shareholders. Additional reporting on such initiatives appears on Dover’s website at www.dovercorporation.com.

Dover’s commitment to the environment is reflected in the selected initiatives described below and on its website. While this is an area of focus for Dover and its companies, the board believes that a company-wide collection of detailed statistical information at each of the Dover companies’ hundreds of sites, as contemplated by the proponents and the Carbon Disclosure Project they cite, cannot be prepared at reasonable cost and is not an effective use of shareholder resources for the reasons described below. We believe our shareholders share this view. More than 68% of our shareholders who voted at last year’s annual meeting did not support this proposal.

Dover operates through more than 35 operating companies which, together with their divisions, constitute approximately 100 separate businesses located in more than 35 countries around the world. These businesses produce many highly diverse products and have different manufacturing processes. Each of these businesses requires and adheres to different operating practices and policies appropriate for its business, and each faces different climate change risks and opportunities. For example, an evaluation of climate change risks and opportunities for a company that makes miniature microphones for hearing aids would be very different from one for a company that makes refrigeration equipment or tank trailers. An analysis of any of these businesses taken individually would not provide meaningful information about Dover as a whole. Similarly, aggregating these analyses to generate a company-wide assessment would produce information so general that it would not be illuminating about Dover or any individual business. As applied to Dover, the proposal would in essence require a full study and separate report for each of Dover’s companies. The board believes this is unnecessary in light of Dover’s existing disclosure obligations and that the substantial sums and management time that would have to be expended on these reports would be more productively used on initiatives that could have a direct impact on climate change, produce an economic advantage or help abate the potential risks of climate change to Dover companies.

Dover companies are aware of and have increasingly focused on the risks and opportunities climate change could present for their businesses. They incorporate these considerations into their planning and practices because it makes good business sense to do so. The following account illustrates how some Dover companies already are investing shareholder assets toward these objectives and incorporating climate change concerns into their operations.

HillPHOENIX, an industry leader in developing energy efficient approaches to supermarket refrigeration, was the first United States manufacturer to develop supermarket cases that use a primary refrigerant that does not produce greenhouse gases. This technology, called Second Nature®, has enabled HillPHOENIX customers to dramatically reduce their output of fluorocarbons and other greenhouse gases. HillPHOENIX was also one of the first in its industry to redesign low-temperature cases to improve significantly their energy efficiency. In 2007, HillPHOENIX was one of the founding members of the U.S. Environmental Protection Agency’s GreenChill Advanced Refrigeration Partnership, an initiative that promotes refrigeration technologies that reduce emissions of ozone-depleting substances and greenhouse gases and seeks to obtain the commitment of retail food establishments and refrigeration equipment manufacturers to go beyond meeting regulatory requirements in reducing those emissions. HillPHOENIX has in the past several years significantly reduced its own greenhouse gas and volatile organic compound emissions, reduced metal consumption and landfill waste, decreased energy consumption and increased recycling of scrap metal and cardboard.

Marathon Equipment Company, a leading manufacturer of on-site waste compaction and recycling systems, which play important roles in sustainability, developed the GreenBuilttm line of compactors, which feature solar panels that produce up to 100% of the compactors’ power requirements, biodegradable oils and hydraulic fluids, and power units that use 50% less power than other units of comparable speed and performance. Marathon was proud to announce earlier this year that Arizona State University, home to the nation’s first School of Sustainability, chose GreenBuilttm compactors for its campus needs. Marathon has also achieved meaningful reductions in its own electricity usage and volatile organic compound emissions.

OPW Fueling Components, the global leader in commercial and retail fueling equipment, manufactures nozzles that collect vapors emitted during the refueling of automobiles and return them to gasoline storage tanks. The vapors that accumulate in the tanks are separated into liquid gasoline and clean air using a membrane technology OPW developed called Vaporsavertm. This allows liquid gasoline to be recovered in the tanks and only fresh air to be released into the atmosphere. Absent this process, the gasoline vapors that accumulate in the tanks would eventually seep out of the tanks, releasing hydrocarbons into the environment.

K & L Microwave, which designs and manufactures a full line of RF and microwave filters, duplexers and subassemblies, was recognized by the Environmental Protection Agency as the first company in Maryland to enroll in the voluntary national partnership for environmental priorities and praised for its successful recycling program and use of energy efficient equipment. K&L has been an ISO 14001 registered company since 2003 and is widely respected for its commitment to finding new and innovative ways to reduce pollution and for taking steps to go above and beyond environmental compliance. K&L is actively engaged in a metals recycling program, has reduced its plating operation’s waste water discharge to zero and has installed energy efficient equipment to reduce its consumption of electric power.

These are just a few of the many examples within Dover where its operating companies are addressing climate change concerns as an integral part of their business operations. While Dover companies are committed to these initiatives, the board believes that the significant resources that would be required to conduct a special review and prepare an extensive technical report addressing the impact of climate change on each of Dover’s many businesses would not be an effective or prudent use of shareholder assets.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” ADOPTION OF THIS SHAREHOLDER PROPOSAL.

Proposal 5 — Ratification of Appointment of Independent Registered Public Accounting Firm

The audit committee has appointed the independent registered public accounting firm of PwC to audit the annual accounts of Dover and its subsidiaries for 2009. PwC also audited the financial statements for 2008, 2007 and 2006. Representatives of PwC are not expected to be present at the Meeting.

Although shareholder ratification of PwC’s appointment is not required by Dover’s bylaws or otherwise, our board of directors is submitting the ratification of PwC’s appointment for the year 2009 to Dover’s shareholders. If the shareholders do not ratify the appointment of PwC, the audit committee will reconsider whether or not to retain PwC as Dover’s independent registered public accounting firm for the year 2009 but will not be obligated to terminate the appointment. Even if the shareholders ratify the appointment of PwC, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in Dover’s interests.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2009.

Audit Committee Report

The audit committee of Dover’s board of directors consists of four directors, all of whom are independent in accordance with the NYSE Listing Standards, the rules of the SEC applicable to audit committee members and the Dover Independence Standards. The board of directors has adopted a written charter for the audit committee, a copy of which may be found at Dover’s website. In accordance with the requirements of the Sarbox Act, the related SEC rules and the NYSE Listing Standards, the audit committee engaged the independent registered public accounting firm PwC to audit the annual accounts of Dover and its subsidiaries for 2008.

The audit committee is responsible for the duties set forth in its charter but is not responsible for preparing the financial statements, implementing or assessing internal controls or auditing the financial statements. Dover’s management is responsible for preparing the financial statements, maintaining effective internal control over financial reporting and assessing the effectiveness of internal control over financial reporting. Dover’s independent auditors are responsible for auditing the financial statements and expressing an opinion on the effectiveness of internal control over financial reporting. The review of the financial statements by the audit committee is not the equivalent of an audit.

Pursuant to its oversight responsibilities, the audit committee discussed with PwC the overall scope and plans for the audit of Dover’s 2008 financial statements. The audit committee met with

PwC, with and without Dover management present, to discuss the results of PwC’s examination, their assessment of Dover’s internal controls and the overall quality of Dover’s financial reporting.

The audit committee reviewed and discussed, with both the management of Dover and PwC, Dover’s 2008 audited financial statements, including a discussion of critical accounting policies, the quality, not just the acceptability, of the accounting principles followed, the reasonableness of significant judgments reflected in such financial statements and the clarity of disclosures in the financial statements.

The audit committee also (1) discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and (2) reviewed the written disclosures and the letter from PwC required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with PwC its independence, including any relationships or permitted non-auditing services described below under “Items to be Voted Upon — Proposal 5 — Ratification of Appointment of Independent Registered Public Accounting Firm — Relationship with Independent Registered Public Accounting Firm,” that might impact PwC’s objectivity and independence.

The audit committee reviewed and had input on each of the four quarterly earnings releases related to 2008 financial information. The chair of the audit committee also participated on behalf of the committee in five meetings of Dover’s disclosure controls and procedures committee, one before each of the four quarterly earnings releases and one before the filing of Dover’s Annual Report on Form 10-K for 2008. In addition, the audit committee held eight meetings in which it reviewed 2008 financial information. Four of these meetings were held in connection with the Dover board’s regular quarterly meetings. The other four were held to review Dover’s Quarterly Report on Form 10-Q for each of the first three quarters and Dover’s Annual Report on Form 10-K for the full year just prior to their filing with the SEC.

Based upon the review and discussions referred to above, the audit committee recommended that the audited financial statements for the year ended December 31, 2008 be included in Dover’s Annual Report on Form 10-K.

Audit Committee:	Mary A. Winston (Chair)
Thomas J. Derosa
Bernard G. Rethore
Michael B. Stubbs

Relationship with Independent Registered Public Accounting Firm

As discussed above, the independent registered public accounting firm of PwC is the independent registered public accounting firm selected by the audit committee to audit our annual accounts and those of our subsidiaries for 2009.

Fees Paid to Independent Registered Public Accounting Firm

Audit Fees.  Audit fees include fees for audit or review services in accordance with generally accepted auditing standards and fees for services that generally only independent auditors provide, such as statutory audits and review of documents filed with the SEC. Audit fees also include fees paid in connection with services required for compliance with Section 404 of the Sarbox Act. The aggregate fees, rounded to the nearest thousand dollars, paid to, or accrued for, PwC for consolidated auditing services to us and our subsidiaries for the years ended December 31, 2008 and December 31, 2007 were $9,275,000 and $9,408,000, respectively.

Audit-Related Fees.  For the years ended December 31, 2008, and December 31, 2007, no fees were paid to or accrued for PwC for audit-related services to us or our subsidiaries.

Tax Fees.  Tax fees include fees for services that are performed by professional tax staff other than in connection with the audit. These services include tax compliance services. The aggregate fees, rounded to the nearest thousand dollars, paid to, or accrued for, PwC for tax services to us and our subsidiaries for the years ended December 31, 2008 and December 31, 2007 were $931,000 and $921,000, respectively.

All Other Fees.  All other fees include, for the year ended December 31, 2008, fees for services in connection with a fraud prevention compliance program and a foreign license project. All other aggregate fees, rounded to the nearest thousand dollars, paid to, or accrued for, PwC to us and our subsidiaries for the years ended December 31, 2008 and December 31, 2007 were $269,000 and $0, respectively.

Pre-Approval of Services Provided by Independent Registered Public Accounting Firm

Consistent with its charter and applicable SEC rules, our audit committee pre-approves all audit and permissible non-audit services provided by PwC to us and our subsidiaries. With respect to certain services which PwC has traditionally provided, the audit committee has adopted specific pre-approval policies and procedures. In developing these policies and procedures, the audit committee considered the need to ensure the independence of PwC while recognizing that, in certain situations, PwC may possess the expertise and be in the best position to advise us and our subsidiaries on issues and matters other than accounting and auditing.

The policies and procedures adopted by the audit committee allow the pre-approval by the audit committee of permissible audit-related services, non-audit-related services and tax services. Under the policies and procedures, pre-approval is generally provided for up to one year and any general pre-approval is detailed as to the particular services or category of services and is subject to a specific budget for each of them. The policies and procedures require that any other services be expressly and separately approved by the audit committee prior to such services being performed by the independent auditors. In addition, pre-approved services which it is known will exceed the budgeted amount included in a general pre-approval require separate, specific pre-approval. For each proposed service, the independent auditors and management are required to provide detailed information to the audit committee at the time of approval. The audit committee considers whether each pre-approved service is consistent with the SEC’s rules and regulations on auditor independence.

All audit-related and non-audit-related services of PwC during 2008 listed above under “Items to be Voted Upon — Proposal 5 — Relationship with Independent Registered Public Accounting Firm — Fees Paid to Independent Registered Public Accounting Firm” were pre-approved specifically or pursuant to the procedures outlined above.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis reviews the compensation objectives, policies and decisions of our Compensation Committee (the “committee”) with respect to our NEOs.

Under the oversight of the committee, we maintain an executive compensation program for our executives, including our NEOs, that is heavily focused on performance. The design and operation of the program reflect the following objectives:

•	Recruiting and retaining highly qualified executive officers;

•	Implementing measurable performance targets; and

•	Aligning our executives’ interests with our shareholders’ interests.

We seek to achieve these objectives through the following compensation principles:

•	Paying annual compensation that is competitive with that offered for similar positions by other public manufacturing companies of similar size;

•	Linking long-term compensation to objective performance and TSR; and

•	Aligning an executive’s compensation to the performance of the business over which the executive has the most control.

Our NEOs for 2008 consist of executives at our corporate and segment levels. Mr. Hoffman, our chief executive officer through November 30, 2008, and Mr. Kuhbach, our chief financial officer, held positions at the corporate level, and their 2008 compensation was aligned with our overall performance, as reported to shareholders. Mr. Livingston, our current CEO, became our president and chief operating officer in July 2008 and our chief executive officer effective December 1, 2008. However, at the beginning of 2008, when the committee established 2008 performance-based compensation targets, Mr. Livingston was the president and chief executive officer of Dover Engineered Systems, one of our business segments, and, accordingly, his compensation for 2008 was aligned with the performance of Dover Engineered Systems, rather than our company as a whole. Our remaining NEOs for 2008 were at the segment level and their 2008 compensation was aligned with the performance of their respective business segments.

We provide the following compensation and benefits components to our executive officers, including our NEOs.

Component	Objective	Key Features

Salary	To provide a fixed level of annual cash compensation.	Targeted on average at the market 62nd percentile. Individual salaries are set as appropriate based on executive’s responsibilities, performance, skills, and experience as compared with the relevant market.
Annual cash bonus	To encourage and reward executive officers’ contribution over the year in producing strong financial and operating results.	Awards are based on assessment of earnings performance for each executive’s relevant business entity and other factors in the individual’s annual performance.
Long-term cash performance award	To encourage and reward executive officers’ contribution in producing strong financial and operating results over a three-year period.
Awards are formulaically determined based on the financial performance of each executive’s relevant business unit.

Starting in 2009, pending shareholder approval, the plan’s formula will be changed to better reflect each unit’s shareholder return performance (see below).

Component	Objective	Key Features

Equity awards	To encourage executive officers to focus on long-term performance, retain talented executives and align their interests with those of our shareholders.
SSARs have value only to the extent our stock price appreciates over the grant price.

Starting in 2009, pending shareholder approval, a portion of our executive officers’ equity awards will be performance shares, in lieu of SSARs. The performance shares will vest based on our three-year TSR compared to that of our peer group (see below).

Retirement plans, including broad-based plans, Supplemental Executive Retirement Plan and Deferred Compensation Plan	To provide competitive retirement benefits in a tax-efficient manner, retain talented executives and encourage them to focus on long-term performance.	Consist of both qualified retirement plans generally available to most employees as well as plans limited to executive participation to deliver more competitive benefits.

In 2008, our compensation committee retained Mercer to review our long-term incentive compensation program, the 2005 plan, to provide competitive data and provide recommendations related to potential changes in our program. As a result of that process, which was undertaken as part of an overall company strategy review, we have adopted, subject to shareholder approval, a new framework for our long-term incentive compensation. The amendments to the 2005 plan in Proposal 2 are designed to provide our compensation committee with greater flexibility in selecting incentive compensation components to best enhance creation of shareholder value. Beginning with awards for 2009, subject to shareholder approval, the compensation committee intends to focus on TSR and iTSR for two components of our performance-based long-term incentive compensation.

We have traditionally offered our executive officers incentive compensation under the 2005 plan in two forms. The first form is cash performance awards, which are paid, if earned, three years after award, depending on the financial performance of the executive officer’s applicable business unit over the three-year period. The second form is equity awards consisting of SSARs, which are not exercisable until three years after grant, and are thereafter exercisable for seven years, for a total term of 10 years.

Under the 2005 plan as proposed to be revised, we will continue to provide three-year cash performance awards. However, the payout of such awards will be based on satisfaction of iTSR targets. iTSR measures the internal performance of a company or business unit, defined as the change in the entity value (based on a multiple of EBITDA) plus free cash flow, over the performance period. We will also continue to award long-term incentive compensation in the form of SSARs. However, subject to shareholder approval, for our executive officers, we will provide a portion of the equity incentive opportunity in the form of performance shares in lieu of SSARs. Like cash performance awards, the payment of the performance shares will depend on the satisfaction of performance targets over a three-year period. In the case of performance shares, the performance criteria will be our corporate TSR over the performance period relative to our peer group of companies discussed below. TSR is the change in stock price plus dividends paid over the performance period. Performance share award payments will be in the form of our common stock. The compensation committee plans to grant only one performance share for each four SSARs that it otherwise would grant. If we fail to meet threshold performance after three years, no payout of performance shares will be made, and the payout level could be up to 200% of the granted number of performance shares if the actual three year TSR meets or exceeds the 75th percentile of our peer group.

The following table summarizes the components of our long-term incentive compensation plan and the related performance criteria.

	Current Performance	Proposed Performance Criteria
LTIP Component	Criteria	(Starting in 2009)

SSARs	Market price of our common stock	No change
Cash Performance Awards	ROI and Earnings Growth	iTSR
Performance Shares	N/A	TSR relative to peers

To reinforce a stock ownership culture among our executive officers, the compensation committee is also implementing minimum share ownership guidelines in 2009. Under the guidelines, each executive officer at the corporate, segment or platform subsidiary level will be required to own shares having a fair market value equal to a multiple of his or her salary within a specified number of years, subject to limited exceptions. Under the guidelines, the executive officers will be required to hold the net after-tax shares acquired through our 2005 plan until they have satisfied the applicable guidelines.

The revised framework for awards under the 2005 plan is designed to meet the following objectives:

Objective	Framework Design Component

Align executive compensation with value creation as measured internally by iTSR and externally by our TSR
Cash Performance Plan (“CPP”) payouts are driven by iTSR components (EBITDA, free cash flow).

Performance Share Award payouts are driven by our TSR relative to a 38-company peer group (performance shares introduced for corporate, segment and platform executives, including the NEOs, and carved out of a portion of the SSAR grant).

SSARS are retained (but at a reduced level for corporate, segment and platform executives).

Raise the bar on expected financial and market performance
Target performance share grant is earned only if we meet median peer group 3-year TSR.

Performance share awards result in no payout if our TSR over a three-year period is below the 35th percentile of our 38-company peer group.

Reward executives for businesses over which they have the most influence	CPP payouts are based on iTSR for each participant’s business entity. Performance shares are introduced only for those executives with the most direct impact on our TSR.
Reinforce a share ownership culture
Minimum share ownership guidelines are introduced for executives at the corporate, segment and platform levels.

Equity compensation components of long-term incentive awards maintained for all plan participants.

In addition, we have also adopted, subject to shareholder approval, amendments to the performance criteria for our annual bonus plan, making the performance criteria for that plan consistent with the performance criteria for the 2005 plan, as amended. These amendments will provide the committee greater flexibility in designing incentive compensation targets to drive our annual financial and operating objectives.

Determining Executive Compensation

Pay Mix

We have designed our executive compensation programs for our NEOs and other senior executive officers to emphasize performance-based compensation. Fixed compensation elements, although essential to a competitive compensation program, are not the focus point of our executive compensation programs. Under both our current, pre-amendment program and our proposed modified program, the majority of our NEOs’ compensation is at risk (i.e., performance-based).

Annual Review

Compensation for executive officers is reviewed annually in January. We generally employ a “one-over-one” compensation review system in which an employee’s compensation is proposed by the employee’s supervisor and approved or revised by the person to whom the supervisor reports. The compensation of the executive officers who report directly to our chief executive officer is recommended by our chief executive officer and revised or approved by the compensation committee. The compensation of our chief executive officer is recommended by the compensation committee and approved or revised by all of our independent directors acting as a group (which includes all of the members of the compensation committee).

In establishing compensation for our senior executive officers (consisting of our chief executive officer and the executive officers who report directly to our chief executive officer, including all NEOs), the compensation committee considers the total compensation earned or potentially available for each such person. As part of this process, the compensation committee reviews “tally sheets” for our NEOs and other senior executive officers. The tally sheets are intended to ensure that the compensation committee has all compensation data regarding such officers in front of it as it makes compensation decisions. Accordingly, the tally sheets include all elements of remuneration, including salary, annual bonus, cash performance awards and payouts, equity incentive awards, aggregate value of outstanding equity incentive awards, retirement and termination benefits, hypothetical payments following termination upon change in control, health and welfare benefits and any perquisites.

Competitor Data

We believe that a competitive pay package is an important tool in our efforts to attract and retain qualified executives with manufacturing industry experience. To ensure that the compensation we offer remains competitive, we compare it to that offered by other manufacturers with whom we compete for a limited pool of executive talent.

Given the wide diversity of the businesses we own and the many different end-markets they serve, we believe it is useful to assess our executives’ compensation using data from a broad range of manufacturing companies. To accomplish this, we generally compare our executive compensation to that offered by the manufacturing companies in the Total Compensation Management database, a proprietary database designed by Hewitt Associates (the “TCM database”). The TCM database currently includes almost 200 public manufacturing companies, including Dover.

We have utilized the TCM database because it includes a broad range of manufacturing companies and because we and the other companies in the database are comparable in other ways, including the following:

•	substantial U.S. operations (only U.S. compensation data is included in the database);

•	geographically diverse;

•	comparable revenues (over half of the TCM manufacturing companies have revenues between $1 billion and $10 billion); and

•	operations in many of the same manufacturing sectors.

In assessing the appropriateness of compensation for a particular executive, we use the TCM manufacturing companies data adjusted for revenues similar to those of the executive’s unit. For example, in considering the compensation of a segment head, we use the adjusted data for divisions of TCM manufacturing companies. We then generally use the 62nd percentile of pay for a comparable position at the companies in that subset as a reference point in determining compensation for the position.

In 2008, in connection with the review of our 2005 plan, we identified a group of 38 companies as our new peer group. We used this group of companies for purposes of comparing the performance of our stock in our performance graph included in our annual report to shareholders and, subject to shareholder approval of our proposed 2005 plan amendments, will use it for determining our relative TSR for purposes of payout of performance shares. In addition, beginning with compensation for 2009, we will use compensation data from this peer group, in addition to the TCM database, in considering compensation for our NEOs.

Our peer group consists of the companies listed below. This group of companies was selected because they collectively represent our mix of businesses in the following sectors: industrial machinery, construction and farm machinery, electrical and electronic equipment, oil and gas equipment, aerospace and defense, building products and consumer goods. In addition, the median revenue of the group roughly matches that of Dover.

Actuant Corp.	FMC Technologies	Parker-Hannifin
AGCO	Honeywell	Pentair
Agilent Technologies	Hubbell	Precision Castparts
Ametek	Idex	Rockwell Automation
Cameron International	Illinois Tool Works	Roper Industries
Carlisle Cos	Ingersoll-Rand	SPX
Cooper Industries	ITT Industries	Terex
Crane	Leggett & Platt	Timken
Danaher	Manitowoc	Tyco
Deere & Company	Masco	United Technologies
Eaton	Oshkosh	Weatherford
Emerson Electronic	Paccar	3M Company
Flowserve	Pall

Compensation Components

Our NEOs’ remuneration consists of an annual salary, an annual incentive bonus opportunity and long-term cash and equity based awards, as well as retirement and other customary benefits such as participation in a health and welfare program. We do not provide post-retirement health care benefits to our executive officers.

1.  Salary

We set salaries of our executive officers at levels that are intended to motivate and reward annual achievements and continued service to us. As discussed above, we generally use the 62nd percentile of the TCM database as a reference point in determining compensation. We also take into account the officer’s assigned responsibilities, individual performance, business unit performance and the individual’s skills, experience and background as well as overall economic conditions. Salaries are reviewed annually and adjusted as appropriate to realign them with market levels after taking into account the factors indicated above. Beginning with salaries for 2009, we will also consider compensation data from our peer group in making salary decisions for our NEOs. Mr. Livingston’s salary was increased during 2008 to reflect his promotion to our president and chief operating officer and then chief executive officer. All other salary increases for 2008 reflect increases to remain competitive with general market levels. For 2009, given the significant adverse economic conditions, management recommended that there be no increases in the salaries of our NEOs, which the compensation committee endorsed. Effective March 1, 2009, Mr. Livingston took a reduction in his salary for the remainder of the year of 15%, and his direct reports took a 10% reduction.

2.	Performance-Based Compensation

We offer incentive compensation on an annual and longer-term basis. There are four forms of awards:

Type of Award	Performance Period	Performance Metrics

Annual bonus	1 year	Earnings
Cash performance program	3 years	ROI and earnings growth (under current program); iTSR (under proposed program)
Performance shares (under proposed program)	3 years	TSR relative to peer group (under proposed program)
SSARs	3 year vesting; 10 year term	Stock price appreciation

a.	Annual Bonus

Our executives who participate in the annual bonus plan (including, for 2008, all of the NEOs) are awarded annual bonuses to reward their achievement of preset annual financial performance goals that vary depending upon the executive officer’s business unit. The annual bonus plan is designed to satisfy the requirements of Section 162(m) of the Internal Revenue Code so that we may deduct for federal income tax purposes the full amount of the annual bonus awards to participants.

At the beginning of each year, the compensation committee determines which executive officers will participate in the annual bonus plan that year. At that time, the compensation committee also selects the performance criteria by which each participant will be measured for that year, the numerical performance target for each such criterion, and a target dollar bonus amount for each participant. The compensation committee sets the numerical performance targets at levels it believes provide a reasonable bonus opportunity, with an incentive for substantial upside for achievement of greater than 100% of the target. It is generally anticipated that performance will fall between 75% and 100% of the target. The compensation committee has decided that no credit will be given for performance less than 50% of a performance target, and that no additional credit will be given for performance above 150% of a performance target.

After the end of the year, the percentage of achievement of the performance target is determined and the potential bonus for each participant is calculated. The compensation committee then considers all other factors in the annual performance of each participant. These factors include the participant’s individual contributions with respect to strategic objectives, such as acquisitions and divestitures, global expansion initiatives, overall leadership and effectiveness, efficiency and productivity efforts, attracting, retaining and developing the skills and talents of high-caliber employees, developing succession plans for themselves and their direct reports and fostering a culture of compliance with laws and our ethical standards. Considering these factors, the compensation committee has discretion to set the amount of a participant’s annual bonus, provided that under the annual bonus plan the compensation committee may not award an amount greater than that calculated in accordance with the annual bonus plan. The bonuses paid under the annual bonus plan are almost always less than the maximum possible bonus calculated in accordance with the plan.

For 2008, the performance criteria for participants were based on our earnings per share for corporate executives and operating earnings for segment executives. These criteria were considered to be most likely to have a direct, positive impact on shareholder returns.

The table below provides the specific performance targets, level of achievement, and annual bonus payment for each named executive officer for 2008:

	Annual Bonus		Actual
	Opportunity ($ and	Performance	Performance	Maximum Payable	Actual Bonus ($ and
Named Executive	as a Percent of	Target	(as a Percent of	Based on Unit	a Percent of
Officer	Salary)	of Officer’s Unit	Target)	Performance ($)	Maximum Payable)

Robert Livingston(1)	1,775,000(250%)	$319 million operating earnings	87.5%	1,378,000	1,000,000 (73%)
Ronald Hoffman(2)	3,675,000(300%)	$4.02 EPS	77.6%	2,852,000	2,930,000 (103%)
Robert Kuhbach	1,830,000(300%)	$4.02 EPS	77.6%	1,420,000	605,000 (43%)
David Ropp	1,975,000(250%)	$342 million operating earnings	87.7%	1,533,000	835,000 (55%)
William Spurgeon	1,625,000(250%)	$352 million operating earnings	81.0%	1,261,000	650,000 (52%)
David Van Loan	1,813,000(250%)	$237 million operating earnings	81.9%	1,407,000	725,000 (52%)

(1)	At the beginning of 2008 when the performance targets were established, Mr. Livingston, our current chief executive officer, was president and chief executive officer of Dover Engineered Systems, one of our segments. Accordingly, Mr. Livingston’s performance targets for 2008 and payout were based on Dover Engineered Systems’ performance.

(2)	In the case of Mr. Hoffman, at the time of his retirement as our chief executive officer effective November 30, 2008, the compensation committee awarded him a discretionary bonus that somewhat exceeded the maximum payout of his 2008 annual bonus opportunity under the annual bonus plan. See “Executive Compensation — Compensation Discussion and Analysis — Compensation of the Chief Executive Officer” elsewhere in this proxy statement.

b.	Long-Term Incentive Plan Compensation

We offer executive officers incentive compensation over periods of time longer than one year under our 2005 plan. The compensation committee believes that compensation earned over a longer period helps retain highly qualified executive officers and motivate them toward longer term goals that will benefit shareholders. Only executives who are in a position to affect materially our profitability and growth are eligible for awards under the 2005 plan.

Awards under the 2005 plan are generally made only once each year, at the scheduled February compensation committee meeting shortly after announcement of earnings for the prior year. Except in very limited circumstances, the compensation committee does not grant awards under the 2005 plan at any other time during a given year. In such rare instances, the grants would be made by the compensation committee at a regularly scheduled quarterly meeting. All option/SSAR grants, whenever made, have an exercise or base price equal to our stock’s closing price on the NYSE on the date of grant. Mid-year hires who will participate in the long-term incentive plan usually receive their first grant the following February.

2005 plan awards are a combination of an equity grant and a cash performance award, both of which are performance-based. The award for an individual is calculated by multiplying the individual’s salary by a multiple appropriate for his or her level. These multiples were established by the compensation committee on the advice of a compensation consultant. The same multiple applies to all executive officers at the same level or in the same category of employees. The compensation committee reviews these multiples from time to time. It may, and infrequently does, change multiples, usually with advice from a compensation consultant. After an individual’s salary is multiplied by the appropriate multiple, the resulting dollar value is allocated between SSARs and a cash performance award, based on the executive’s responsibility across our organization. Increasingly higher percentages are allocated to reward potential through equity awards for persons who are in positions to most materially affect our overall profitability and growth. The table below shows how each NEO’s long-term incentive compensation opportunities were determined and allocated for 2008.

Long-term Incentive Compensation Opportunities for 2008

		Long-	Total Long-	CPP Target		SSAR Grant Value(2)(3)
	Salary at	Term	Term		Percent of		Percent of
	Time of	Incentive	Incentive		Total		Total
Named Executive Officer	Grant ($)	Multiple	Grant ($)	$	Grant (%)	$	Grant (%)

Robert Livingston(1)	710,000	1.65	1,171,682	575,100	49	596,582	51
Ronald Hoffman	1,225,000	2.19	2,679,320	529,200	20	2,150,120	80
Robert Kuhbach	610,000	1.15	704,156	139,080	20	565,076	80
David Ropp	790,000	1.65	1,303,706	639,900	49	663,806	51
William Spurgeon	650,000	1.65	1,072,663	526,500	49	546,163	51
David Van Loan	725,000	1.65	1,196,436	587,250	49	609,186	51

(1)	Mr. Livingston was president and chief executive officer of Dover Engineered Systems when he received his long-term incentive compensation award for 2008.

(2)	For 2009, 25% of the SSAR value has been granted in performance shares, pending shareholder approval.

(3)	Based on Black-Scholes option valuation methodology.

Cash Performance Awards.  The portion of the total award to be applied to the cash performance award becomes the target amount of that award. Cash performance awards are made annually for the three-year performance period commencing with the year of the award. Any payout of cash performance awards will occur three years later, conditional upon the level of achievement of pre-set financial performance targets by the participant’s business unit over the three-year period. For example, payouts of cash performance awards made in February 2009 are scheduled for payment in February 2012, depending on the level of achievement of the performance criteria for the three years 2009, 2010 and 2011, compared to the actual performance in the base year 2008. The actual cash payout, if any, is equal to the cash performance award target amount multiplied by a percentage which is derived from a performance matrix or table.

Cash Performance Awards for 2008 under Current Program.  For awards made in 2008 and prior years, including awards which were paid out in February 2009, the performance matrix used a combination of the following performance criteria, using in each case the average of each factor over the three-year performance period compared to the base year:

•	real (inflation adjusted) growth in earnings (earnings per share for our chief executive officer and chief financial officer at the corporate level and operating earnings for our segment heads); and

•	after-tax return on equity (at the corporate level) or return on investment (at the segment level).

As noted above, at the time the cash performance award for 2008 was granted, Mr. Livingston was the president and chief executive officer of one of our segments. Accordingly, the performance criteria applicable to his 2008 award were average three-year real growth in operating earnings and after-tax return on investment for that segment.

The matrix matches every percent of average after-tax return on equity (or investment, as the case may be) equal to or more than 10% with every percent of three-year average inflation-adjusted growth in earnings above zero. The following is an excerpt from the matrix included here to illustrate selected combinations of these measures and the percent payouts they produce:

	Average After-Tax Return on Equity / Investment

		10	20	30	40
Three-Year Average Growth in Earnings (adjusted for inflation)	5	56%	144%	199%	204%
	10	95%	240%	329%	337%
	15	125%	336%	449%	459%
	20	168%	432%	568%	596%

In determining an executive’s payout, the average return on equity (investment) actually achieved over a three-year period is matched on the matrix with the average growth in earnings achieved over that three-year period to arrive at a multiplier, which is then multiplied by the individual’s cash performance award target (fixed three years earlier as described above) to determine the payment. The matrix, using the applicable parameters, is applied to plan participants across all business units within Dover, providing a transparent, objective and egalitarian performance award system.

The matrix theoretically can be extended out to a very wide range. However, there are realistic and reasonable limits on any payouts. First, as a practical matter, very high average returns on investment or equity and very high earnings growth rates are difficult to attain on average over a three-year period. More importantly, the 2005 plan as in effect through 2008 has maximums built in which place the real limits on payouts. The maximum multiplier in the matrix is 1562%. The payouts to all individuals in a unit may not exceed 30% of the average annual earnings growth of the unit over the three-year period. In addition, the payment to any individual may not exceed $2,000,000, no matter how well the unit or we performed over that time. There is no payout if the three-year average growth in earnings is below zero or if the three-year average return on equity or return on investment is less than ten percent.

Because the plan is performance-based, the payouts rise and fall with the performance of a participant’s unit. Each of the six NEOs had an opportunity for a payout in each of the past five years or a total of 30 opportunities. Of those 30 opportunities, in 6 cases the payout was zero, in 2 cases the payout was $2,000,000 (the maximum under the plan), and the average payout was $707,106.

Cash Performance Awards for 2009 under Proposed Program.  Subject to shareholder approval, beginning with awards for the three-year performance period 2009-2011, the cash performance program will use iTSR over the performance period as the performance criteria.

Payouts of cash performance awards will be made on a sliding scale using the following formula. This formula will take the place of the matrix discussed above.

% iTSR	Payout Multiple

< 6%	0%
6%	25%
9%	100%
17%	300%
50%	750%

Total payouts for all participants for a business unit may not exceed 1.75% of the value created over the three-year performance period. In addition, the payout to any individual may not exceed $5,000,000. No payouts may be made unless iTSR equals or exceeds 6%.

Assuming shareholder approval of the change in performance criteria for the cash performance program, participants in the 2005 plan will receive any cash performance payouts for the performance period 2009 through 2011 measured under this proposed iTSR formula. Any payout of cash performance awards to our NEOs and other participants subject to Section 162(m) for the performance periods of 2007 through 2009 and 2008 through 2010 will continue to be based on the terms as described above with respect to the 2008 awards.

In the event that our shareholders do not approve the use of iTSR as a performance criterion, cash performance award payouts for all performance periods will continue to be based on the matrix described above under “Executive Compensation — Compensation Discussion and Analysis — Compensation Components — Performance-Based Compensation — Cash Performance Awards for 2008 under Current Program.”

Equity Awards.  Once the dollar value to be applied to the equity grant is determined, that value is converted into a number of equity awards. For 2008, all equity awards were made in the form of SSARs, the number of which was determined by dividing the dollar value to be applied to the equity grant by the Black-Scholes value of our stock on the date of grant. As noted above, subject to shareholder approval, we have added performance shares as a new type of equity award under the plan. Assuming shareholder approval of the use of performance shares, beginning with the awards granted in February 2009, we will use a combination of SSARs and performance shares to reflect the equity portion of 2005 plan awards for corporate, segment and platform executive officers. Executive officers at those levels, including all of our NEOs, will receive 25% of the equity portion of the award in the form of performance shares. For purposes of determining the value of the awards granted, the committee used the assumption that each performance share was the equivalent of four SSARs.

We have made alternative awards, contingent on whether our shareholders approve the proposed amendments to the 2005 plan. In the event that the shareholders approve the amendments, we have awarded our executive officers at the corporate, segment and platform levels the equity portion of their 2005 plan award in SSARs and performance shares. In the event that our shareholders do not approve the amendments to the 2005 plan, such executive officers will receive all of the equity portion of their 2005 plan award in the form of SSARs.

SSARs.  All SSARs have been granted with ten-year terms and are not exercisable until three years after their grant. The exercise or base price of all SSARs is the closing price of our stock on the date of grant.

Performance Shares.  Beginning in 2009, subject to shareholder approval, equity awards under the 2005 plan will include performance shares. Performance shares represent potential payments of common stock based on our relative TSR versus that of our peer group over the performance period.

Actual payments may range from 0% to 200% of target grant, as follows:

Dover 3-year TSR		Payout Percentage
Performance v. Peer Group	Payout Level	of Target Grant

≥ 75th Percentile	Maximum	200%
50th Percentile	Target	100%
35th Percentile	Threshold	50%
< 35th Percentile	Below Threshold	0%

Other Equity Awards.  The 2005 plan also provides for stock option grants and a limited number of restricted stock awards. However, we generally do not award restricted stock except in connection with special or unusual circumstances. No restricted stock awards have been made in recent years and none of our executive officers holds restricted stock. Since the 2005 plan was amended to make SSARs available, no options have been granted, and it is presently expected that none will be granted.

3.  Retirement Programs and Other Benefits

Broadly Available Plans.  Our executive officers are able to participate in retirement and benefit plans generally available to our employees on the same terms as other employees. The levels of participation may depend on factors such as age, length of service with our companies and salary level. These plans serve a different purpose than traditional compensation, such as providing protection against financial loss arising from illness, disability or death, and building retirement security.

We and most of our companies offer a 401(k) plan to substantially all U.S.-based employees and provide a company matching contribution denominated as a percentage of the amount of salary deferred into the plan by a participant during the course of the year. Some of our U.S.-based employees, including most of our executive officers, also participate in a tax-qualified defined benefit pension plan. All our U.S.-based employees are offered a health and welfare plan (including health, term life and disability insurance).

Limited Availability Plans.  We offer two non-qualified deferred compensation plans with participation generally limited to executive officers. These are the Supplemental Executive Retirement Plan (“SERP”) and the deferred compensation plan. The purpose of these plans is to permit executive officers to earn and put aside, on a tax-deferred basis, greater amounts than are permitted under our qualified plans. Both the 401(k) plan and the tax-qualified pension plan have significant contribution limitations established by law that significantly restrict the ability of highly compensated employees to save for retirement within those plans. The compensation committee believes that the ability to save for retirement on a tax-deferred basis is a significant factor in our efforts to hire and retain talented executives. The SERP in particular is intended to encourage executive officers to remain with us and enhance our long-term strength, growth and profitability. The opportunity to earn increased retirement benefits alleviates participants’ concerns about funding their retirement and enables enhanced focus on our business. The compensation committee was advised by a benefits consultant in adopting and setting the terms of the SERP. In certain instances, in order to facilitate the hiring of experienced, mid-career executives, participants are credited with a portion of years of service prior to their actual years of service with Dover for purposes of determining their benefits under the plan. Until March 1, 2009, in order to facilitate the hiring of experienced, mid-career executives, such persons could qualify for credit for service prior to joining Dover. The compensation committee recognizes the value of SERP participation to the executive officers and considers that value in setting the levels of their other compensation. For more information about this plan, see “Executive Compensation — Pension Benefits Through 2008” elsewhere in this proxy statement.

The deferred compensation plan allows participants to elect to defer their receipt of up to 50% of salary and 100% of bonus and any payout of a cash performance award. This affords tax planning benefits to participants. We do not consider the deferred compensation plan to play a major role in our compensation program, as it merely permits executive officers to defer receipt of part of their compensation to later periods, usually post-retirement. We do not match any amounts deferred or guarantee any particular return on such amounts. See “Executive Compensation — Nonqualified Deferred Compensation in 2008” elsewhere in this proxy statement for a detailed description of this plan. We offer this plan to assist in attracting and retaining executives in a competitive environment at little expense to us.

Change in Control Arrangements.  Although we do not have executive employment contracts, we do have double-trigger change-in-control agreements with each of the NEOs and certain other executive officers designed to encourage each such officer to continue to carry out his or her duties with our companies in the event of a change in control. The agreements, all of which are identical, provide that if both (1) there is a change in control of Dover and (2) within eighteen months following the change in control the officer’s employment is terminated either by Dover for other than “cause,” “disability” or death, or by such officer for “good reason” (all as defined in the agreements), then such officer will receive a lump sum payment equal to three times the salary in effect prior to that time plus the average annual bonus earned by the officer during the three prior years.

Under the terms of various of our benefit plans, a change in control will cause acceleration of the availability and payout of benefits, including that all outstanding cash performance awards and performance share awards will immediately vest and be paid and all outstanding stock options and SSARs will immediately vest and become exercisable. The treatment of our NEOs under these plans is the same as the treatment of all other participants in the plans, subject to potential delays in payments to our 50 most highly compensated officers required under Section 409A of the Internal Revenue Code.

Compensation of the Chief Executive Officer

The compensation of our chief executive officer is determined in the same manner and pursuant to the provisions of the same plans as the other executive officers. There are no special agreements, plans or other arrangements with the chief executive officer. The overall compensation of the chief executive officer is higher than that of the other executive officers due to his greater breadth of responsibilities and his ultimate responsibility, subject to board oversight, for the strategic business plan and the performance of the company. Due to the provisions of some plans, the chief executive officer’s higher salary and bonus can cause other elements of compensation to be higher, such as the number of SSARs or performance shares granted and change in retirement benefits. The compensation committee and the independent directors take this into consideration in setting the chief executive officer’s salary and bonus.

Mr. Hoffman retired as our chief executive officer effective November 30, 2008. In connection with Mr. Hoffman’s retirement, after considering, among other factors, Mr. Hoffman’s service to our company, including his leadership in refocusing the alignment of our companies, re-evaluating our capital allocation priorities and embedding operational excellence through the PerformanceCOUNTS program, the compensation committee awarded him a bonus for 2008 of $2,930,000, which was paid in December 2008. The committee also determined that previously awarded options and SSARs would continue to vest and be exercisable by Mr. Hoffman until the earlier of an award’s normal expiration date and November 30, 2013, that Mr. Hoffman will be entitled to receive any payments under his three outstanding cash performance plan awards if and when they become due based on actual performance (payment dates being February 2009, 2010 and 2011), and that Mr. Hoffman will be permitted to participate in our health and welfare program, at his expense, under COBRA until he reaches age 65.

When Mr. Livingston, our chief executive officer, was promoted on July 1, 2008 from the head of one of our segments to be our president and chief operating officer, his salary was increased from $710,000 to $810,000. When he was promoted to be our chief executive officer on December 1, 2008, his salary was increased to $900,000. There were no other changes in his compensation at those times. Effective March 1, 2009, Mr. Livingston took a reduction in his salary for the remainder of the year of 15%.

Other Compensation Policies

Employment contracts and severance agreements

Our executive officers do not have employment contracts and we do not have a formal severance policy. Accordingly, other than benefits to be provided in accordance with the terms of compensation plans in connection with previously granted equity and cash performance awards, accrued retirement benefits and double-trigger change in control agreements described above, an executive officer’s severance or other benefits upon termination of employment are at the discretion of the compensation committee.

Perquisites

In keeping with our decentralized management style, we have no formal executive perquisite program. Management and the compensation committee believe that providing significant perquisites to executive officers would not be consistent with our overall compensation philosophy. Perquisites are determined on a case-by-case basis at the applicable segment or corporate headquarters level for the NEOs and have generally consisted of items such as club memberships, annual physicals and automobile usage.

Shareholding Guidelines

We believe that our executives will most effectively pursue the long-term interests of our shareholders if they are shareholders themselves. We have not historically had formal share ownership requirements for our executive officers, although senior executive officers were generally expected to hold the net shares they acquired upon exercise of options or SSARs for the duration of employment. As noted above, the compensation committee is adopting formal share ownership guidelines for our executives to reinforce our culture of share ownership, define minimum levels of share ownership and provide our executives with greater flexibility in their personal financial planning once the ownership guidelines are met. These guidelines will be implemented in 2009.

Under these guidelines, our chief executive officer must hold shares of common stock equal in value to five times his annual salary. Other senior executive officers (including other NEOs and those executives who report directly to the chief executive officer) are required to own shares equal in value to three times their annual salary, with our remaining executives having a minimum share ownership set at two times their annual salary. The compensation committee may grant exceptions from the guidelines for significant personal events, such as the purchase of a house. In addition, the compensation committee may reduce or waive the requirements for persons as they approach retirement age.

Each person will have five years from the implementation date or the date of hire or promotion to a covered position to meet the applicable guidelines. Anyone who fails to meet or to make satisfactory progress toward the share ownership guidelines within that time period may receive a portion of his or her annual bonus or any cash performance program payments in stock, until such time as he or she satisfies the guidelines.

Tax Deductibility; Section 162(m)

We take into consideration applicable tax, securities laws and accounting regulations in structuring and modifying our compensation arrangements and employee benefit plans and, as we deem appropriate, making individual compensation decisions.

As discussed above in “Items to be Voted Upon — Proposal 3 — Proposal to Approve Amendments to the Executive Officer Annual Incentive Plan,” Section 162(m) of the Internal Revenue Code limits our ability to deduct, in calculating our income tax, compensation in excess of $1 million to specified executive officers unless the compensation is paid under a shareholder-approved plan and meets the requirements for performance-based compensation. Our annual bonus plan, cash performance awards and performance share awards covered under our 2005 plan are designed to satisfy the requirements of Section 162(m).

Most of our NEOs’ compensation other than salary qualifies as performance-based and is therefore deductible under Section 162(m). All salaries up to $1 million are also deductible. We consider tax deductibility to be an important, but not the sole or primary, consideration in setting executive compensation. Accordingly, the compensation committee has the authority to approve, and in specific situations has approved, the payment of compensation that may not be deductible when it believes such payments are in the best interest of our shareholders. In February 2008 when the independent directors set Mr. Hoffman’s 2008 salary at $1,225,000, they anticipated that the amount above $1,000,000 would not be deductible, but they believed that this amount was justifiable given Mr. Hoffman’s service to us.

Compensation Committee Report

We reviewed and discussed with management the Compensation Discussion and Analysis for the year ended December 31, 2008.

Based on the review and discussions referred to above, we recommended to the board of directors that this Compensation Discussion and Analysis be included in this proxy statement and in Dover’s Annual Report on Form 10-K for the year ended December 31, 2008.

Compensation Committee:	Richard K. Lochridge (Chair) Robert W. Cremin Jean-Pierre M. Ergas Peter T. Francis Kristiane C. Graham

Summary Compensation Table

The Summary Compensation Table and notes below show all remuneration for 2008 provided to:

•	our current chief executive officer,

•	our former chief executive officer;

•	our chief financial officer; and

•	our three other most highly compensated executive officers.

The determination of the most highly compensated executive officers is based on total compensation paid or accrued for 2008, excluding changes in the actuarial value of defined benefit plans and earnings on nonqualified deferred compensation balances.

						Change in
						Pension Value
						and
						Nonqualified
					Non-Equity	Deferred
				Option	Incentive Plan	Compensation	All Other
Name and			Bonus	Awards	Compensation	Earnings (4)	Compensation	Total
Principal Position	Year	Salary ($)	($)(1)	($)(2)	($)(3)	($)	($)(5)	($)

Robert A. Livingston	2008	767,500	1,000,000	668,334	763,020	998,938	20,225	4,218,017
President and Chief Executive Officer(6)
Ronald L. Hoffman	2008	1,119,792	2,930,000	2,582,069	632,952	4,844,741	5,520	12,115,074
Former President and	2007	1,200,000	1,600,000	2,680,398	1,124,334	2,215,397	10,800	8,830,929
Chief Executive	2006	1,000,000	2,300,000	2,292,385	1,013,727	1,866,242	9,544	8,481,898
Officer(7)
Robert G. Kuhbach	2008	610,000	605,000	968,855	163,729	434,029	5,520	2,787,133
Vice President and Chief	2007	585,000	580,000	767,745	292,042	643,532	10,800	2,879,119
Financial Officer	2006	565,000	550,000	694,715	424,356	571,806	9,557	2,815,434

David J. Ropp	2008	790,000	835,000	691,676	1,534,870	505,461	37,637	4,394,644
Vice President of Dover,	2007	750,000	835,000	1,469,898	1,596,849	1,135,256	10,800	5,797,803
President and Chief	2006	700,000	750,000	935,655	2,000,000	1,204,136	9,525	5,599,316
Executive Officer of Dover Industrial Products Inc.
William W. Spurgeon, Jr.	2008	650,000	650,000	626,391	2,000,000	324,416	11,040	4,261,847
Vice President of Dover, President and Chief Executive Officer of Dover Fluid Management, Inc.
David Van Loan	2008	725,000	725,000	693,232	1,763,595	661,203	31,825	4,599,855
Vice President of Dover, President and Chief Executive Officer of Dover Electronic Technologies, Inc.

(1)	Bonus amounts generally represent payments under our annual bonus plan for the year indicated, which payments are made in the first quarter of the following year. The annual bonus plan constitutes a non-equity incentive plan under Statement of Financial Accounting Standards No. 123(R). Although they are based on satisfaction of pre-established performance targets, these amounts are reported in the bonus column rather than the non-equity incentive plan compensation column to make clear that they are annual bonus payments for the year indicated and to distinguish them from the payouts under the cash performance awards under the 2005 plan for the three-year performance period ended December 31 of that year.

(2)	The amounts represent the compensation cost of outstanding option and SSAR awards granted during the year indicated and prior years, calculated and expensed in accordance with Statement of Financial Accounting Standards No. 123(R) for the fiscal year indicated, and do not correspond to the actual value that might be recognized by the named executives. For a discussion of the assumptions relating to calculation of the cost of equity awards, see Note 10 to the Notes to the Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2008.

(3)	Amounts represent the payouts earned under cash performance awards under our 2005 plan for the three-year performance period ended on December 31 of the year indicated. The actual payouts were made during the first quarter of the following year. See the column under Note (1) for additional amounts paid as non-equity incentive plan compensation.

(4)	Amounts represent changes in present value of accumulated benefits under the pension plan and/or SERP during 2008.

(5)	For Messrs. Livingston, Hoffman, Kuhbach and Spurgeon, the amounts represent 401(k) matching/profit sharing contributions. For Mr. Ropp, the amount represents, for 2008, travel expenses, $5520 in 401(k) matching/profit sharing contributions, $23,541 in reimbursement of relocation expenses and $8,363 in automobile allowance, and, for other years, 401(k) matching/profit sharing contributions. For Mr. Van Loan, the amount represents $17,425 in 401(k) matching/profit sharing contributions and $14,400 in automobile allowance.

(6)	Mr. Livingston became Dover’s president and chief operating officer on July 1, 2008 and became chief executive officer on December 1, 2008. Prior thereto, he was a vice president of Dover and the president and chief executive officer of Dover Engineered Systems, Inc. Mr. Livingston was not a named executive officer for the years 2007 and 2006. Mr. Livingston’s salary for 2008 reflects the changes in his position during 2008. His annual salary was set at $900,000 as of December 1, 2008 and remains at that level into 2009. Effective March 1, 2009, Mr. Livingston reduced his salary by 15% for the remainder of the year.

(7)	Mr. Hoffman retired as Dover’s chief executive officer effective November 30, 2008. Mr. Hoffman’s salary for 2008 was pro-rated to reflect his services for 11 months of the year.

Grants of Plan-Based Awards in 2008
(all awards have a grant date of February 14, 2008)

					Estimated
					Future
					Payouts Under
		Estimated Future Payouts Under			Equity	Exercise	Grant
		Non-Equity Incentive Plan Awards			Incentive Plan	Price of	Date
		Threshold			Awards	Option	Fair
		(1)	Target	Maximum	Target	Awards	Value
Name	Type	($)	($)	($)	(#)	($/Sh)	($)

Mr. Livingston	SSAR(2)	n/a	n/a	n/a	54,383	42.30	596,582
	CPP(3)	0	575,100	2,000,000	n/a	n/a	n/a
	Bonus Plan(4)	0	1,775,000	2,662,500	n/a	n/a	n/a
Mr. Hoffman	SSAR(2)	n/a	n/a	n/a	196,000	42.30	2,150,120
	CPP(3)	0	529,200	2,000,000	n/a	n/a	n/a
	Bonus plan(4)	0	3,675,000	5,512,500	n/a	n/a	n/a
Mr. Kuhbach	SSAR(2)	n/a	n/a	n/a	51,511	42.30	565,076
	CPP(3)	0	139,080	2,000,000	n/a	n/a	n/a
	Bonus plan(4)	0	1,830,000	2,745,000	n/a	n/a	n/a
Mr. Ropp	SSAR(2)	n/a	n/a	n/a	60,511	42.30	663,806
	CPP(3)	0	639,900	2,000,000	n/a	n/a	n/a
	Bonus plan(4)	0	1,975,000	2,962,500	n/a	n/a	n/a
Mr. Spurgeon	SSAR(2)	n/a	n/a	n/a	49,787	42.30	546,163
	CPP(3)	0	526,500	2,000,000	n/a	n/a	n/a
	Bonus plan(4)	0	1,625,000	2,437,500	n/a	n/a	n/a
Mr. Van Loan	SSAR(2)	n/a	n/a	n/a	55,532	42.30	609,186
	CPP(3)	0	587,250	2,000,000	n/a	n/a	n/a
	Bonus plan(4)	0	1,813,000	2,718,750	n/a	n/a	n/a

(1)	Represents the minimum amount payable for a certain level of performance.

(2)	Represents an award of an SSAR under the 2005 plan. The SSARs will not be exercisable until February 14, 2011. The grant date fair value is calculated in accordance with Statement of Financial Accounting Standards No. 123(R), using a Black-Scholes value of $10.97 per SSAR.

(3)	Represents a cash performance award under the 2005 plan made on February 14, 2008 for the three-year performance period of 2008 through 2010 compared to the base year 2007. The actual cash payout, if any, at the end of the three-year performance period will be equal to the award amount multiplied by a percentage which is derived from a performance matrix. The target amount shown assumes the award amount is multiplied by 100%. See “Executive Compensation — Compensation Discussion and Analysis — Compensation Components — Performance-Based Compensation” elsewhere in this proxy statement.

(4)	The amounts shown in this row reflect the potential payouts in February 2009 for 2008 under the annual bonus plan. The threshold, target and maximum amounts assume, respectively, less than 50%, 100% and 150% satisfaction of the participant’s performance goal for 2008. The bonus amount actually paid in February 2009 is disclosed in the Summary Compensation Table in the column “Bonus” for 2008 for the executive officer. No future payout will be made under this award. For a discussion of the annual bonus plan and the 2008 payouts, see “Executive Compensation — Compensation Discussion and Analysis — Compensation Components — Performance-Based Compensation” elsewhere in this proxy statement.

Outstanding Equity Awards at Fiscal Year-End 2008

	Number of		Number of
	Securities Underlying		Securities Underlying
	Unexercised Options		Unexercised Options		Option Exercise	Option
Name	(#) Exercisable		(#) Unexercisable		Price ($)	Expiration Date

Mr. Livingston			54,383	(1)	42.30	2/14/2018
			41,621	(2)	50.60	2/8/2017
			42,261	(3)	46.00	2/2/2016
	44,763	(4)			38.00	2/10/2015
	15,728	(5)			41.25	2/12/2014
	33,713	(6)			24.50	2/13/2013
	25,343	(7)			38.00	2/14/2012
	22,024	(8)			41.00	2/8/2011
	9,449	(9)			39.00	2/10/2010
	9,510	(10)			31.00	2/4/2009
Mr. Hoffman			196,000	(1)	42.30	2/14/2018
			160,506	(2)	50.60	2/8/2017
			169,609	(3)	46.00	2/2/2016
	195,421	(4)			38.00	2/10/2015
	106,533	(5)			41.25	2/12/2014
	56,041	(6)			24.50	2/13/2013
	40,500	(7)			38.00	2/14/2012
	12,634	(8)			41.00	2/8/2011
Mr. Kuhbach			51,511	(1)	42.30	2/14/2018
			41,297	(2)	50.60	2/8/2017
			43,873	(3)	46.00	2/2/2016
	50,760	(4)			38.00	2/10/2015
	44,596	(5)			41.25	2/12/2014
	36,582	(7)			38.00	2/14/2012
	34,046	(8)			41.00	2/8/2011
	16,568	(9)			39.00	2/10/2010
	54,549	(10)			31.00	2/4/2009
Mr. Ropp			60,511	(1)	42.30	2/14/2018
			48,024	(2)	50.60	2/8/2017
			49,304	(3)	46.00	2/2/2016
	56,274	(4)			38.00	2/10/2015
	47,127	(5)			41.25	2/12/2014
	28,122	(6)			24.50	2/13/2013
	11,670	(7)			38.00	2/14/2012
	10,416	(8)			41.00	2/8/2011
	5,101	(9)			39.00	2/10/2010
Mr. Spurgeon			49,787	(1)	42.30	2/14/2018
			38,419	(2)	50.60	2/8/2017
			40,500	(3)	46.00	2/2/2016
	46,042	(4)			38.00	2/10/2015
	9,291	(5)			41.25	2/12/2014
	13,557	(6)			24.50	2/13/2013
	7,598	(7)			38.00	2/14/2012
	3,294	(8)			41.00	2/8/2011
	1,208	(9)			39.00	2/10/2010
	1,441	(10)			31.00	2/4/2009
Mr. Van Loan			55,532	(1)	42.30	2/14/2018
			44,822	(2)	50.60	2/8/2017
			44,374	(3)	46.00	2/2/2016
	20,411	(4)			38.00	2/10/2015
	14,335	(5)			41.25	2/12/2014
	24,135	(6)			24.50	2/13/2013
	15,561	(7)			38.00	2/14/2012
	14,422	(8)			41.00	2/8/2011
	6,558	(9)			39.00	2/10/2010
	7,727	(10)			31.00	2/4/2009

(1)	SSARs granted on February 14, 2008 are not exercisable until February 14, 2011.

(2)	SSARs granted on February 8, 2007 that are not exercisable until February 8, 2010.

(3)	SSARs granted on February 2, 2006 that did not become exercisable until February 2, 2009.

(4)	Stock options granted on February 10, 2005 that became exercisable on February 10, 2008.

(5)	Stock options granted on February 12, 2004 that became exercisable on February 12, 2007.

(6)	Stock options granted on February 13, 2003 that became exercisable on February 13, 2006.

(7)	Stock options granted on February 14, 2002 that became exercisable on February 14, 2005.

(8)	Stock options granted on February 8, 2001 that became exercisable on February 8, 2004.

(9)	Stock options granted on February 10, 2000 that became exercisable on February 10, 2003.

(10)	Stock options granted on February 4, 1999 that became exercisable on February 4, 2002.

Option Exercises and Stock Vested in 2008

	Option Awards
	Number of
	Shares Acquired	Value Realized
	on Exercise	on Exercise
Name	(#)	($)(1)

Mr. Livingston	0	0
Mr. Hoffman	10,000	165,900	(2)
Mr. Kuhbach	81,170	1,907,279	(3)
Mr. Ropp	3,525	81,710	(4)
Mr. Spurgeon	911	5,521	(5)
Mr. Van Loan	0	0

(1)	The “value realized on exercise” provided in the table represents the difference between the closing price on the exercise date and the exercise price multiplied by the number of shares underlying the option exercised.

(2)	Represents the exercise on February 6, 2008 of a stock option granted on February 13, 2003 for 10,000 shares at an exercise price of $24.50 per share. The closing price of Dover’s common stock on the NYSE on February 6, 2008 was $41.09.

(3)	Represents the exercise on (i) February 1, 2008 of a stock option granted on February 5, 1998 for 15,562 shares at an exercise price of $35.00 per share and (ii) May 8, 2008 of a stock option granted on February 13, 2003 for 65,608 shares at an exercise price of $24.50 per share. The closing prices of Dover’s common stock on the NYSE on February 1, 2008 and May 8, 2008 were $42.55 and $51.78, respectively.

(4)	Represents the exercise on May 15, 2008 of a stock option granted on February 4, 1999 for 3,525 shares at an exercise price of $31.00 per share. The closing price of Dover’s common stock on the NYSE on May 15, 2008 was $54.18.

(5)	Represents the exercise on January 30, 2008 of a stock option granted on February 5, 1998 for 911 shares at an exercise price of $35.00 per share. The closing price of Dover’s common stock on the NYSE on January 30, 2008 was $41.06.

Pension Benefits Through 2008

				Present Value of
		Number of Years	Normal	Accumulated	Payments during
		Credited Service	Retirement Age	Benefit	last fiscal year
Name	Plan name	(#)(1)	(#)	($)(2)	(3)

Mr. Livingston	Pension Plan	9.0	65	33,524	Not offered
	SERP	25.4(actual)	62 with 10 years service	3,418,897	Not offered
Mr. Hoffman	Pension Plan	9.0	65	0	223,500
	SERP	17.5 (actual + prior service credit)	62 with 10 years service	10,979,642	1,568,928
Mr. Kuhbach	Pension Plan	16.0	65	379,887	Not offered
	SERP	21.1 (actual + prior service credit)	62 with 10 years service	4,190,987	Not offered
Mr. Ropp	Pension Pan	11.0	65	286,955	Not offered
	SERP	17.7 (actual + prior service credit)	62 with 10 years service	4,907,184	Not offered
Mr. Spurgeon	Pension Plan	16.0	65	190,464	Not offered
	SERP	16.0(actual)	62 with 10 years service	1,358,436	Not offered
Mr. Van Loan	Pension Plan	0.0	65	0	Not offered
	SERP	17.9 (actual + prior service credit)	62 with 10 years service	3,664,282	Not offered

(1)	Messrs. Livingston, Hoffman, Kuhbach, Ropp, Spurgeon and Van Loan are eligible for prior service credit under the SERP of 0.0, 5.8, 5.1, 6.8, 0.0 and 5.7 years, respectively. The increases in present value of benefits due to their prior service credit are: Livingston: $0; Hoffman: $4,200,000; Kuhbach: $1,165,976; Ropp: $2,037,312; Spurgeon: $0; and Van Loan: $1,198,697.

(2)	This amount was earned by the named executive officer over his years of service. The present value of benefits was calculated assuming that the executive will receive a single lump sum payment upon retirement at the later of his current age or age 65 (for the pension plan) or age 62 (for the SERP).

(3)	Our pension plan and SERP do not allow distributions to participants while employed at Dover. Mr. Hoffman retired in December and began to receive distributions under the plans.

The amounts shown in the Pension Benefits table above are actuarial present values of the benefits accumulated through December 31, 2008. An actuarial present value is calculated by estimating expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount which, if invested today at the discount rate, would be sufficient on an average basis to provide estimated future payments based on the current accumulated benefit. The assumed retirement ages for each named executive are age 62 for SERP and age 65 for the Pension Plan, which are the earliest ages at which the executive could retire without any benefit reduction due to age. Actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age.

Pension Plan

We maintain a traditional defined benefit plan for our employees and those of our participating subsidiaries who are US citizens and tax residents and have completed one year of employment. A number of our companies do not participate in the pension plan. Benefits for the NEOs under the pension plan are based generally upon the participant’s years of credited service and his or her final average compensation (the average of the highest 60 consecutive months of compensation during the participant’s last 120 months of employment, multiplied by 12). Specifically, the pension plan provides a benefit equal to A minus B below with the result multiplied by years of credited service (up to a maximum of 35 years).

A. 1.5% of final average compensation, minus

B. 0.5% of Social Security Covered Compensation multiplied by 158%

Compensation is limited to the applicable annual statutory limit ($230,000 for 2008) and includes only base pay, 50% of annual bonus, commissions, overtime, holiday and vacation pay and certain pre-tax amounts contributed by employees to other benefit plans.

Pension plan participants generally vest in their benefits after five years of employment or, if earlier, upon reaching age 65, which is the normal retirement age under the plan. Participants who continue to be employed with a company participating in the pension plan after age 65 continue to accrue benefits under the pension plan. Participants may elect to have their benefits paid in a variety of forms, including several annuity forms or a lump sum payment.

All NEOs who participate in the pension plan have become vested in their pension plan benefits and are eligible to begin receiving reduced benefits if their employment terminates before normal retirement age. Mr. Hoffman has retired and begun receiving benefits.

SERP

We maintain a SERP which is unfunded and non-qualified for tax purposes. To be eligible for SERP benefits, an employee must have been granted an equity or cash incentive award in each of five years (not necessarily consecutive) under either the 2005 plan or its predecessor plan and have been designated as an actual SERP participant by our chief executive officer.

Benefits under the SERP are determined by multiplying the participant’s years of actual service plus, in limited cases, prior service credit (to a combined maximum of 30 years) by 2% of the participant’s final average compensation. Final average compensation for SERP purposes is the same as that under the pension plan, except that the statutory compensation limitation applicable to the pension plan does not apply to the SERP. Benefits payable under the SERP are reduced by the amount of company provided benefits under any other qualified or non-qualified Dover retirement plans, as well as the company-paid portion of social security benefits.

Normal retirement age for purposes of the SERP is 65. A participant who has at least 10 years of service may retire at age 62 and elect to have benefit payments begin immediately thereafter without an early retirement benefit reduction. If, however, a participant who has not attained age 62 and completed 10 years of service terminates employment and elects to have benefits payments begin prior to age 65, his or her SERP benefits will be reduced by an early retirement reduction factor, based on the participant’s age and service at termination of employment. All NEOs will be eligible to receive unreduced early retirement benefits if they retire or terminate employment after attaining age 62.

SERP participants who were at least age 40 on their first birthday following their date of hire (or the acquisition of their employer) by one of our companies and received an equity or cash incentive award under the 2005 plan or its predecessor plan within 24 months thereafter are eligible for prior service credit in accordance with the provisions of the plan. For persons hired after December 31, 2004, receipt of prior service credit requires approval of our chief executive officer.

Persons who become eligible for a SERP benefit after March 1, 2009 will not receive prior service credit.

SERP benefits are automatically paid in a lump sum or annuity form following termination of employment, depending on the value of such benefits, subject to any delay required by Section 409A of the Code.

SERP participants who, as of December 31, 2004, were age 55 and had 10 years of service have additional options with respect to the distribution of the portion of their SERP benefit accrued through December 31, 2004 based on the provisions of the SERP in effect at that time, including the ability to roll over such benefits to the deferred compensation plan. This applies to Messrs. Hoffman, Kuhbach, Ropp and Van Loan. Messrs. Hoffman, Kuhbach and Van Loan have elected to receive their December 31, 2004 SERP benefit as a lump sum. Mr. Ropp will have his December 31, 2004 SERP benefit paid in the same form and with the same timing as his benefit under the pension plan.

Nonqualified Deferred Compensation in 2008

		Executive	Registrant	Aggregate	Aggregate	Aggregate
		contributions in	contributions in	earnings	withdrawals/	balance at
		last FY	last FY	in last FY	distributions	last FYE
Name	Plan Name	($)(1)	($)	($)	($)	($)

Mr. Livingston(2)	Deferred Compensation Plan	—	—	—	—	—
	Executive Deferred Income Plan(3)	0	—	30,080	0	270,722
Mr. Hoffman	Deferred Compensation Plan	117,292	—	(221,838)	0	581,967
Mr. Kuhbach	Deferred Compensation Plan	0	—	(611,982)	0	894,806
Mr. Ropp	Deferred Compensation Plan	565,203	—	(521,486)	0	1,318,455
Mr. Spurgeon	Deferred Compensation Plan	226,268	—	(74,301)	109,041	217,127
Mr. Van Loan(2)	Deferred Compensation Plan	—	—	—	—	—

(1)	Amounts shown as executive contributions in 2008 are included in the Summary Compensation Table in the salary, bonus or non-equity incentive plan compensation columns, as appropriate, for the respective officers.

(2)	Messrs. Livingston and Van Loan have elected not to participate in the deferred compensation plan.

(3)	In 1984-1985, we offered our executive officers an executive deferred income plan (the “EDIP”). Mr. Livingston participated in the EDIP, pursuant to which he elected to defer certain income during the period 1985-1988. We will repay this deferred income to him (or his estate) beginning when Mr. Livingston has reached age 65 and retired from our company, and continuing thereafter for a period of 15 years. The amount Mr. Livingston deferred, $20,000, will be repaid together with interest compounding at the rate of 12.5%, if Mr. Livingston terminates his employment for any reason at age 65 or later. If Mr. Livingston terminates his employment with us prior to age 65 for any reason other than death or disability, the interest rate will be 12.5% only through the date of termination and will be 10% thereafter. These rates were competitive market interest rates at the time the program was introduced. As part of the EDIP, we purchased whole life insurance policies payable to us to fund the anticipated cost of this program. This plan has been closed since 1988.

We maintain an unfunded nonqualified plan that permits a select group of our and our subsidiaries’ highly compensated employees to defer receipt of up to 50% of salary and 100% of bonus or cash performance program payouts which the participant may become entitled to receive.

Key management and highly compensated employees on a US payroll are eligible to participate if they are selected by the deferred compensation plan’s administrative committee and meet the following requirements:

•	are expected to have a combination of annual salary and bonus in excess of the compensation limits applicable to tax-qualified pension plans for the year ($230,000 for 2008); and

•	are currently participating in or, if newly hired or promoted, are expected to be granted in the next calendar year an equity or cash incentive award under the 2005 plan.

All of the NEOs are eligible to participate in this plan.

Participants may irrevocably elect to defer salary and bonus or cash performance payments subject to the plan limits. Although we may make discretionary contributions to the plan, we have never done so and do not currently expect to do so.

Amounts deferred under the plan are credited with hypothetical investment earnings based on the participant’s investment elections made from among publicly available investment options designated under the plan. Participants are 100% vested in all amounts deferred, as adjusted for any earnings and losses on such deferred amounts. Our contributions, if any, will vest as determined by the plan’s administrator.

We have established a non-qualified grantor trust, with a bank as the trustee thereof, to hold certain amounts deferred under the deferred compensation plan. These amounts are considered our general assets and will be available to our creditors if we become insolvent.

Participants may elect the timing and form of benefit payments, provided that small account balances will be distributed in a lump sum, subject to any delay required by Section 409A of the Code. Generally, a participant will receive disbursements of deferred amounts only on account of retirement at age 65 (or age 55 with 10 years of service), disability or other termination of service, or at a scheduled in-service withdrawal date chosen by the participant. Upon retirement or disability or scheduled-in-service withdrawals, distributions of a participant’s account may be made in annual installments over a specified number of years or in a single lump sum, subject to any delay required by Section 409A of the Code. Distributions also may be made if a participant incurs an unforeseen emergency, as defined in the plan. Some additional payment options are available with respect to amounts deferred under the plan as of December 31, 2004, as adjusted for investment gains and losses.

Potential Payments Upon Termination or Change in Control

The discussion and tables below describe the payments to which each of the NEOs would be entitled in the event of termination of such executive’s employment or a change in control.

As discussed elsewhere in this proxy statement, Dover companies do not enter into employment contracts with their executives. Accordingly, the NEOs are entitled contractually to benefits upon termination of their employment only as provided for in previously granted options, SSARs, performance shares and cash incentive awards under the 2005 plan (including its predecessor plan), other benefits plans and in double-trigger change in control agreements. The compensation committee may, in its discretion, make severance payments on a case-by-case basis.

In compliance with Internal Revenue Code Section 409A, an executive who is a “specified employee” (one of the 50 most highly compensated employees of the company) at the time of termination of employment may not receive a payment of any non-qualified deferred compensation that is subject to Internal Revenue Code Section 409A until six months after his or her termination of employment (including, but not limited to, certain benefit payments on voluntary or involuntary termination, SERP benefits other than grandfathered SERP benefits, and 409A deferred compensation plan benefits).

Payments Made Upon Termination (Without a Change in Control)

Payments Made Upon Voluntary or Involuntary (Not for Cause) Termination

A named executive officer whose employment terminates as a result of voluntary departure or involuntary termination other than for cause:

•	will be entitled to payment of cash performance awards and performance share awards for which the performance period had been completed but payout had not yet occurred, subject to the satisfaction of performance targets and certification by the compensation committee that the performance targets have been met;

•	will be entitled to exercise vested stock options or SSARs until the end of three months following the date of termination or any earlier expiration of the award;

•	will receive a single lump sum payment of amounts accrued and vested in the deferred compensation plan and SERP (other than grandfathered SERP benefits for which different distribution options may be available; however a single lump sum payment was assumed in determining the present values shown above); and

•	will forfeit cash performance awards and performance share awards for which the performance period has not been completed as well as unexercisable stock options and SSARs and unvested restricted stock awards.

Payments Made Upon Termination for Cause

A named executive officer whose employment is terminated by us for cause will forfeit all outstanding cash and equity awards, whether or not vested or exercisable. The executive will receive a payment of amounts deferred and accrued in the deferred compensation plan and all amounts vested in the SERP as described in the applicable plan description above.

Payments Made Upon Normal Retirement

A named executive officer who retires at the normal retirement age under the applicable plan:

•	will be entitled to receive on the normal payout date the payout of any previously-granted cash performance award or performance share award that would have been earned had he continued to be a Dover employee through the payout date, subject to the satisfaction of performance targets and certification by the Committee that the performance targets have been met;

•	will continue to vest in options and SSARs held as of the retirement date and may exercise them after vesting until the earlier of their expiration date or the end of the 60-month period following retirement; and

•	will be entitled to receive payment of amounts deferred and accrued in the deferred compensation plan and amounts vested in the SERP in accordance with the terms of those plans and the officer’s elections thereunder.

Under the 2005 plan, normal retirement is defined as retirement at age 62. For the definitions of normal retirement under each of the deferred compensation plan, SERP and pension plan, see the applicable plan description above.

Payments Made Upon Early Retirement

Early retirement is defined in each of the deferred compensation plan, the SERP and the pension plan as described in the applicable plan description above. With respect to awards under the 2005 plan, early retirement is defined as termination for any reason other than normal retirement, death, disability or cause, under one of the following circumstances:

•	the executive has at least 10 years of service with a Dover company and the sum of his or her age and years of service on the date of termination equals at least 65 (the “Rule of 65”) and the executive terminates employment on at least 6 months’ notice;

•	the executive has at least 15 years of service with a Dover company and the sum of his or her age and years of service on the date of termination equals at least 70 (the “Rule of 70”) and the executive terminates employment on at least 6 months’ notice; or

•	the executive’s employment terminates because the company or line of business in which he or she is employed is sold and the executive remains employed in good standing through the closing date of the sale (“sale of a company”).

A named executive officer who takes early retirement (as defined in the applicable plan):

•	will be entitled to receive payment of amounts deferred and accrued in the deferred compensation plan and amounts vested in the SERP in accordance with the terms of the plans and the officer’s elections thereunder;

•	will be entitled to have his options and SSARs continue to vest and be exercisable for a period of 24 months, 36 months or 12 months following the date of early retirement under the Rule of 65, the Rule of 70 or sale of a company, respectively; (however, note that (1) an executive who is eligible to retire under the Rule of 65 or the Rule of 70 and who retires upon the sale of a company will be entitled to have his options and SSARs continue to vest and be exercisable in accordance with the Rule of 65 or Rule of 70 treatment, as the case may be, and (2) options and SSARs can never be exercised after the expiration of their 10-year term); and

•	at the discretion of the compensation committee, may receive all or a portion of the remaining payouts of cash performance awards or performance share awards outstanding on the date of early retirement under the Rule of 65 or the Rule of 70, subject to satisfaction of performance targets and certification by the committee that such performance targets have been met. Any such payouts will be made on the regular payout dates for the awards. All outstanding cash performance awards and performance shares are canceled under early retirement upon the sale of a company.

Any person who takes early retirement under the 2005 plan (unless he or she waives the early retirement benefits) is deemed to have expressly agreed that he or she will not compete with us on the following terms. The participant will not compete with us or any of our companies at which he or she was employed within the three years immediately prior to his or her termination, in the geographic areas in which we or that company actively carried on business at the end of the participant’s employment, for the period during which early retirement affords him or her enhanced benefits.

If the participant fails to comply with the non-compete provision, he or she forfeits the early retirement enhanced benefits referred to above and must return to Dover the economic value previously realized by reason of such benefits.

Payments Made Upon Disability or Death

A named executive officer who dies or becomes permanently disabled (or, if he has died, his beneficiary or estate):

•	will be entitled to receive on the normal payout date a portion of each cash performance payout or performance share payout that he would have earned had he continued to be a Dover employee through the payout or distribution date prorated on the basis of the performance period during which he served; unless the compensation committee determines otherwise, such payment shall be subject to satisfaction of applicable performance targets and certification by the compensation committee of the attainment of such performance targets;

•	will become immediately vested in any unvested options or SSARs and all options and SSARs may be exercised until the earlier of their expiration date or the end of the 60-month period following the executive’s death or disability; and

•	will be entitled to receive payment of all amounts deferred and accrued in the deferred compensation plan and all amounts vested in the pension plan and the SERP in accordance with the terms of those plans and his elections thereunder.

The table below shows the aggregate amount of potential payments and other benefits that each continuing named executive officer (or his beneficiary or estate) would have been entitled to receive if his employment had terminated (other than as a result of a change in control) on December 31, 2008. The amounts shown assume that termination was effective as of December 31, 2008, include amounts earned through such time and are estimates of the amounts which could have been paid out to the executives upon their termination at that time. The actual amounts to be paid out can only be determined at the time of each executive’s separation from our company. Annual bonuses are discretionary and are therefore omitted from the tables. Mr. Hoffman retired as of November 30, 2008 and, accordingly, is not included in the table. As of December 31, 2008, only Mr. Ropp was eligible for normal retirement (as defined in the applicable plans), only Mr. Van Loan was eligible for early retirement under the Rule of 65 and only Messrs. Kuhbach and Livingston were eligible for early retirement under the Rule of 70. In the event of early retirement upon sale of company, Mr. Ropp would be entitled to treatment under “Normal Retirement” and Mr. Van Loan would be entitled to treatment under “Early Retirement under the Rule of 65.”

					Early
					Retirement
	Voluntary			Early	(separation
	Termination			Retirement	from
	or Involuntary			under	service)
	Not for Cause	For Cause	Normal	Rule of 65 or	Upon Sale
	Termination	Termination	Retirement	Rule of 70	of Company	Death		Disability
	($)	($)	($)	($)	($)	($)		($)

Mr. Livingston
Cash performance award	763,020 (1)	0	n/a	1,864,620 (2)	n/a	1,305,720	(3)	1,305,720	(3)
Stock options/SSARs	302,123 (4)	0	n/a	302,123 (5)	n/a	302,123	(6)	302,123	(6)
Retirement plan payments(7)	3,867,649	3,867,649	n/a	3,867,649	n/a	3,867,649		3,867,649
Deferred comp plan(8)	481,429	481,429	n/a	481,429	n/a	681,145		681,145
Health and welfare benefits(9)	0	0	n/a	0	n/a	1,000,000		0
Total:	5,414,221	4,349,078	n/a	6,515,821	n/a	7,156,637		6,156,637

Early
Retirement
Voluntary	Early	(separation
Termination	Retirement	from
or Involuntary	under	service)
Not for Cause	For Cause	Normal	Rule of 65 or	Upon Sale
Termination	Termination	Retirement	Rule of 70	of Company	Death	Disability
($)	($)	($)	($)	($)	($)	($)

Mr. Kuhbach
Cash performance award	163,729	(1)	0	n/a	436,189	(2)	n/a	299,009	(3)	299,009	(3)
Stock options/SSARs	104,734	(4)	0	n/a	104,734	(5)	n/a	104,734	(6)	104,734	(6)
Retirement plan payments(7)	4,613,717	4,613,717	n/a	4,613,717	n/a	4,613,717	4,613,717
Deferred comp plan(10)	894,806	894,806	n/a	894,806	n/a	894,806	894,806
Health and welfare benefits(9)	0	0	n/a	0	n/a	1,000,000	0
Total:	5,776,986	5,508,523	n/a	6,049,446	n/a	6,912,266	5,912,266
Mr. Ropp (11)
Cash performance award	1,534,870	(1)	0	2,782,270	(2)	n/a	n/a	2,153,170	(3)	2,153,170	(3)
Stock options/SSARs	236,787	(4)	0	236,787	(12)	n/a	n/a	236,787	(6)	236,787	(6)
Retirement plan payments(7)	5,187,988	5,187,988	5,187,988	n/a	n/a	5,187,988	5,187,988
Deferred comp plan(10)	1,318,455	1,318,455	1,318,455	n/a	n/a	1,318,455	1,318,455
Health and welfare benefits(9)	0	0	0	n/a	n/a	1,000,000	0
Total:	8,278,100	6,506,443	9,525,500	n/a	n/a	9,896,400	8,896,400
Mr. Spurgeon
Cash performance award	2,000,000	(1)	0	n/a	n/a	2,000,000	(1)	2,499,500	(3)	2,499,500	(3)
Stock options/SSARs	116,917	(4)	0	n/a	n/a	116,917	(13)	116,917	(6)	116,917	(6)
Retirement plan payments(7)	1,849,564	1,849,564	n/a	n/a	1,849,564	1,849,564	1,849,564
Deferred comp plan(10)	217,127	217,127	n/a	n/a	217,127	217,127	217,127
Health and welfare benefits(9)	0	0	n/a	n/a	0	1,000,000	0
Total:	4,183,608	2,066,691	n/a	n/a	4,183,608	5,683,108	4,683,108
Mr. Van Loan (14)
Cash performance award	1,763,595	(1)	0	n/a	2,330,595	(15)	n/a	2,337,345	(3)	2,337,345	(3)
Stock options/SSARs	218,053	(4)	0	n/a	218,053	(16)	n/a	218,053	(6)	218,053	(6)
Retirement plan payments(7)	3,881,936	3,881,936	n/a	3,881,936	n/a	3,881,936	3,881,936
Deferred comp plan(10)	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Health and welfare benefits(9)	0	0	n/a	0	n/a	1,000,000	0
Total:	5,863,584	3,881,936	n/a	6,430,584	n/a	7,437,334	6,437,334

(1)	This amount was earned as of December 31, 2008 for the completed three-year performance period 2006-2008. Except for a termination “for cause,” none of the termination events in this table would have any effect on the payout of this amount. This amount was paid to the executive officer in February 2009 (see Summary Compensation Table).

(2)	This amount includes the payout described in Note (1) for the performance period 2006-2008, plus an assumed payout in February 2010 at the 100% level of the cash performance award made in February 2007 for the three-year performance period 2007-2009 and an assumed payout in February 2011 at the 100% level of the cash performance award made in February 2008 for the three-year performance period 2008-2010. This calculation assumes that the compensation committee approves for Mr. Livingston, and the chief executive officer approves for Messrs. Kuhbach, Ropp and Van Loan, payouts for the 2007-2009 and 2008-2010 performance periods.

(3)	This amount includes the payout described in Note (1) for the performance period 2006-2008, plus prorated payouts at the 100% level of the other two cash performance awards outstanding at the time of the executive’s death or disability, paid on the regular payout dates following the executive’s death or disability.

(4)	This amount reflects the value of outstanding vested options and SSARs as of December 31, 2008, which is the difference between the closing price of $32.92 per share of our common stock on December 31, 2008, and the exercise price of each option and SSAR award multiplied by the number of shares covered by such award. All such vested options and SSARs would continue to be exercisable for up to three months following the executive’s voluntary or involuntary (not for cause) termination.

(5)	This amount reflects the value of vested options and SSARs as of December 31, 2008, as described in Note (4), plus the value of unvested options and SSARs that would vest within 36 months following the executive’s retirement, valued in the same manner.

(6)	This amount reflects the value of all vested and unvested options and SSARs. All unvested options and SSARs immediately vest and become exercisable upon the executive’s death or disability.

(7)	These amounts reflect benefits accrued under the SERP and pension plan as of December 31, 2008; no increase in such benefits would result from the termination event.

(8)	This amounts reflects compensation deferred by Mr. Livingston under the EDIP and interest accrued thereon. Under the EDIP, Mr. Livingston may only begin receiving payments at age 65 and payments will be made over a 15-year period. If he terminated employment with us as of December 31, 2008 for any reason other than death or disability, the amount Mr. Livingston deferred would be repaid together with interest compounding at the rate of 12.5% through the date of termination and at the rate of 10% thereafter. If he terminated employment with us as of December 31, 2008 due to death or disability, the amount deferred would be repaid together with interest compounding at the rate of 12.5%.

(9)	In the event of accidental death, life insurance proceeds of $1,000,000 would be payable. Our disability plan provides a benefit of $15,000 per month, but this is offset by retirement benefits provided by us. In the event of disability of these NEOs, it is assumed that they would elect retirement benefits that completely offset this disability benefit.

(10)	These amounts reflect compensation deferred by the executive and earnings accrued thereon under the deferred compensation plan as of December 31, 2008; no increase in such benefits would result from the termination event. Mr. Van Loan has elected not to participate in the plan.

(11)	Since Mr. Ropp is eligible for normal retirement, the table assumes that he would take normal retirement in lieu of early retirement.

(12)	This amount reflects the value of vested options and SSARs as of December 31, 2008, as described in Note (4) plus the value of unvested options and SSARs that would vest within 60 months following the executive’s retirement, valued in the same manner.

(13)	This amount reflects the value of vested options and SSARs as of December 31, 2008, as described in Note (4) plus the value of unvested options and SSARs that would vest within 12 months following the executive’s early retirement, valued in the same manner.

(14)	Since Mr. Van Loan is eligible for early retirement under the Rule of 65, the table assumes that he would take early retirement under the Rule of 65 in the event of the sale of his company.

(15)	This amount includes the payout described in Note (1) for the performance period 2006-2008, plus an assumed payout in February 2010 at the 100% level of the cash performance award made in February 2007 for the three-year performance period 2007-2009.

(16)	This amount reflects the value of vested options and SSARs as of December 31, 2008, as described in Note (4) plus the value of unvested options and SSARs that would vest within 24 months following the executive’s early retirement, valued in the same manner.

Potential Payments in Connection with a Change in Control (Without Termination)

As discussed below, the payment of severance benefits following a change in control is subject to a double-trigger — that is, such benefits are payable only upon certain specified termination events following a change in control. However, rights of an executive under the 2005 plan, the deferred compensation plan, the pension plan, the SERP and other incentive and benefit plans are governed by the terms of those plans and typically are affected by the change in control event itself, even if the executive continues to be employed by us (or a successor company) following the change in control.

Under the 2005 plan, upon a change in control, all outstanding options and SSARs will immediately become exercisable in accordance with the terms of the appropriate stock option or SSAR agreement. All outstanding cash performance awards and performance share awards immediately vest and become immediately due and payable. The performance periods of all cash performance awards and performance share awards outstanding terminate on the last day of the month prior to the month in which the change in control occurs. The participant is entitled to a payment, the amount of which is determined in accordance with the plan and the relevant cash performance award or performance share award agreement, which is then pro rated based on the portion of the performance period that the participant completed prior to the change in control.

Each person granted an award under the 2005 plan is deemed to agree, and each person who accepts a change in control agreement agrees, that upon a tender or exchange offer, proxy solicitation or other action seeking to effect a change in control of Dover, he or she will not voluntarily terminate employment with us (or any of our companies) and, unless terminated by us, will continue to render services to us until the person seeking to effect a change in control of our company has abandoned, terminated or succeeded in such person’s efforts to effect the change in control.

Under the SERP, upon a change in control, each participant will become entitled to receive the actuarial value of the participant’s benefit accrued through the date of the change in control. Under the deferred compensation plan, at least 30 days before the date the change in control is expected to occur, we are required to contribute to the grantor trust holding certain amounts deferred under the plan an amount equal to (a) two times the annual average total deferrals made to the plan during the prior three years, plus (b) 125% of the amount by which the value of all participants’ accounts in the plan as of 30 days prior to the expected date of the change in control exceeds the liquidated value of the assets then held in the trust. Amounts deferred under the plan will continue to accrue any earnings and will be payable in accordance with the elections made by the executive officer.

The following table shows the aggregate potential equity values and potential payments under plans to which each of the continuing NEOs would have been entitled upon a change in control on December 31, 2008. The deferred compensation plan amounts reflect a 5% forfeiture for accelerated payout as required by law.

	Stock Options/	Cash Performance	SERP and Pension	Deferred
	SSARs	Awards	Plan	Compensation Plan
Named Executive Officer	($)	($)	($)	($)

Mr. Livingston	302,123	1,275,120	3,867,649	481,429 (1)
Mr. Kuhbach	104,734	291,441	4,613,717	850,066
Mr. Ropp	236,787	2,118,520	5,187,988	1,252,532
Mr. Spurgeon	116,917	2,471,375	1,849,564	206,270
Mr. Van Loan	218,053	2,305,283	3,881,936	n/a

(1)	This is the present value of payments under the EDIP which begin at age 65, and continue monthly for 15 years guaranteed. This amount will not be received as a lump sum.

Potential Payments Upon Termination Following a Change in Control

We have double-trigger change in control agreements with each of our NEOs and certain other executive officers which are designed to encourage each officer to continue to carry out his or her duties with us in the event of a change in control. Each of these agreements requires a “double-trigger,” meaning that a change in control alone does not give the named executive officer any right to terminate his employment and receive severance benefits. However, a change in control can result in severance payments if it is followed by the executive officer resigning for good reason or by us terminating the executive officer other than for cause.

Under the change in control agreements, if we terminate an executive for any reason other than “cause,” death or “disability” or the executive resigns for “good reason” (as such terms are defined in the agreement) within 18 months after a change in control, the executive is entitled to severance benefits, payable in a lump sum in cash (the “lump sum amount”), equal to the sum of:

•	three times the executive’s salary immediately prior to the date of termination or, if higher, immediately prior to the first occurrence or circumstance constituting good reason; and

•	three times the average annual bonus earned by the executive for the three fiscal years ending immediately prior to the fiscal year in which the termination date occurred, or if higher, immediately prior to the fiscal year in which the change in control occurred.

In addition, the executive is entitled to the life, accident and health insurance plans that we provided prior to the change in control (or equivalent benefits), at no direct cost to the executive, for a period of three years from the date of termination, and indemnification of the executive for any costs incurred in any litigation or arbitration by any person in connection with the enforcement or interpretation of the change in control agreement, plus pre-judgment interest on any judgment with respect thereto.

For purposes of these agreements, a “change in control” occurs when:

•	a person becomes the beneficial owner of 20% or more of our outstanding common stock or the combined voting power of outstanding securities, excluding any shares of stock acquired from us or our affiliates;

•	existing members of the board of directors or persons whose appointment or election by the board or nomination for election by the shareholders was approved or recommended by a vote of at least two-thirds of the incumbent directors whose appointment, election or nomination was previously so approved or recommended, cease to constitute a majority of the board of directors;

•	there is a merger or other business combination of us or our affiliates, except where our outstanding voting stock constitutes at least 50% of the combined voting power of the surviving entity, or the merger was effected to implement a recapitalization where no person becomes a beneficial owner of 20% or more of our common stock or the combined voting power of outstanding shares; or

•	our shareholders approve a plan of complete liquidation, dissolution or sale of substantially all of its assets, other than when the sale of assets is to an entity in which 50% or more of the voting power is owned by our former shareholders.

Upon a change in control, an executive who is party to a change in control agreement may be subject to a 20% excise tax under Section 280G of the Internal Revenue Code to the extent that the executive receives an “excess parachute payment.” Section 280G imposes a 20% excise tax on, and limits the tax deductibility of, certain compensatory payments made by us to or for the benefit of certain executives who are “disqualified individuals” within the meaning of Section 280G, if such payments are contingent upon a change in the ownership or effective control of a corporation or in the ownership of a substantial portion of the assets, and the payments equal or exceed a safe harbor amount of 2.99 times the individual’s base amount. If payments deemed to be contingent on the change in control equal or exceed the safe harbor, payments which exceed one times the individual’s base amount are treated as “excess parachute payments” and are subject to the 20% excise tax and are not deductible by us. Under the change in control agreements, we have agreed to reimburse the executive for all excise taxes that are imposed on the executive under Section 280G with respect to the cash lump sum amount described above (depending on certain factors involved in the calculation of such taxes) and any income or excise taxes that are payable by the executive as a result of our reimbursement of such Section 280G excise taxes.

The following table shows the potential payments and other benefits that each of the continuing NEOs would have been entitled to receive under the change in control agreements upon involuntary or good reason termination following a change in control on December 31, 2008.

	Lump Sum	Health and Welfare	280G Tax
Named Executive Officer	Amount ($)	Benefits ($)	gross-up ($)	Total ($)(1)

Mr. Livingston	4,850,000	43,907	1,603,475	6,497,382
Mr. Kuhbach	3,485,000	65,812	1,001,119	4,551,931
Mr. Ropp	4,955,000	49,678	1,566,047	6,570,725
Mr. Spurgeon	3,475,000	51,373	1,112,057	4,638,430
Mr. Van Loan	4,175,000	32,094	1,386,907	5,594,001

(1)	For additional potential amounts payable upon a change in control under Dover’s employee benefit plans, whether or not there is a termination of employment, see the table on page 57.

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

In order for shareholder proposals to be included in our proxy statement for the 2010 Annual Meeting, we must receive them at our principal executive offices, 280 Park Avenue, New York, NY 10017, by November 24, 2009. All other shareholder proposals, including nominations for directors, in order to be voted on at the 2010 Annual Meeting, must be received by us not earlier than January 7, 2010, and not later than February 5, 2010 being, respectively, 120 days and 90 days prior to the date of the first anniversary of the 2009 Annual Meeting of Shareholders.

Dated: March 24, 2009

By authority of the board of directors,

JOSEPH W. SCHMIDT
Secretary

Appendix A

DOVER CORPORATION
2005 EQUITY AND CASH INCENTIVE PLAN
(Amended and Restated as of January 1, 2009)

A.  PURPOSE AND SCOPE OF THE PLAN

1. Purpose.  The 2005 Equity and Cash Incentive Plan (the “Plan”) is intended to promote the long-term success of Dover Corporation by providing salaried officers and other key employees of Dover Corporation and its subsidiaries, on whom major responsibility for the present and future success of Dover Corporation rests, with long-range and medium-range inducement to remain with the organization and to encourage them to increase their efforts to make Dover Corporation successful. The term “Corporation” shall mean Dover Corporation and any present or future corporation which is or would be a “subsidiary corporation” of Dover Corporation as defined in Section 424 of the Internal Revenue Code of 1986, as amended (the “Code”), unless the context requires otherwise.

2. Successor Plan.  The Plan is the successor to the 1995 Incentive Stock Option Plan and 1995 Cash Performance Program (the “Predecessor Plan”). No further grants of options, restricted stock or cash performance awards may be made under the Predecessor Plan after the Predecessor Plan expires on January 30, 2005. Options, restricted stock, and performance awards under the Predecessor Plan shall be administered pursuant to the provisions of the Predecessor Plan.

3. Administration.  The Plan shall be administered and interpreted by the Compensation Committee or such other Committee of the Board of Directors as the Board may designate if there is no Compensation Committee (the “Committee”), consisting of not less than three (3) persons appointed by the Board of Directors of Dover Corporation from among its members. A person may serve as a Committee member provided he or she shall comply in all respects with any qualifications required by law, including specifically being a “non-employee director” for purposes of the rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and an “outside director” for purposes of Section 162(m) of the Code and satisfying any other independence requirement under applicable law and regulations. The Committee will have sole and complete authority to administer all aspects of the Plan, including but not limited to: (a) determining the individuals eligible to receive stock options, SSARs (as defined in Paragraph 6), restricted stock, cash performance awards, and/or performance share awards under the Plan; (b) granting options, SSARs, restricted stock, cash performance awards, and performance share awards; (c) determining the number of shares to be subject to options and SSARs, and the amount of restricted stock, cash performance awards, and performance share awards to be granted to any such eligible individuals at any time or from time to time; (d) determining the terms and conditions under which option and SSAR grants, restricted stock awards, cash performance awards, and performance share awards will be made; and (e) determining whether objectives, conditions and performance targets for cash performance awards, performance share awards and, if applicable, other awards have been met. The Committee may, subject to the provisions of the Plan, from time to time establish such rules and regulations as it deems appropriate for the proper administration of the Plan. The Committee’s decisions shall be final, conclusive, and binding with respect to the interpretation and administration of the Plan and any grants or awards made thereunder. The Committee shall have the discretion to make awards under the Plan that are intended to meet the requirements of Section 162(m) of the Code as well as awards that are not intended to meet the requirements of Section 162(m) of the Code.

4. Eligibility.  Option and SSAR grants, restricted stock awards, cash performance awards, and performance share awards may be made to any employee of the Corporation who is a salaried officer or other key employee, including salaried officers who are also members of the Board of

Directors (hereinafter sometimes referred to as “participants”). The Committee shall select the participants eligible for, and determine the terms of, the grants and awards to each.

5. Shares Available for Grant.  An aggregate maximum of 20,000,000 shares of common stock of Dover Corporation (the “Common Stock”) will be reserved for issuance upon exercise of options to purchase Common Stock granted under the Plan, the exercise of SSARs granted under the Plan, and for awards of restricted stock, and performance share awards. This maximum number is subject to appropriate adjustment resulting from future stock splits, stock dividends, recapitalizations, reorganizations, and other similar changes to be computed in the same manner as that provided for in Paragraph 14 below. If any option or SSAR granted under the Plan expires, terminates, or is cancelled without having been exercised in full, or if any award of restricted stock or award of performance shares is forfeited or canceled for any reason, the number of shares underlying such unexercised option or SSAR and the number of forfeited or cancelled shares under such award will again be available under the Plan. However, the total original number of shares subject to any option, SSAR, award of restricted stock, or award of performance shares granted under the Plan that is exercised, vests or held until payout shall continue to be counted against the aggregate maximum number of shares reserved for issuance under the Plan, even if such grant is settled in whole or in part other than by the delivery of Common Stock to a participant (including any netting or withholding of any shares to satisfy tax withholding obligations).

B.  STOCK OPTION AND SSAR GRANTS

6. Stock Options and SSARs.  Options to purchase shares of Common Stock may be granted under the terms of the Plan and shall be designated as either “non-qualified” stock options or “incentive” stock options (“ISOs”) within the meaning of Section 422 of the Code. Stock appreciation rights that are settled upon exercise by the issuance of shares of Common Stock (“SSARs”) may be granted under the terms of the Plan. SSARs shall be granted separately from options and the exercise of an SSAR shall not be linked in any way to the exercise of an option and shall not affect any option award then outstanding. Stock option grants and SSARs shall contain such terms and conditions as the Committee may from time to time determine, subject to the following limitations:

(a) Exercise Price.  The price at which shares of Common Stock may be purchased upon exercise of an option shall be fixed by the Committee and may be equal to or more than (but not less than) the fair market value (as defined below) of a share of the Common Stock as of the date the option is granted.

(b) Base Price.  The base price of an SSAR shall be fixed by the Committee and may be equal to or more than (but not less than) the fair market value of a share of the Common Stock as of the date the SSAR is granted.

(c) Fair Market Value.  For purposes of the Plan, the fair market value of a share of Common Stock on the date the option or SSAR is granted shall be determined in good faith by the Committee on the basis of such considerations as the Committee deems appropriate from time to time, including, but not limited to, such factors as the closing price for a share of Common Stock on such day (or, if such day is not a trading day, on the next trading day) on the principal United States exchange on which the Common Stock then regularly trades (the “Exchange”), the average of the closing bid and asked prices for a share of Common Stock on the Exchange on the date the option or SSAR is granted by the Committee or the average of the high and low sales price of a share of Common Stock on the Exchange on the date the option or SSAR is granted by the Committee (“fair market value”). The Committee shall be authorized, in its discretion, to round up the fair market value of a share of Common Stock to the nearest whole number or quarterly fraction thereof.

(d) Term.  The term of each option or SSAR will be for such period as the Committee shall determine as set forth in the stock option or SSAR agreement, but in no event shall the term of an option or SSAR be greater than 10 years from the date of grant.

(e) Rights of Holder.  A recipient of stock options or SSARs shall have no rights as a shareholder with respect to any shares issuable or transferable upon exercise thereof until the date of issuance of such shares. Except as specifically set forth in Paragraph 14 below, no adjustment shall be made for dividends or other distributions of cash or other property on or with respect to shares of stock covered by options or SSARs paid or payable to holders of record prior to such issuance.

(f) Limits on Individuals.  The maximum number of shares of Common Stock covered by all options and SSARs granted to a single participant in any year may not exceed 600,000. The aggregate fair market value (determined on the date of grant) of Common Stock with respect to which a participant is granted ISOs (including ISOs granted under the Predecessor Plan) which first become exercisable during any given calendar year shall not exceed $100,000.

7. Exercise.  An option or SSAR granted under the Plan shall be exercisable during the term of the option or SSAR subject to such terms and conditions as the Committee shall determine and are specified in the stock option or SSAR agreement, not inconsistent with the terms of the Plan; provided, however, that except as set forth in Paragraphs 11, 14 and 41, no option or SSAR may be exercised prior to the third (3rd) anniversary of the date of its grant and any partial exercise of an option or SSAR shall be with respect to not fewer than 500 shares. In addition, the Committee may condition the exercise of an option or SSAR upon the attainment by the Corporation or any subsidiary or division or by the participant of any performance targets set by the Committee. The shares to be issued upon exercise of an option or SSAR will be either treasury or authorized and unissued stock, in the sole discretion of the Corporation.

(a) Option.  To exercise an option, the option holder must give written notice to the Corporation of the number of shares to be purchased accompanied by payment of the full purchase price of such shares as set forth in Paragraph 8. The date when the Corporation has actually received both such notice and payment shall be deemed the date of exercise of the option with respect to the shares being purchased and the shares shall be issued as soon as practicable thereafter.

(b) SSAR.  To exercise an SSAR, the SSAR holder must give written notice to the Corporation of the number of SSARs being exercised as provided in the SSAR agreement. No payment shall be required to exercise an SSAR. The date of actual receipt by the Corporation of such notice shall be deemed to be the date of exercise of the SSAR and the shares issued in settlement of such exercise therefor shall be issued as soon as practicable thereafter. Upon the exercise of an SSAR, the SSAR holder shall be entitled to receive from the Corporation for the SSARs being exercised that number of whole shares of Common Stock having a fair market value on the date of exercise of the SSAR equal in value to the excess of (A) the fair market value of a share of Common Stock on the exercise date multiplied by the number of SSARs being exercised over (B) the sum of (i) the aggregate base prices of the SSARs being exercised multiplied by the number of SSARs being exercised, plus (ii) unless the holder elects to pay such tax in cash, any amount of tax that must be withheld in connection with such exercise. For this purpose, the fair market value of a share of Common Stock on the date of exercise of a SSAR shall be the average of the high and low sales price of a share of Common Stock on the Exchange on the date a SSAR is exercised or if no sales have occurred on that date, such value will be the closing price per share on the next trading date following the exercise of the SSAR. Fractional shares of Common Stock shall be disregarded upon exercise of an SSAR unless otherwise determined by the Committee.

8. Payment of Exercise Price.  Payment of the option exercise price must be made in full at the time of exercise (a) by check made payable to the Corporation, (b) by transfer to the

Corporation of shares of Common Stock owned by the participant, or (c) with a combination of the foregoing. If payment is made by the transfer of shares, the shares of Common Stock to be transferred to the Corporation must have been owned by the option holder for such minimum period as may be required to prevent the Corporation from incurring an adverse accounting charge, the value per share of the shares so transferred to the Corporation to be credited toward the purchase price will be the average between the high and the low sales price per share of Common Stock on the Exchange on the date the option is exercised or, if no sales have occurred on that date, such value will be the closing price per share on the Exchange on the next trading day following the exercise of the option. The shares transferred to the Corporation will be added to the Corporation’s treasury shares or canceled and become authorized and unissued shares. Notwithstanding the foregoing, such shares will continue to be counted against the maximum number of shares for which options and SSARs may be granted to a participant pursuant to Section 6(f).

9. Transfers.  The options and SSARs granted under the Plan may not be sold, transferred, hypothecated, pledged, or otherwise disposed of by any of the holders except by will or by the laws of descent and distribution, or as otherwise provided herein. The option or SSARs of any person to acquire stock and all rights thereunder shall terminate immediately if the holder attempts to or does sell, assign, transfer, pledge, hypothecate or otherwise dispose of the option or SSAR or any rights thereunder to any other person except as permitted herein. Notwithstanding the foregoing, a participant may transfer any non-qualified stock option (but not ISOs or SSARs) granted under this Plan to members of the holder’s immediate family (defined as a spouse, children and/or grandchildren), or to one or more trusts for the benefit of such family members if the instrument evidencing such option expressly so provides and the option holder does not receive any consideration for the transfer; provided that any such transferred option shall continue to be subject to the same terms and conditions that were applicable to such option immediately prior to its transfer (except that such transferred option shall not be further transferred by the transferee during the transferee’s lifetime).

10. Registration.  The Corporation will stamp stock certificates delivered to the shareholder with an appropriate legend if the shares are not registered under the Securities Act of 1933, as amended (the “Securities Act”), or are otherwise not free to be transferred by the holder and will issue appropriate stop-order instructions to the transfer agent for the Common Stock, if and to the extent such stamping or instructions may then be required by the Securities Act or by any rule or regulation of the Securities and Exchange Commission issued pursuant to the Securities Act.

11. Effect of Death, or Disability or Retirement.  If an option or SSAR holder dies or becomes disabled while employed by the Corporation, all options or SSARs held by such holder shall become immediately exercisable and the holder or such holder’s estate or the legatees or distributees of such holder’s estate or of the options or SSARs, as the case may be, shall have the right, on or before the earlier of the respective expiration date of an option or SSAR or sixty (60) months following the date of such death or disability, to exercise any or all options or SSARs held by such holder as of such date of death or disability. If an option or SSAR holder retires at or after age 62, the holder shall have the right, on or before the earlier of the expiration date of the option or SSAR or sixty (60) months following the date of such retirement, to purchase shares under any options or SSARs which at retirement are, or within sixty (60) months following retirement become, exercisable.

If the employment of a holder of an option or SSAR terminates for any reason other than (i) the reasons specified above or (ii) termination for “cause” (as defined below), and one of the following sets of circumstances is applicable: (a) the holder has at least 10 years of service with the Corporation (including service with any subsidiary corporation of the Corporation while it is owned by the Corporation), the sum of the holder’s years of service plus his or her age on the date of such termination equals at least 65 and the holder satisfies the notice requirements set forth below (“Early Retirement I”), (b) the holder has at least 15 years of service with the Corporation (including service with any subsidiary corporation of the Corporation while is it owned by the

Corporation), the sum of the holder’s years of service plus his or her age on the date of such termination equals at least 70 and the holder satisfies the notice requirements set forth below (“Early Retirement II”), or (c) such holder’s employment with the Corporation terminates due to the sale of stock or assets of the subsidiary corporation (or line of business) by which the holder is employed and the holder is so employed in good standing by the subsidiary or line of business through the date of such sale (“Early Retirement III”) each of Early Retirement I, II and III from time to time being referred to herein as “Early Retirement”), the holder shall have the right (subject to the provisions of Paragraph 42 below), (x) in the event of Early Retirement I, on or before the earlier of the expiration date of the option or SSAR or twenty-four (24) months following the date of such Early Retirement, to exercise, and acquire shares under, any options or SSARs which at such termination are, or within twenty-four (24) months following such termination become, exercisable, (y) in the event of Early Retirement II, on or before the earlier of the expiration date of the option or SSAR or thirty-six (36) months following the date of such Early Retirement, to exercise, and acquire shares under, any options or SSARs which at such termination are, or within thirty-six (36) months following such termination become, exercisable, or (z) in the event of Early Retirement III, on or before the earlier of the expiration date of the option or SSAR or twelve (12) months following the date of such Early Retirement, to exercise, and acquire shares under, any options or SSARs which at such termination are, or within twelve (12) months following such termination become, exercisable. Notwithstanding the above, if a holder taking Early Retirement III would also qualify for Early Retirement I or II excluding the notice requirement, the holder shall be entitled to the benefits of Early Retirement I or II, as appropriate.

In order to be eligible for Early Retirement I or II, the holder must give six (6) months advance notice of retirement and must continue to be employed by the Corporation (or any subsidiary corporation provided such subsidiary corporation continues to be owned by the Corporation throughout the notice period) and perform his or her duties throughout such notice period. Failure to satisfy the notice requirement will render the holder ineligible for Early Retirement I or II notwithstanding the satisfaction by the holder of all other applicable requirements. Dover’s Chief Executive Officer shall have the authority to reduce or waive the required notice period.

12. Voluntary or Involuntary Termination.  If any option or SSAR holder’s employment with the Corporation is voluntarily or involuntarily terminated for any reason, other than for reasons or in circumstances specified above or for “cause” (as defined below), the holder shall have the right at any time on or before the earlier of the expiration date of the option or SSAR or three (3) months following the effective date of such termination of employment, to exercise, and acquire shares under, any options or SSARs which at such termination are exercisable.

13. Termination for Cause.  If an option or SSAR holder’s employment with the Corporation is terminated for cause (defined as (a) a felony conviction of the holder; (b) the commission by the holder of an act of fraud or embezzlement against the Corporation; or (c) the holder’s willful misconduct or gross negligence materially detrimental to the Corporation), the option or SSAR shall be canceled and the holder shall have no further rights to exercise any such option or SSAR and all of such holder’s rights thereunder shall terminate as of the effective date of termination of employment.

14. Effect of Stock Dividends, Merger, Recapitalization or Reorganization or Similar Events.  If any Common Stock dividend is paid by the Corporation, if any non-cash distribution is made by the Corporation as respects its Common Stock, if the shares of Common Stock are split or reclassified, if the Corporation should be reorganized or consolidated or merged with or into another corporation, or if all or substantially all the assets of the Corporation are transferred to any other corporation in a reorganization, each option or SSAR holder shall be entitled, upon exercise of such holder’s option or SSAR, to receive for the same aggregate exercise price in the case of an option, or upon exercise of the SSAR, the same number and kind of shares of stock (to the nearest whole number) as he or she would have been entitled to receive upon the happening of such stock dividend, distribution, stock split, reclassification, reorganization, consolidation, merger or transfer, if he or she had been, immediately prior to such event, the holder of such shares. Outstanding options and SSARs shall be appropriately amended as to exercise price or base price and other terms in a manner consistent with the aforementioned adjustment to the shares of Common Stock subject to the Plan. The adjustments to be made pursuant to this Paragraph 14 shall meet the requirements of Section 409A of the Code and the regulations thereunder. The Board of Directors shall have the power, in the event of any disposition of substantially all of the assets of the Corporation, its dissolution, any merger or consolidation, or the merger or consolidation of any other corporation into the Corporation, to amend all outstanding options and SSARs to permit their exercise prior to the effectiveness of any such transaction and to terminate such options or SSARs as of such effectiveness. If the Board of Directors shall exercise such power, all options and SSARs outstanding shall be deemed to have been amended to permit the exercise thereof in whole or in part by the holder at any time or from time to time as determined by the Board of Directors prior to the effectiveness of such transaction and such options and SSARs shall be deemed to terminate upon such effectiveness.

15. Change in Control.  Options and SSARs and grantees of options and SSARs shall be subject to the terms of Paragraph 41 below related to a change in control of the Corporation.

C.  RESTRICTED STOCK AWARDS

16. Grant.  Subject to the provisions and as part of the Plan, the Committee shall have the discretion and authority to award to persons eligible to participate in the Plan shares of Common Stock which are subject to specified forfeiture restrictions during a specified restriction period and subject to the other applicable terms of the Plan (“restricted stock”). Subject to the provisions of the Plan, awards of restricted stock shall contain such terms and conditions as the Committee may determine at the time of award; provided, however, in no event shall the aggregate number of shares of restricted stock awarded under the Plan plus the aggregate number of performance shares awarded under the Plan exceed ten percent (10%) of the total number of shares reserved for issuance under the Plan in accordance with Paragraph 5 hereof. The maximum number of shares of Common Stock that may be paid to a single participant in any year as restricted stock may not exceed 600,000. The Committee may condition the vesting of restricted stock awards upon the attainment of performance targets established by the Committee as provided in paragraphs 33-36 below.

17. Term of Restriction Period.  The Committee may adopt such vesting schedules, not less than one (1) year and not longer than five (5) years from the date of the award, as it may deem appropriate with respect to awards of restricted stock and may condition the lapse of the restrictions applicable to an award upon the attainment by the Corporation or any subsidiary or division or by the participant of any performance targets set by the Committee as provided in paragraphs 33-36 below.

18. Issuance of Shares.  Certificates issued for restricted stock shall be registered in the name of the participant and deposited by the participant with the Secretary of the Corporation, together with a stock power endorsed in blank. Upon lapse of the applicable restriction period and/or attainment of any applicable performance targets and/or satisfaction of any other restrictions, the Corporation shall deliver such shares of stock to the participant. In the event that the shares of restricted stock are forfeited, such shares automatically shall be transferred back to the Corporation. The Corporation will stamp any stock certificates delivered to the participant with an appropriate legend if the shares are not registered under the Securities Act, or are otherwise not free to be transferred by the participant and will issue appropriate stop-order instructions to the transfer agent for the Common Stock, if and to the extent such stamping or instructions may then be required by the Securities Act or by any rule or regulation of the Securities and Exchange Commission issued pursuant to the Securities Act.

19. Dividends and Voting Rights.  In the discretion of the Committee, dividends which become payable with respect to restricted stock during the restriction period may be reinvested in additional shares of restricted stock for the account of the award recipient, or accumulated for later distribution to vested participants (in each case, such amounts shall be payable upon fixed dates or events in accordance with the requirements of Section 409A of the Code), or distributed to the award recipient as paid. An employee who receives an award of restricted stock may also, in the discretion of the Committee, be entitled, during the restriction period, to exercise voting rights with respect to such restricted stock.

20. Nontransferability.  Shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered and shall not be subject to execution, attachment, garnishment or other similar legal process, except as otherwise provided in the applicable award agreement. Upon any attempt to sell, transfer, assign, pledge, or otherwise encumber or dispose of the restricted stock contrary to the provisions of the award agreement or the Plan, the restricted stock shall immediately be forfeited to the Corporation.

21. Termination of Employment.  In the case of a participant’s disability, death, termination of employment by the Corporation other than for cause (as defined in Paragraph 13 above) or special circumstances, as determined by the Committee, any purely temporal restrictions remaining with respect to shares of restricted stock as of the date of such disability, death or termination of employment shall lapse and, if any performance targets are applicable, the shares of restricted stock shall continue to vest as if the participant’s employment had not terminated until the prescribed time for determining attainment of performance targets has passed and the appropriate determination of attainment of performance targets has been made. If the participant’s employment with the Corporation is terminated as a result of (a) the retirement of the participant at or after age 62, or (b) an Early Retirement, subject to the provisions of Paragraph 42 below in the case of Early Retirement, then, in either such case, the shares of restricted stock shall continue to vest as if the participant’s employment had not terminated until such time as the remaining temporal restrictions lapse and, if any performance targets are applicable, the prescribed time for determining attainment of performance targets has passed and the appropriate determination of attainment of performance targets has been made. If a participant’s employment with the Corporation is voluntarily or involuntarily terminated for any other reason during the restriction period, the shares of restricted stock shall be forfeited. Except as provided in paragraph 35, payment of restricted stock that is subject to performance targets shall be subject to satisfaction of applicable performance targets and certification by the Committee of the attainment of such targets and the amount of the payment.

22. Effect of Stock Dividends, Merger, Recapitalization or Reorganization or Similar Events.  In the event of a stock dividend, merger, recapitalization, reorganization, or other transaction described in Paragraph 14 above, the terms and conditions of the restricted stock awards shall be adjusted in a manner consistent with adjustments made to options granted under the Plan.

23. Change in Control.  Awards of restricted stock and participants who are awarded restricted stock shall be subject to the terms of Paragraph 41 below.

24. Cancellation.  The Committee may at any time, with due consideration to the effect on the holder of Section 409A of the Code, require the cancellation of any award of restricted stock in consideration of a cash payment or alternative award under the Plan equal to the fair market value of the cancelled award of restricted stock.

D.  CASH PERFORMANCE AWARDS

25. Awards and Period of Contingency.   The Committee may, concurrently with, or independently of, the granting of an option, SSAR or other award under the Plan, in its sole discretion, grant to a participant the opportunity to earn a cash performance payment, conditional upon the satisfaction of objective pre-established performance targets with respect to performance criteria as set forth in paragraphs 33-36 below. The performance period shall be not less than three

(3) fiscal years of the Corporation, including the year in which the award is made. The Corporation shall make a payment in respect of any award only if the Committee shall have certified that the applicable performance targets have been satisfied for a performance period. The aggregate maximum cash payout for any business unit within the Corporation or the Corporation as a whole shall not exceed a fixed percentage of the value created at the relevant business unit during the performance period, determined using such criteria as may be specified by the Committee, such percentages and dollar amounts to be determined by the Committee annually when performance targets and performance criteria are established. In no event shall a participant receive a payment in respect of a performance period that exceeds $5,000,000. Cash performance awards shall be paid within two and one-half months following the year in which the relevant performance period ends.

26. Effect of Death, Disability, or Early Retirement.  If a participant in the Plan holding a cash performance award dies or becomes disabled while employed by the Corporation, then, the participant (or the participant’s estate or the legatees or distributees of the participant’s estate, as the case may be) shall be entitled to receive on the payment date the cash payment which the participant would have earned had the participant then been an employee of the Corporation, multiplied by a fraction, the numerator of which is the number of months the participant was employed by the Corporation during the performance measurement period and the denominator of which is the number of months of the performance measurement period (treating fractional months as whole months in each case). Except as provided in paragraph 35, such payment shall be subject to satisfaction of the applicable performance targets and certification by the Committee of the attainment of such performance targets.

If the participant in the Plan is the subject of Early Retirement I or Early Retirement II (as defined in Paragraph 11) and on the date of such Early Retirement the participant holds one or more outstanding cash performance awards, the Committee, or if the Committee delegates to the Corporation’s Chief Executive Officer such authority, the Corporation’s Chief Executive Officer, shall determine in its sole discretion whether the participant is eligible to receive any payment and, if so, the amount thereof, in which event such payment shall be made on the date or dates following the date of the participant’s Early Retirement on which the Corporation pays cash performance awards for the performance measurement period relating to any such outstanding cash performance award held by such participant. Any such payment to a participant shall be subject to the satisfaction of the applicable performance targets, certification by the Committee of the satisfaction of such performance targets and determination of the amount of the payment by the Committee, and the provisions of Paragraph 42 below, and may not exceed the amount that the participant would have been entitled to receive had the participant been an employee of the Corporation on such payment date. Except as provided in this Paragraph 26, if the participant is the subject of Early Retirement I or II, all cash performance awards held by such participant shall be canceled and all of the participant’s awards thereunder shall terminate as of the effective date of such Early Retirement. If the participant in the Plan is the subject of Early Retirement III, all cash performance awards held by such participant shall be cancelled and all of the participant’s rights thereunder shall terminate as of the effective date of such Early Retirement.

27. Effect of Normal Retirement.  If, before the date of payment, the participant retires on or after age 62, the participant shall be entitled to receive on the payment date the same amount of cash which the participant would have earned had such participant been an employee of the Corporation as of such date, subject to the satisfaction of the applicable performance targets and certification by the Committee of the attainment of such performance targets and the amount of the payment.

28. Effect of Other Terminations of Employment.

(a) General Termination.  If a participant’s employment with the Corporation is terminated for any other reason, whether voluntary, involuntary, or for cause (as defined as Paragraph 13 above), other than those described in Paragraphs 26 or 27 above or in

Paragraph 28(b) below, then his or her outstanding cash performance awards shall be canceled and all of the participant’s rights under any such award shall terminate as of the effective date of the termination of such employment.

(b) Pre-Payment Termination.  If, after the end of a performance measurement period and before the date of payment of any final award, a participant’s employment is terminated, whether voluntarily or involuntarily for any reason other than for cause (as defined in Paragraph 13 above), the participant shall be entitled to receive on the payment date the cash payment which the participant would have earned had the participant continued to be an employee of the Corporation as of the payment date, subject to the satisfaction of the applicable performance targets and certification by the Committee of the attainment of such performance targets and the amount of the payment.

(c) Change in Control.  The treatment of any performance targets and each participant who is granted a cash performance award shall be subject to the terms of Paragraph 41 below.

E.  PERFORMANCE SHARE AWARDS

29. Awards and Period of Contingency.  The Committee may, concurrently with, or independently of, any other award under the Plan, in its sole discretion, grant to a participant the opportunity to receive shares of Common Stock (with or without payment or other consideration therefor), conditional upon the satisfaction of pre-established performance targets with respect to specified performance criteria as set forth in paragraphs 33-36 below (“performance shares”) during a performance period of not less than three (3) fiscal years of the Corporation, including the year in which the conditional award is made. Any such grant may set a specific number of performance shares that may be earned, or a range of performance shares that may be earned, depending on the degree of achievement of performance targets pre-established by the Committee. In no event shall the aggregate number of performance shares awarded under the Plan plus the aggregate number of shares of restricted stock awarded under the Plan exceed ten percent (10%) of the total number of shares reserved for issuance under the Plan in accordance with Paragraph 5 hereof. The maximum number of shares of Common Stock that may be paid to a single participant as payment for a performance share award for any performance period shall not exceed 600,000 shares. Performance share awards shall be paid within two and one-half months following the year in which the relevant performance period ends. The Corporation shall issue Common Stock in payment of performance share awards only if the Committee shall have certified that the applicable performance targets have been satisfied. Unless the participant shall have elected and made arrangements to pay such tax in cash, the Corporation shall be permitted to withhold from the payment of performance shares such number of shares (or any cash), to the extent permitted by law, as the Corporation shall determine to be necessary to pay any amount of federal, state, local and foreign tax that must be withheld in connection with such payment. No fractional shares of Common Stock shall be issued in payment of a performance share award. Prior to the issuance of shares of Common Stock, a participant shall not be the legal or beneficial owner of shares subject to a performance share award and shall not have any voting rights or rights to distributions with respect to such shares, provided that the Committee may specify that the participant is entitled to receive distributions that have a record date on or after the date of certification by the Committee but before the shares are issued. Grants with respect to performance shares under the Plan may not be sold, transferred, hypothecated, pledged, or otherwise disposed of by any holder except by will or by the laws of descent and distribution, or as otherwise provided herein. All rights with respect to such grants shall terminate immediately if the holder attempts to or does sell, assign, transfer, pledge, hypothecate or otherwise dispose of any such rights to any other person except as permitted herein. In the event of a stock dividend, merger, recapitalization, reorganization, or other transaction described in Paragraph 14 above, the terms and conditions of performance share awards shall be adjusted in a manner consistent with adjustments made to options granted under the Plan.

30. Effect of Death, Disability, or Early Retirement.  If a participant in the Plan holding a performance share award dies or becomes disabled while employed by the Corporation, then the participant (or the participant’s estate or the legatees or distributes of the participant’s estate, as the case may be) shall be entitled to receive on the payment date that number of shares of Common Stock which the participant would have earned had the participant then been an employee of the Corporation, multiplied by a fraction, the numerator of which is the number of months the participant was employed by the Corporation during the performance measurement period and the denominator of which is the number of months of the performance measurement period (treating fractional months as whole months in each case). Except as provided in paragraph 35, such payment shall be subject to satisfaction of the applicable performance targets and certification by the Committee of the attainment of such performance targets and the amount of payment.

If the participant in the Plan is the subject of Early Retirement I or Early Retirement II (as defined in Paragraph 11) and on the date of such Early Retirement the participant holds one or more outstanding performance share awards, the Committee, or if the Committee delegates to the Corporation’s Chief Executive Officer such authority, the Corporation’s Chief Executive Officer, shall determine in its sole discretion whether the participant shall receive any payment and, if so, the amount thereof, in which event such payment shall be made on the date or dates following the date of the participant’s Early Retirement on which the Corporation pays performance share awards for the performance measurement period relating to any such outstanding performance share award held by such participant. Any such payment to the participant shall be subject to the satisfaction of the applicable performance targets, and certification by the Committee of such satisfaction and determination by the Committee of the amount of payment, shall be subject to the provisions of Paragraph 42 below, and may not exceed the number of shares that the participant would have been entitled to receive had the participant been an employee of the Corporation on such payment date. Except as provided in this Paragraph 30, if the participant is the subject of Early Retirement I or II, all performance share awards held by such participant shall be canceled, and all of the participant’s awards thereunder shall terminate as of the effective date of such Early Retirement. If the participant in the Plan is the subject of Early Retirement III, all performance share awards held by such participant shall be cancelled and all of the participant’s rights thereunder shall terminate as of the effective date of such Early Retirement.

31. Effect of Normal Retirement.  If, before the date of payment of a performance share award, the participant retires on or after age 62, the participant shall be entitled to receive on the payment date the same number of shares which the participant would have earned had such participant then been an employee of the Corporation as of such date, subject to the satisfaction of the applicable performance targets and certification by the Committee of the attainment of such performance targets and the amount of the payment.

32. Effect of Other Terminations of Employment.

(a) General Termination.  If a participant’s employment with the Corporation is terminated for any reason, whether voluntary, involuntary, or for cause (as defined as Paragraph 13 above), other than those described in Paragraphs 30 or 31 above or in Paragraph 32(b) below, then his or her outstanding performance share awards shall be canceled and all of the participant’s rights under any such award shall terminate as of the effective date of the termination of such employment.

(b) Pre-Payment Termination.  If, after the end of a performance measurement period and before the date of payment of any final award, a participant’s employment is terminated, whether voluntarily or involuntarily for any reason other than for cause (as defined in Paragraph 13 above), the participant shall be entitled to receive on the payment date the payment which the participant would have earned had the participant continued to be an employee of the Corporation as of the payment date, subject to the satisfaction of the applicable performance targets and certification by the Committee of the attainment of such performance targets and the amount of the payment.

(c) Change in Control.  The treatment of any performance targets and each participant who is granted a performance share award shall be subject to the terms of Paragraph 41 below. In the event of a change in control, the Committee shall have the discretion to pay a performance share award by delivery to a participant of shares of Common Stock or cash equal to the fair market value on the last business day immediately prior to the change in control of the number of shares of Common Stock to which the participant is entitled, or any combination thereof.

F.  PERFORMANCE CRITERIA

33. Establishment of Performance Targets.  The Committee may, in its sole discretion, grant an award under the Plan conditional upon the satisfaction of objective pre-established performance targets based on specified performance criteria during a performance period. The performance period for cash performance awards and performance shares shall be not less than three (3) full fiscal years of the Corporation, including the year in which an award is made and may be shorter in the case of other awards but not less than one full fiscal year. Any performance targets established by the Committee shall include one or more objective formulas or standards for determining the amount of the performance award payable to a participant if the targets are satisfied in whole or in part. The performance targets may be fixed by the Committee for the Corporation as a whole or for a subsidiary, division, or business unit, depending on the Committee’s judgment as to what is appropriate, and shall be set by the Committee not later than the earlier of the 90th day after the commencement of the period of services to which the performance payment relates or by the time 25% of such period of services has elapsed, in either case, provided that the outcome of the targets is substantially uncertain at the time the targets are established. The performance targets with respect to a performance period need not be the same for all participants.

34. Performance Criteria.  Performance targets shall be based on at least one or more of the following performance criteria which the Committee deems appropriate, as they apply to the Corporation as a whole or to a subsidiary, a division, or business unit: (a) earnings before interest, taxes, depreciation and amortization, (b) cash flow, (c) earnings per share, (d) operating earnings, (e) return on equity, (f) return on investment, (g) total shareholder return or internal total shareholder return, (h) net earnings, (i) sales or revenue, (j) expense targets, (k) targets with respect to the value of common stock, (l) margins, (m) pre-tax or after-tax net income, (n) market penetration, (o) geographic goals, (p) business expansion goals, or (q) goals based on operational efficiency.

35. Approval and Certification.  Promptly after the close of a performance period, the Committee shall certify in writing if the performance targets have been met and determine the amount of awards payable to participants. The Committee shall have the discretion to approve proportional or adjusted awards under the Plan to address situations where participants join the Corporation, or transfer or are promoted within the Corporation, during a performance period, but only to the extent that such discretion would not cause an award intended to qualify as “qualified performance based compensation” to fail to so qualify. The Committee may, in its sole discretion, elect to make a payment to a disabled participant or to the participant’s estate (or to legatees or distributees, as the case may be, of the participant’s estate) in the case of death or upon a change in control as provided in Paragraph 41 below, without regard to actual attainment of the performance targets (or the Committee’s certification thereof), but only to the extent that such discretion would not cause an award intended to qualify as “qualified performance based compensation” to fail to so qualify.

36. Committee Discretion.

(a) The Committee shall have the discretion to decrease the amount payable under any award made under the Plan upon attainment of a performance target. The Committee shall also have the discretion to decrease or increase the amount payable upon attainment of the performance target to take into account the effect on an award of any unusual, non-recurring circumstance, extraordinary items or change in accounting methods, but only to the extent that such discretion would not cause an award intended to qualify as “qualified performance based compensation” to fail to so qualify.

(b) Except as provided in paragraph 36(a), (i) the Committee shall make a payment in respect of an award intended to qualify as “qualified performance-based compensation” under Section 162(m) only if the Committee shall have certified in writing that the applicable performance targets have been satisfied, and (ii) the Committee shall not increase the amount payable to a covered employee under any award intended to meet the requirements of Section 162(m) of the Code. The exercise of discretion by the Committee to decrease any award payable to a participant shall not result in an increase in the amount payable to a covered employee under any award intended to meet the requirements of Section 162(m) of the Code.

G.  GENERAL PROVISIONS

37. Legal Compliance.  It is the intent of the Corporation that the Plan comply in all respects with applicable provisions of the Exchange Act, including Section 16 and Rule 16b-3, so that any grant or award of options, SSARs, restricted stock or performance shares to, or other transaction by, a participant who is subject to the reporting requirements of Section 16(a) of the Exchange Act shall not result in short-swing profits liability under Section 16(b) (except for any transaction exempted under alternative Exchange Act rules or intended by such participant to be a non-exempt transaction). If it is the intent of the Corporation that any compensation income realized in connection with any grant or award under the Plan constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the Treasury regulations issued thereunder, the Corporation does not intend to be subject to the limitations of Section 162(m) of the Code. Accordingly, if any provision of the Plan or any agreement relating to any grant or award under the Plan does not comply with the requirements of Rule 16b-3 as then applicable to any such transaction so that such a participant would be subject to Section 16(b) liability (except for any transaction exempted under alternative Exchange Act rules or intended by such participant to be a non-exempt transaction), or if any provision of the Plan or any agreement relating to any grant or award under the Plan would limit, under Section 162(m) of the Code, the amount of compensation income that the Corporation would otherwise be entitled to deduct, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, or to eliminate such deductibility limitation, and the participant shall be deemed to have consented to such construction or amendment.

38. Withholding Taxes.  The Corporation shall make arrangements for the collection of any Federal, State, or local taxes of any kind required to be withheld with respect to any transactions effected under the Plan. The obligations of the Corporation under the Plan shall be conditional on satisfaction of such obligations and the Corporation, to the extent permitted by law, shall have the right to deduct from any payment of any kind otherwise due to or with respect to a participant, the minimum amount of such taxes as may be determined by the Corporation to be required to be withheld by law. The Corporation may, in its discretion, elect to withhold shares from delivery to a participant upon exercise or payment of an award, or require that all or a portion of such shares be sold, to satisfy the Corporation’s withholding obligations under the Plan. A participant shall be solely responsible for any tax or other amounts payable with respect to amounts included in participant’s income under Section 409A of the Code in respect of awards received under the Plan, including penalties or interest.

39. Effect of Recapitalization or Reorganization.  The obligations of the Corporation with respect to any grant or award under the Plan shall be binding upon the Corporation, its successors or assigns, including any successor or resulting company either in liquidation or merger of the Corporation into another company owning all the outstanding voting stock of the Corporation or in any other transaction whether by merger, consolidation or otherwise under which such succeeding or resulting company acquires all or substantially all the assets of the Corporation and assumes all or substantially all its obligations, unless options or SSARs are terminated in accordance with Paragraph 14.

40. Employment Rights and Obligations.  Neither the making of any grant or award under the Plan, nor the provisions related to a change in control of the Corporation (as defined below) or a Person (as defined below) seeking to effect a change in control of the Corporation, shall alter or otherwise affect the rights of the Corporation to change any and all the terms and conditions of employment of any participant including, but not limited to, the right to terminate such participant’s employment.

41. Change in Control.  Each participant, upon acceptance of a grant or award under the Plan, and as a condition to such grant or award, shall be deemed to have agreed that, in the event any Person begins a tender or exchange offer, circulates a proxy to shareholders, or takes other steps seeking to effect a change in control of the Corporation (as defined below), such participant will not voluntarily terminate his or her employment with the Corporation or with a direct or indirect subsidiary of the Corporation, as the case may be, and, unless terminated by the Corporation or such subsidiary, will continue to render services to the Corporation or such subsidiary until such Person has abandoned, terminated or succeeded in such efforts to effect a change in control.

(a) In the event of a change in control,

(i) all options and SSARs to purchase or acquire shares of common stock of the Corporation shall immediately vest and become exercisable in accordance with the terms of the appropriate stock option or SSAR agreement;

(ii) all outstanding restrictions, including any performance targets, with respect to any restricted stock shall immediately expire and be deemed to have been satisfied;

(iii) with respect to cash performance award and performance share awards:

(A) all cash performance awards and performance share awards outstanding shall immediately vest and become immediately due and payable;

(B) the performance measurement period of all cash performance awards and performance share awards outstanding shall terminate on the last day of the month prior to the month in which the change in control occurs;

(C) the participant shall be entitled to a cash or stock payment the amount of which shall be determined in accordance with the terms and conditions of the Plan and the appropriate cash performance award agreement and performance share award agreement, which amount shall be multiplied by a fraction, the numerator of which is the number of months in the performance measurement period which has passed prior to the change in control (as determined in accordance with clause (iii)(B) above) and the denominator of which is the total number of months in the original performance measurement period; and

(D) the Continuing Directors (as defined in Article Fourteenth of the Corporation’s Certificate of Incorporation) shall promptly determine whether the participant is entitled to any performance award or performance share award, and any performance award payable shall be paid to the participant promptly but in no event more than five (5) days after a change in control;

(iv) the Continuing Directors shall have the sole and complete authority and discretion to decide any questions concerning the application, interpretation or scope of any of the terms and conditions of any grant, award or participation under the Plan, and their decisions shall be binding and conclusive upon all interested parties; and

(v) other than as set forth above, the terms and conditions of all grants and awards shall remain unchanged.

(b) A “change in control” shall be deemed to have taken place upon the occurrence of any of the following events (capitalized terms are defined below):

(i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from the Corporation or its Affiliates) representing 20% or more of either the then outstanding shares of common stock of the Corporation or the combined voting power of the Corporation’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below; or

(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on January 1, 2006, constituted the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Corporation) whose appointment or election by the Board or nomination for election by the Corporation’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors in office at the time of such approval or recommendation who either were directors on January 1, 2006 or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii) there is consummated a merger or consolidation of the Corporation or any direct or indirect subsidiary of the Corporation with any other corporation, other than (A) any such merger or consolidation after the consummation of which the voting securities of the Corporation outstanding immediately prior to such merger or consolidation continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the voting securities of the Corporation or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) any such merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Corporation or its Affiliates) representing 20% or more of either the then outstanding shares of common stock of the Corporation or the combined voting power of the Corporation’s then outstanding securities; or

(iv) the shareholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets, other than a sale or disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Corporation in substantially the same proportions as their ownership of the Corporation immediately prior to such transaction or series of transactions.

(v) Notwithstanding the foregoing, with respect to a cash performance award, performance share award, or any other award that is determined to be deferred compensation subject to the requirements of Section 409A of the Code, the Corporation will not be deemed to have undergone a change in control for the purposes of this Plan and with respect to any and all clauses of this Paragraph 41, unless the Corporation is deemed to have undergone a change in the ownership or effective control of the

Corporation or in the ownership of a substantial portion of the assets of the Corporation (as such terms are defined in Section 409A of the Code and the Treasury regulations issued thereunder).

(c) For purposes of this Paragraph 41, the following terms shall have the meanings indicated:

(i) “Affiliate” shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act.

(ii) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act, except that a Person shall not be deemed to be the Beneficial Owner of any securities which are properly filed on a Form 13-F.

(iii) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(iv) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Corporation or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation.

42. Non-compete.

(a) Any Early Retirement taken by any participant and the benefits thereof, as contemplated in Paragraphs 11, 21, 26 and 30, unless such benefits are waived in writing by the participant, shall be subject to the provisions of this Paragraph 42. Any participant who is the beneficiary of any such Early Retirement shall be deemed to have expressly agreed not to compete with the Corporation or any subsidiary of the Corporation at which such participant was employed at any time in the three (3) years immediately prior to termination of employment, as the case may be, in the geographic area in which the Corporation or such subsidiary actively carried on business at the end of the participant’s employment there, for the period with respect to which such Early Retirement affords the participant enhanced benefits, which period shall be, (a) with respect to stock options or SSARs, the additional period allowed the participant for the vesting and exercise of options or SSARs outstanding at termination of employment, (b) with respect to restricted stock, the period remaining after the participant’s termination of employment until the end of the original restriction period for such restricted stock, and (c) with respect to cash performance awards and performance shares granted under the Plan, the period until the payment date following the end of the last applicable performance period.

(b) In the event that a participant shall fail to comply with the provisions of this Paragraph 42, the Early Retirement shall be automatically rescinded and the participant shall forfeit the enhanced benefits referred to above and shall return to the Corporation the economic value theretofore realized by reason of such benefits as determined by the Committee. If the provisions of this Paragraph 42 or the corresponding provisions of a stock option, SSAR, restricted stock award, cash performance award agreement, or performance share award shall be unenforceable as to any participant, the Committee may rescind the benefits of any such Early Retirement with respect to such participant.

(c) If any provision of this Paragraph 42, or the corresponding provisions of a stock option, SSAR, restricted stock award, cash performance award agreement, or performance share award is determined by a court to be unenforceable because of its scope in terms of geographic area or duration in time or otherwise, the Corporation and the participant agree that the court making such determination is specifically authorized to reduce the duration and/or geographical area and/or other scope of such provision and, in its reduced form, such provision shall then be enforceable; and in every case the remainder of this Paragraph 42, or the corresponding provisions of a stock option, SSAR, restricted stock award, cash performance award agreement, or performance share award shall not be affected thereby and shall remain valid and enforceable, as if such affected provision were not contained herein or therein.

43. Interpretation.  The Committee shall have the sole and complete authority and discretion to decide any questions concerning the application, interpretation or scope of any of the terms and conditions of the Plan, stock option, SSAR, restricted stock award, cash performance award agreement, or performance share award entered into pursuant to the Plan, and its decisions shall be binding and conclusive upon all interested parties. Reference to any statute or regulation in the Plan shall mean such statute or regulation in effect from time to time and shall include any successor statute or regulation. For purposes of the Plan, the term “disability” or “disabled” shall have the meaning contained in Section 409A(a)(2) of the Code and the regulations promulgated thereunder. The Corporation reserves the right to make incentive or equity awards to Participants under other plans maintained by the Company or otherwise as determined by the Company in its sole discretion, which other plans or arrangements need not be intended to meet the requirements of Section 162(m) of the Code.

44. Amendment.  Except as expressly provided in the next sentence, the Board of Directors may amend the Plan in any manner it deems necessary or appropriate (including any of the terms, conditions or definitions contained herein), or terminate the Plan at any time prior to January 31, 2015; provided, however, that any such termination will not affect the validity of any grants or awards previously made under the Plan, as the case may be. Without the approval of the Corporation’s shareholders, the Board of Directors cannot: (a) increase the maximum number of shares covered by the Plan or change the class of employees eligible to receive any grants or awards; (b) reduce the exercise price of any option or base price of a SSAR below the fair market value of the Common Stock on the date of the option or SSAR grant; (c) extend beyond 120 months from the date of the grant the period within which an option or SSAR may be exercised; or (d) make any other amendment to the Plan that would constitute a modification, revision or amendment requiring shareholder approval pursuant to any applicable law or regulation or rule of the Exchange.

45. Effective Date and Termination Date of Plan.  The Plan became effective on February 1, 2005, and will terminate on January 31, 2015, provided that no ISOs shall be granted under the Plan after February 11, 2014. No non-qualified stock options, SSARs, restricted stock, cash performance awards, or performance share awards shall be granted after January 31, 2015. The amendments to the Plan adopted November 3, 2005 and February 2, 2006 became effective January 1, 2006. The Plan was further amended effective January 1, 2009 to comply with the provisions of Sections 409A and 162(m) of the Code and applicable guidance issued by the Treasury Department and the Internal Revenue Service. The Plan is further amended effective January 1, 2009, subject to approval by the shareholders at the May 7, 2009 shareholders meeting.

46. Foreign Jurisdictions.  The Committee may adopt, amend, and terminate such arrangements, not inconsistent with the intent of the Plan, as it may deem necessary or desirable to make available tax or other benefits of the laws of foreign jurisdictions to participants who are subject to such laws.

47. Governing Law.  The Plan and all grants, options, SSARs, awards and payments made hereunder shall be governed by and interpreted in accordance with the laws of the State of New York.

48. Special Rules for Specified Employees.  Notwithstanding any provision of the Plan to the contrary, upon the participant’s termination of employment for any reason other than death, if the Corporation determines that the participant is a “specified employee” (as determined by the Board or by such committee or other body as the Board shall delegate) and that an award constitutes

“nonqualified deferred compensation” within the meaning of Section 409A, any payment of such award due within the six-month period after the participant’s termination of employment shall be made at the beginning of the seventh month following the date of termination of employment. The provisions of this Paragraph 48 shall only apply if required to comply with Section 409A of the Code. For the period from January 1, 2005 to December 31, 2008, the Plan was administered in good faith compliance with Section 409A of the Code and applicable guidelines issued by the Treasury Department and the Internal Revenue Service.

Appendix B

DOVER CORPORATION
EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN
(Amended and Restated as of January 1, 2009)

1. Purpose. The purposes of the Dover Corporation Executive Officer Annual Incentive Plan (the “Plan”) are to provide annual incentive compensation to designated executive officers of Dover Corporation (the “Company”) based on the achievement of established performance targets, to encourage such executive officers to remain in the employ of the Company, to assist the Company in attracting and motivating new executive officers and to qualify the incentive payments awarded under the Plan (the “Awards”) as qualified “performance-based compensation” so that payments under the Plan shall be deductible in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Eligibility. The Compensation Committee of the Board of Directors of the Company (the “Committee”) shall each year determine the Executive Officers of the Company eligible to participate in the Plan (the “Participants”). For purposes hereof, “Executive Officers” shall mean the Chief Executive Officer and the Chief Operating Officer of the Company, each executive of the Company or an Affiliate who reports directly to the Chief Executive Officer or the Chief Operating Officer of the Company, and any other executive of the Company or an Affiliate as may be selected by the Committee or who is an “executive officer” of the Company within the meaning of Rule 3b-7 under the Securities Exchange Act of 1934. As used herein, “Affiliate” shall mean each corporation that is a member of the Company’s affiliated group, within the meaning of Section 1504 of the Code (without regard to Section 1504(b) of the Code) other than any subsidiary of the Company that is itself a publicly held corporation as such term is defined in Section 162(m) of the Code and the Treasury regulations issued thereunder and any subsidiaries of such publicly held corporation subsidiary.

3. Performance Periods. Each performance period for purposes of the Plan shall have a duration of one calendar year, commencing January 1 and ending the next December 31 (“Performance Period”).

4. Administration. The Committee shall have the full power and authority to administer and interpret the Plan and to establish rules for its administration including, without limitation, correcting any defect, supplying any omission or reconciling any inconsistency in this Plan in the manner and to the extent it shall deem necessary to carry this Plan into effect. Unless otherwise specified by the Committee at the time of grant, all Awards are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code (“Qualified Performance Awards”). The Committee retains the discretion to grant Awards that are not intended to qualify as Qualified Performance Awards, to determine the terms and conditions of such Awards and adjust or prorate such Awards. All decisions of the Committee on any question concerning the selection of Participants and the interpretation and administration of the Plan shall be final, conclusive, and binding upon all parties.

5. Performance Targets. On or before the 90th day of each Performance Period (provided that the outcome is substantially uncertain at the time the Committee establishes the targets), the Committee shall establish in writing one or more performance targets (“Performance Targets”) for the Performance Period. The Performance Targets shall in all instances be determined on the basis of the one or more of the following performance criteria as they apply to the Company as a whole or to a subsidiary, a division, or business unit: (a) earnings before interest, taxes, depreciation and amortization, (b) cash flow, (c) earnings per share, (d) operating earnings, (e) return on equity, (f) return on investment, (g) total shareholder return or internal total shareholder return, (h) net earnings, (i) sales or revenue, (j) expense targets, (k) targets with respect to the value of common stock, (l) margins, (m) pre-tax or after-tax net income, (n) market penetration, (o) geographic goals, (p) business expansion goals, or (q) goals based on operational efficiency.

6. Incentive Payout Calculation. As soon as practicable after the end of each Performance Period, the Committee shall make a determination in writing with regard to the attainment of the Company’s Performance Targets specified pursuant to Section 5 for such Performance Period and shall calculate the possible payout of incentive awards for each Participant.

7. Reduction Of Calculated Payouts. The Committee shall have the power and authority to reduce or eliminate for any reason the payout calculated pursuant to Section 6 that would otherwise be payable to a Participant based on the established target Award and payout schedule, provided, however, that the exercise of discretion to reduce or eliminate the payout to one Participant may not result in an increase in the amount payable to another Participant.

8. Payouts. Qualified Performance Awards shall not be paid before the Committee certifies in writing that the Performance Targets specified pursuant to Section 5 have been satisfied. No portion of a Qualified Performance Award may be paid if the Performance Targets have not been satisfied. Notwithstanding the forgoing, the Committee may, in its sole and absolute discretion, permit the payment of Qualified Performance Awards with respect to a Performance Period in the case of death or disability of the Participant or a change in ownership or control of the Company (within the meaning of Section 280G of the Code) during such Performance Period without regard to actual achievement of the Performance Targets and whether or not payment of such Awards would be deductible under Section 162(m) of the Code but only if such payment would not cause Awards made under the Plan to fail to be qualified performance-based compensation under Section 162(m) of the Code and Treasury regulations issued thereunder. The Committee may, in its sole and absolute discretion, permit the payment of Awards which are not Qualified Performance Awards without regard to actual achievement of the Performance Targets. In no event shall the payout under the Plan to any Participant for any Performance Period exceed $5 million. Payment of the Award determined in accordance with the Plan for each Performance Period shall be made to a Participant in cash within two and one-half (2 1/2) months following the Performance Period.

9. Miscellaneous Provisions.

(a) The Board of Directors of the Company shall have the right to suspend or terminate the Plan at any time and may amend or modify the Plan with respect to future Performance Periods prior to the beginning of any Performance Period, provided that no such amendment or modification which is expected to materially increase benefits payable to Participants under the Plan who are “covered employees” within the meaning of Section 162(m) of the Code (“Covered Employees”) shall be made unless such measures as the Committee deems necessary for the increased benefit to be deductible as qualified performance-based compensation pursuant to Section 162(m) of the Code have been taken.

(b) Nothing contained in the Plan or any agreement related hereto shall affect or be construed as affecting the terms of the employment of any Participant except as specifically provided herein or therein. Nothing contained in the Plan or any agreement related hereto shall impose or be construed as imposing any obligation on (i) the Company or any Affiliate to continue the employment of any Participant or (ii) any Participant to remain in the employ of the Company or any Affiliate. The Company reserves the right to make bonus or other incentive awards to Participants under other plans maintained by the Company or otherwise as determined by the Company in its sole discretion, which other plans or arrangements need not be intended to meet the requirements of Section 162(m) of the Code.

(c) No person shall have any claim to be granted an Award under the Plan and there is no obligation of uniformity of treatment of eligible employees under the Plan. Awards under the Plan may not be assigned or alienated.

(d) The Company or Affiliate, as applicable, shall have the right to deduct from any Award to be paid under the Plan any federal, state or local taxes required by law to be withheld with respect to such payment.

(e) If any provision of the Plan or an Award would cause the Awards granted to a Covered Employee not to be qualified “performance-based compensation” under Section 162(m) of the Code, that provision, insofar as it pertains to such Covered Employee, shall be severed from, and shall be deemed not to be a part of, the Plan or an Award, but the other provisions hereof shall remain in full force and effect.

(f) It is intended that the Awards granted under the Plan shall be exempt from, or in compliance with, Section 409A of the Code. In the event any of the Awards issued under the Plan are subject to Section 409A of the Code, it is intended that no payment or entitlement pursuant to this Plan will give rise to any adverse tax consequences to a Participant under Section 409A of the Code. The Plan shall be interpreted to that end and, consistent with that objective and notwithstanding any provision herein to the contrary, the Company may unilaterally take any action it deems necessary or desirable to amend any provision herein to avoid the application of, or excise tax under, Section 409A of the Code provided that such action is consistent with the requirements of Section 162(m) of the Code. Neither the Company nor its current or former employees, officers, directors, representatives or agents shall have any liability to any current or former Participant with respect to any accelerated taxation, additional taxes, penalties, or interest for which any current or former Participant may become liable in the event that any amounts payable under the Plan are determined to violate Section 409A.

(g) Notwithstanding anything herein to the contrary, to the extent required by Section 409A of the Code and Treasury regulations, upon a termination of employment (other than as a result of death) of a person determined by the Board of Directors of the Company (or a committee of the Board of Directors as such body shall delegate) to be a “specified employee” (within the meaning of Section 409A of the Code), distributions determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code shall be delayed until six months after such termination of employment if such termination constitutes a “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code and the Treasury regulations issued thereunder) and such distribution shall be made at the beginning of the seventh month following the date of the specified employee’s termination of employment.

10. Adoption. The Plan initially became effective as of January 1, 1998 subject to approval by the shareholders of the Company which was obtained on April 28, 1998. The Plan was subsequently re-approved by the Company shareholders on April 2, 2003 and May 1, 2008, and was amended and restated in its entirety effective January 1, 2009 to comply with the provisions of Sections 409A and 162(m) of the Code and applicable guidance issued by the Treasury Department and the Internal Revenue Service. For the period from January 1, 2005 to December 31, 2008, the Plan was administered in good faith compliance with Section 409A of the Code and applicable guidance issued by the Treasury Department and the Internal Revenue Service. The Plan is hereby further amended and restated in its entirety effective January 1, 2009, subject to approval by the shareholders at the May 7, 2009 shareholders meeting.

DOVER CORPORATION 280 PARK AVENUE, 34W NEW YORK, NY 10017 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ACCESS YOUR ACCOUNT ONLINE You may access your Dover Corporation Shareholder account online via Investor ServiceDirect® at http:/ /www.bnymellon.com/shareowner/isd. For technical assistance, please call Dover’s transfer agent, BNY Mellon Shareowner Services, at 1-877-978-7778 between 9am — 7pm Monday — Friday Eastern Time. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: DOVEC1KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.DETACH AND RETURN THIS PORTION ONLY DOVER CORPORATION The Board of Directors recommends a vote FOR each director under Item 1. 1.Election of DirectorsFor Against Abstain Nominees: 1a. D. H. Benson0 0 0 1b. R. W. Cremin0 0 0 The Board of Directors recommends a vote FOR Items 2 and 3. For Against Abstain 2.To approve amendments to the 2005 Equity and Cash 1c. T. J. Derosa0 0 0Incentive Plan.0 0 0 3.To approve amendments to the Executive Officer Annual 1d. J-P. M. Ergas0 0 00 0 0 Incentive Plan. 1e. P. T. Francis0 0 0 The Board of Directors recommends a vote AGAINST Item 4. For Against Abstain 4.To act upon a shareholder proposal regarding a climate 1f. K. C. Graham0 0 0change report.0 0 0 1g. J. L. Koley0 0 0 The Board of Directors recommends a vote FOR Item 5.For Against Abstain 5.To ratify the appointment of PricewaterhouseCoopers LLP 1h. R. A. Livingston0 0 0as the independent registered public accounting firm of 0 0 0 Dover Corporation for 2009. 1i. R. K. Lochridge0 0 0 1j. B. G. Rethore0 0 0 1k. M. B. Stubbs0 0 0 1l. M. A. Winston0 0 0 Please sign exactly as your name or names appear above. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title. Signature [PLEASE SIGN WITHIN BOX]DateSignature (Joint Owners)Date

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. Internet and telephone voting are available through 11:59 PM Eastern Time the day before the annual meeting date. Your Internet or telephone vote authorizes the named proxies to vote these shares in the same manner as if you marked, signed and returned your proxy card. INTERNETTELEPHONE http://www.proxyvote.com/dovOR1-800-690-6903 Use the Internet to vote your proxy.Use any touch-tone telephone to Have your proxy card in hand whenvote your proxy. Have your proxy you access the website.card in hand when you call. If you vote your proxy by Internet or telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com. FOLD AND DETACH HERE DOVEC2 PROXYPROXYPROXY DOVER CORPORATION PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING, MAY 7, 2009. The undersigned hereby appoints Robert A. Livingston, Robert G. Kuhbach, Joseph W. Schmidt and Ivonne M. Cabrera, and each of them, as the undersigned’s proxy or proxies, each with full power of substitution, to vote all shares of Common Stock of Dover Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held in Palm Desert, California, on May 7, 2009 at 1:00 P.M., local time, and any adjournments thereof, as fully as the undersigned could if personally present, upon the proposals set forth on the reverse side hereof, revoking any proxy or proxies heretofore given. For participants in the Company’s Retirement Savings Plan, this proxy will govern the voting of stock held for the account of the undersigned in the Plan. IMPORTANT—You have the option of voting these shares by returning the enclosed proxy card, voting via Internet or by using a toll-free telephone number above and on the reverse side. On the reverse side of this proxy card are instructions on how to vote via the Internet or by telephone. If you vote by either of these methods, your vote will be recorded as if you mailed in your proxy card. If you vote by returning this proxy card, you must sign and date this proxy on the reverse side. THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE, BUT IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE, FOR PROPOSALS 2 AND 3, AGAINST PROPOSAL 4, AND FOR PROPOSAL 5. (CONTINUED, AND TO BE MARKED, DATED AND SIGNED ON THE REVERSE SIDE.)